Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
GREAT WESTERN OIL & GAS COMPANY, LLC,
GWP HOLDING CORP 1,
ACT OIL COLORADO, LLC,
EP SYNERGY INVESTMENTS, INC.,
EIG DUNEDIN EQUITY AGGREGATOR, L.P.,
AND
TPG ENERGY SOLUTIONS GREEN, L.P.,
AS SELLERS,
THE ENTITY DESIGNATED PURSUANT TO SECTION 13.18,
AS SELLER REPRESENTATIVE
AND
PDC ENERGY, INC.,
AS PURCHASER,
AND
SOLELY FOR THE LIMITED PURPOSE OF SECTION 9.2(b)(i) AND SECTION 6.2(b),
GREAT WESTERN PETROLEUM, LLC
DATED AS OF FEBRUARY 26, 2022

i

Section 13.14 Time of Essence	83
Section 13.15 Severability	83
Section 13.16 Specific Performance	83
Section 13.17 Relationship of the Parties	83
Section 13.18 Designation of Seller Representative	84
Section 13.19 Authority and Rights of the Seller Representative; Limitations on Liability	84

v

APPENDICES:

Appendix A	Definitions
EXHIBITS:

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Closing Escrow Agreement
Exhibit D	Form of Restructuring Agreement

SCHEDULES:

Schedule I	Ownership of Company Interests
Schedule 1.1(a)	Real Property Interests
Schedule 1.1(b)	Wells
Schedule 1.1(c)	Surface Contracts
Schedule 1.1(d)	Specified Wells
Schedule 1.1(e)	Working Capital Adjustment
Schedule 3.1	Seller Knowledge Individuals
Schedule 4.1	Company Knowledge Individuals
Schedule 4.3(a)	Company Group Interests
Schedule 4.3(b)	Issued Company Group Interests
Schedule 4.4	No Conflicts
Schedule 4.7(a)	Pending Litigation
Schedule 4.8	Taxes
Schedule 4.10(a)	Material Contracts
Schedule 4.11	Capital Commitment
Schedule 4.12(a)	Non-Consent Operations
Schedule 4.12(b)	Payout Balances
Schedule 4.16	Environmental Matters
Schedule 4.17	Suspense Funds
Schedule 4.19	Subsidiaries; Investments
Schedule 4.20	Bank Accounts
Schedule 4.21(a)	Certain Surface Contracts
Schedule 4.24(b)	Shut-In Payment
Schedule 4.28	Benefit Plans
Schedule 4.32	Bonds
Schedule 4.36	Distributions
Schedule 4.37	Insurance
Schedule 4.38	Hedging Transactions
Schedule 5.1	Purchaser Knowledge Individuals
Schedule 6.4	Operation of Business
Schedule 6.9	Terminated Related Party Contracts
Schedule 6.10	Conduct of Purchaser
Schedule 6.17	Transition Services

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of February 26, 2022 (the “Execution Date”), by and among (i) Great Western Oil & Gas Company, LLC, a Colorado limited liability company (“GWOG”), GWP Holding Corp 1, a Colorado corporation (“GWPH”), ActOil Colorado, LLC, a Delaware limited liability company (“ActOil”), EP Synergy Investments, Inc., a Delaware corporation (“EPSO”), EIG Dunedin Equity Aggregator, L.P., a Delaware limited partnership (“EIG”), and TPG Energy Solutions Green, L.P., a Delaware limited partnership (“TPG” and collectively with the foregoing entities, “Sellers” and each, a “Seller”), (ii) the entity designated as Seller Representative pursuant to Section 13.18 (the “Seller Representative”), (iii) PDC Energy, Inc., a Delaware corporation (“Purchaser”), and (iv) solely for the limited purpose of Section 9.2(b)(i) and Section 6.2(b), Great Western Petroleum, LLC, a Delaware limited liability company (the “Company”). Sellers, Seller Representative, Purchaser, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”
RECITALS:
WHEREAS, Sellers collectively own 100% of the issued and outstanding Interests of the Company (all of such Interests, the “Company Interests”); and
WHEREAS, the Parties desire that, at the Closing, Sellers shall sell and transfer to Purchaser, and Purchaser shall purchase from Sellers, the Company Interests, upon the terms, and subject to the conditions, set forth herein.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
Section 1.1Defined Terms. In addition to the terms defined in the Preamble and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined, and its other grammatical forms have corresponding meanings.
Section 1.2References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. All references to “$” shall be deemed references to U.S. Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution

Date, and, as applicable, as consistently applied in the oil and gas industry. Unless the context requires otherwise, the word “or” is not exclusive. As used herein, the word (a) “day” means calendar day; (b) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (c) “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause, or other subdivision unless expressly so limited; (d) “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection, and clause hereof in which such words occur; and (e) “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits, and Schedules referred to herein are attached to this Agreement and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or as hereafter amended. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. References to a specific time shall refer to prevailing Mountain Time, unless otherwise indicated. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day. Except as otherwise specifically provided in this Agreement, any agreement, instrument, or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified prior to the Execution Date.
ARTICLE 2
PURCHASE AND SALE
Section 2.1Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, Sellers agree to sell, transfer, and convey the Company Interests to Purchaser, free and clear of any Encumbrances (other than restrictions on transfer that may be imposed by state or federal securities Laws or the Organizational Documents of the Company), and Purchaser agrees to purchase, accept, and pay for the Company Interests.
Section 2.2Purchase Price. The total consideration to be paid by Purchaser for the Company Interests shall be composed of (i) cash in the amount of Five Hundred Forty-Two Million Five Hundred Thousand Dollars ($542,500,000) (the “Cash Purchase Price”) and (ii) 4,007,018 shares of Purchaser Common Stock (such shares of Purchaser Common Stock, the “Stock Purchase Price” and, together with the Cash Purchase Price, the “Unadjusted Purchase Price”), as adjusted pursuant to this Article 2 (as so adjusted, the “Adjusted Purchase Price”). Notwithstanding the foregoing, if, at any time on or after the date hereof and prior to the Closing, (x) Purchaser makes (or any record date occurs with respect thereto) (A) any Purchaser dividend or distribution on the Purchaser Common Stock that is paid in Purchaser Common Stock (for the avoidance of doubt, such dividends and distributions shall not include dividends payable in cash), (B) subdivision or split of any Purchaser Common Stock, (C) combination or reclassification of Purchaser Common Stock into a smaller number of shares of Purchaser Common Stock or (D) issuance of any securities by reclassification of Purchaser Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Purchaser is the surviving person) or (y) any merger, consolidation, combination, or other transaction is consummated pursuant to which Purchaser Common Stock is converted to cash or other securities, then the number of shares of Purchaser Common Stock to be issued to Sellers (and/or, if applicable, to Seller Designees) as the Stock Purchase Price pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (x)(D) and (y) to provide for the receipt by any Seller, in lieu of any Purchaser Common Stock, the same number or amount of cash and/or securities as is received in exchange for each share of Purchaser Common Stock in connection with any such transaction described in clauses (x)(D) and (y) hereof. An adjustment made pursuant to the foregoing sentence shall become effective immediately after the record date in the case of a dividend (but shall be disregarded if the payment date of such dividend does not occur) and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reclassification or other transaction.
Section 2.3Deposit. Within one Business Day after the Execution Date, Purchaser shall deposit $50,000,000 in cash by wire transfer of immediately available funds (such deposited amount, together with any interest and earnings thereon, the “Deposit”) with the Escrow Agent into an escrow account (the “Deposit Escrow Account”) established pursuant to the terms and conditions of the Indemnity Escrow Agreement. In the event that the Closing occurs, then, on the Closing Date, an amount equal to the Escrow Funds shall be automatically retained in the Indemnity Holdback Escrow Account. If this Agreement is terminated in accordance with Section 9.1, then the Deposit shall be disbursed as provided in Section 9.2(b) and Section 9.2(c).
Section 2.4Adjustments to Cash Purchase Price. The Cash Purchase Price shall be increased or decreased by the following amounts (as so adjusted, the “Adjusted Cash Purchase Price”):
(a)decreased by the Agreed Title Adjustment;
(b)decreased by the Agreed Environmental Adjustment;
(c)decreased after Closing, if applicable, based on the result of any Defect Dispute under Section 12.11;
(d)decreased by the Company Transaction Expenses;
(e)decreased by the Working Capital Shortfall; and
(f)increased by the Working Capital Surplus.
Section 2.5Withholding. The Parties and their Affiliates shall be entitled to deduct and withhold from any consideration or other amounts otherwise payable or deliverable pursuant to the terms of this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or pursuant to any other applicable Law (and, for the avoidance of doubt, to the extent deduction and withholding is required in respect of the delivery of any Purchaser Common Stock pursuant to this Agreement, a portion of the Purchaser Common Stock otherwise deliverable hereunder may be withheld). If the applicable withholding agent intends to withhold from any amounts payable to Sellers or any of their Affiliates (other than with respect to any withholding relating to a failure by Sellers to deliver to Purchaser, at or prior to the Closing, the deliverable contemplated in Section 8.2(b)), the applicable withholding agent shall use commercially reasonable efforts to provide at least five (5) days prior written notice of such withholding to the Person on whose behalf such deduction or withholding is to be made and to reasonably cooperate to reduce or eliminate such withholding to the extent permissible under applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority within the time frame that is required under applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding, and, if a portion of the Purchaser Common Stock otherwise deliverable to a Person is withheld hereunder, the relevant withholding party shall be treated as having sold such Purchaser Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding (which fair market value shall be deemed to be the closing price of shares of Purchaser Common Stock on the Nasdaq on the Closing Date) and having paid such cash proceeds to the appropriate Governmental Authority.
Section 2.6Tax Treatment. For U.S. federal and applicable state income tax purposes, the Parties intend the acquisition of the Company Interests to be treated in a manner consistent with the principles set forth in Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), (i) by Sellers, as a taxable sale of their Company Interests in exchange for the Adjusted Purchase Price, and (ii) by Purchaser, as a purchase of all of the assets of the Company for the Adjusted Purchase Price. Purchaser and Sellers agree that they will treat the Company as having “terminated” as a partnership under Section 708 of the Code, and its taxable year as having ended, as of the end of the Closing Date for U.S. federal income tax purposes (and for purposes of any state or local Taxes that follow the U.S. federal income tax treatment). Purchaser and Sellers shall, and shall cause their respective Affiliates to, report consistently with the foregoing for all Tax purposes unless otherwise required by applicable Law.
Section 2.7Closing Payment and Post-Closing Cash Purchase Price Adjustments.
(a)Not later than ten (10) Business Days prior to the Target Closing Date, the Seller Representative shall prepare in good faith and deliver to Purchaser, using and based upon the best information available to the Seller Representative, a preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth the Seller Representative’s good faith estimate of the Adjusted Cash Purchase Price (except with respect to those adjustments described in Section 2.4(c)) based on (i) the Agreed Title Adjustment, (ii) the Agreed Environmental Adjustment, (iii) the Company Transaction Expenses, (iv) the Working Capital Shortfall, and (v) the Working Capital Surplus. The estimate delivered in accordance with this Section 2.7(a), (1) minus the Escrow Funds, (2) minus any amounts comprising the Defect Escrow and (3) minus any amounts comprising the Specified Permit Reduction, shall constitute the cash amount to be payable by Purchaser to the Sellers at the Closing (the “Closing Payment”). At the Closing, Purchaser and Seller Representative shall deliver an executed joint written instruction to the Escrow Agent to transfer (i) an amount equal to Fifty Million Dollars ($50,000,000) (such amount, together with any interest and earnings thereon, the “Escrow Funds”) from the Deposit to fund the Indemnity Holdback Escrow Account and (ii) any excess funds from the Deposit to Purchaser. The Parties shall attempt in good faith to agree upon the Preliminary Settlement Statement; provided, however, in the event of a disagreement between the Parties, the Seller Representative’s good faith estimate that is otherwise consistent with the terms of this

Agreement shall control for purposes of determining the Closing Payment.
(b)As soon as reasonably practicable after the Closing but no earlier than the later of (y) 60 days after Closing and (z) the date upon which the final matter in dispute under Section 12.11 is determined in accordance with the provisions of such Section and not later than the later of (i) the ninetieth (90th) day following the Closing Date, and (ii) ten (10) Business Days after the date the final matter in dispute under Section 12.11 is determined in accordance with the provisions of such Section, the Seller Representative shall prepare and deliver to Purchaser a draft statement (the “Final Settlement Statement”) setting forth the final calculation of the Adjusted Cash Purchase Price and showing the calculation of each adjustment to the Unadjusted Purchase Price under Section 2.4 based on the most recent actual figures for each adjustment.
(c)Within ten (10) Business Days after the Parties’ agreement as to the final determination of the Adjusted Cash Purchase Price, then, (A) Purchaser shall pay to Sellers the amount by which the Adjusted Cash Purchase Price (1) minus the Escrow Funds, (2) minus any amounts comprising the Defect Escrow and (3) minus any amounts comprising the Specified Permit Reduction (the “Adjusted Closing Payment”) exceeds the Closing Payment, or (B) Sellers, in accordance with their Pro Rata Share, shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Closing Payment, as applicable.
(d)At least three (3) Business Days prior to the Closing Date, the Seller Representative shall deliver to Purchaser a written schedule (the “Allocation Schedule”), calculated in accordance with that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 22, 2021, setting forth each Seller’s Pro Rata Share of the amounts payable to Purchaser under Section 2.7(c)(B) under this Agreement. If the Seller Representative fails to deliver the Allocation Schedule by such date, then Purchaser shall pay any amounts payable by Purchaser under Section 2.7(c)(B) to Seller Representative, and each Seller HEREBY WAIVES any Damages it may have against Purchaser or any other member of the Purchaser Group as a result of such Seller’s failure to receive any such amounts. All payments made or to be made hereunder to any Seller or Purchaser shall be by electronic transfer or immediately available funds to a bank and account for (A) such Seller, specified by the Seller Representative in the Allocation Schedule or (B) Purchaser, as specified in writing to the Seller Representative prior to the Closing Date.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS
Subject to the disclaimers and waivers contained herein, and the other terms and conditions of this Agreement, each Seller, on a several and not joint basis, represents and warrants, solely as to itself and not as to any other Seller, to Purchaser as of the Execution Date and at Closing (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only) the matters set out in this Article 3:

Section 3.1Generally. Any representation or warranty qualified by the “knowledge of such Seller” or “to such Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the Knowledge of the individuals designated on Schedule 3.1 for each Seller.
Section 3.2Title. Such Seller is the direct owner, holder of record and beneficial owner of the Company Interests set forth opposite such Seller’s name on Schedule I, free and clear of all Encumbrances, restrictions on transfer or other encumbrances other than those Encumbrances, restrictions or other encumbrances arising pursuant to or described in this Agreement, the Organizational Documents of the Company or applicable securities Laws. Without limiting the generality of the foregoing, the Company Interests owned by such Seller are not subject to any voting trust, member agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Company Interests, other than the Organizational Documents of the Company. At the Closing, the delivery by such Seller to Purchaser of the Assignment Agreement will vest Purchaser with good and valid title to all of the Company Interests held by such Seller free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or federal securities Laws and Encumbrances arising exclusively by, through or under Purchaser or its Affiliates from and after Closing.
Section 3.3Existence and Qualification. Such Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware or the State of Colorado, as applicable. Such Seller is duly qualified to do business as a foreign entity and is in good standing (to the extent applicable) under the Laws of each state or other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a Seller Material Adverse Effect.
Section 3.4Authorization and Enforceability. The execution, delivery, and performance of this Agreement, all documents required to be executed and delivered by such Seller at Closing and all other Transaction Documents to which such Seller is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate, limited liability company or limited partnership action, as applicable, on the part of such Seller. This Agreement has been duly executed and delivered by such Seller (and all documents required hereunder to be executed and delivered by such Seller at Closing and all other Transaction Documents will be duly executed and delivered by such Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of such Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 3.5No Conflicts. Subject to compliance with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by such Seller, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the Organizational Documents of such Seller, (b) result in a material default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which such Seller is a party, (c) violate any judgment, order, writ, injunction, ruling, or decree in any material respect applicable to such Seller, or (d) violate any Laws in any material respect applicable to such Seller.
Section 3.6Litigation. There are no actions, suits or proceedings against such Seller pending before any Governmental Authority or arbitrator, or, to such Seller’s knowledge, threatened in writing that would materially impair, hinder, or delay such Seller’s ability to perform its obligations under this Agreement or any Transaction Document.
Section 3.7Liability for Brokers’ Fees. None of Purchaser, its Affiliates, or any Company Group Member shall, directly or indirectly, have any responsibility, liability or expense, as a result of undertakings or agreements of such Seller or its respective Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 3.8Consents. Except in connection with the HSR Act, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority or any Third Party is required to be obtained or made by such Seller in connection with the execution, delivery or performance by such Seller of this Agreement, each other agreement, instrument or document executed or to be executed by such Seller in connection with the transactions contemplated hereby to which it is, or will be, a party or the consummation by such Seller of the transactions contemplated hereby and thereby.
Section 3.9Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending against, being contemplated by or, to such Seller’s knowledge, threatened against such Seller.
Section 3.10Investment Intent.
(a)Such Seller (i) is an experienced and knowledgeable investor, (ii) is able to bear the economic risks of an acquisition and ownership of the Purchaser Common Stock comprising the Stock Purchase Price, (iii) is capable of evaluating (and has evaluated) the merits and risks of investing in the Purchaser Common Stock and its acquisition and ownership thereof, (iv) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (v) is acquiring the shares of Purchaser Common Stock comprising the Stock Purchase Price for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky Laws, or any applicable other securities Laws, and (vi) acknowledges and understands that (A) the shares of Purchaser Common Stock comprising the Stock Purchase Price have not been registered under the Securities Act in reliance on an exemption therefrom and (B) each of the shares of Purchaser Common Stock comprising the Stock Purchase Price will, upon its acquisition by such Seller, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or in a private transaction pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.

(b)Any distribution by such Seller of shares of Purchaser Common Stock comprising the Stock Purchase Price will not be made in any manner or to any Person that will result in the offer and sale of Purchaser Common Stock pursuant to this Agreement being subject to the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated under the Securities Act. The execution and delivery of this Agreement by such Seller and the consummation of the transactions contemplated hereby do not require the consent or vote of (nor shall any such consent or vote be sought) from any Person that is not an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.
(c)Such Seller understands and acknowledges that the Purchaser Common Stock comprising the Stock Purchase Price will bear a restrictive legend in substantially the following form:
THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION OF THE SHARES UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, OR (II) AN OPINION OF COUNSEL, IN SUCH FORM AND BY SUCH COUNSEL SATISFACTORY TO PDC ENERGY, INC. AND ITS COUNSEL, THAT SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION AND THE PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE SECURITIES LAWS.
(d)Each of the representations of such Seller in this Section 3.10 is true as to each Seller Designee of such Seller.
Section 3.11Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR ARTICLE 4, OR IN THE CERTIFICATE OF SELLERS TO BE DELIVERED PURSUANT TO SECTION 8.2(c), (A) SUCH SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED WITH RESPECT TO SUCH SELLER AND (B) SUCH SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY MEMBER OF THE SELLER GROUP).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE COMPANY GROUP
Subject to the disclaimers and waivers contained herein, and the other terms and conditions of this Agreement, each Seller, on a several and not joint basis, represents and warrants to Purchaser as of the Execution Date and at Closing (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only), the matters set out in this Article 4:
Section 4.1Generally. Any representation or warranty qualified by the “knowledge of the Company” or “to the Company’s knowledge” or with any similar knowledge qualification is limited to matters within the Knowledge of the individuals listed in Schedule 4.1.
Section 4.2Existence and Qualification; Organizational Power.
(a)The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and is duly qualified to do business in all jurisdictions in which its ownership of property or conduct of business requires the Company to be qualified except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate has not been and would not reasonably be expected to be material to the Company Group.
(b)Each Company Delaware Subsidiary and Company Colorado Subsidiary is duly organized or incorporated, as applicable, validly existing, and in good standing under the Laws of the State of Delaware and the Laws of the State of Colorado, respectively, and each Company Subsidiary is duly qualified to do business in all jurisdictions in which its ownership of property or conduct of business requires each such Company Subsidiary to be qualified except, where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company Group.
(c)Each Company Group Member has all requisite organizational power to own, lease, and operate its properties and to carry on its business as now being conducted except, where the failure to have such power, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company Group.
Section 4.3Capitalization.
(a)Schedule 4.3(a) sets forth, for each Company Group Member, a true and complete list that accurately reflects all of the issued and outstanding Interests of each Company Group Member (collectively, the “Company Group Interests”) and the record and beneficial owners thereof.
(b)Except for the Company Group Interests set forth on Schedule 4.3(b), neither the Company nor any Company Group Member has issued or agreed to issue any: (i) Interests; (ii) option, warrant, subscription, call or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any Interests of any Company Group Member; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any Company Group Member or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for Interests having the right to vote. The Company has not issued, or agreed to issue, any of the foregoing with respect to any Interests of any Company Group Member.
(c)Without limiting the generality of the foregoing, none of the Company Group Interests are subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Company Group Interests. The Company Group Interests are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights, rights of first refusal, right of first offer, purchase option, call option or other similar rights of any Person.
(d)True, correct, and complete copies of the Organizational Documents of each Company Group Member have been provided to Purchaser and reflect all amendments and modifications made thereto at any time prior to the Execution Date.
Section 4.4No Conflicts. Except as set forth on Schedule 4.4, subject to compliance with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by such Seller, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the Organizational Documents of any Company Group Member, (b) result in a material default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which any Company Group Member is a party or that affects the Assets or any Company Group Interests, (c) violate any judgment, order, writ, injunction, ruling, or decree in any material respect applicable to any Company Group Member or any of the Assets, or (d) violate any Laws in any material respect applicable to any Company Group Member or any of the Assets.
Section 4.5Financial Statements; No Liabilities.
(a)The Company has delivered to Purchaser copies of the (i) audited balance sheet of the Company Group as of December 31, 2020 and audited income statements, statements of cash flows and members’ equity of the Company Group for the fiscal year ended December 31, 2020 and (ii) unaudited balance sheets, income statements, statements of cash flows and members’ equity of the Company Group as of December 31, 2021 (collectively, the “Company Financial Statements”). Each of the Company Financial Statements has been, and the Company 2021 Audited Financial Statements will be, prepared in accordance with GAAP consistently applied by the Company and presents, or (as applicable) will present, fairly in all material respects the financial position, results of operations and cash flows of the Company as of the indicated dates and for the periods indicated therein.
(b)There are no liabilities of or with respect to the Company Group that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of the Company other than (i) liabilities accrued, reserved, reflected, or otherwise disclosed in the Company Financial Statements, (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2021, (iii) liabilities under this Agreement and the other Transaction Documents or incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents, or (iv) liabilities that are not, individually or in the aggregate, material to the Company Group.
(c)Since its formation, no Company Group Member has (i) engaged in any line of business that is substantially different from the business in which such Company Group Member is engaged in as of the Execution Date, or (ii) engaged in any business or activity, or owned or held any assets or properties, in each case, outside of the Designated Area.
Section 4.6Liability for Brokers’ Fees. No Company Group Member shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of any Seller, the Company Group or their respective Affiliates for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 4.7Litigation.
(a)Except as set forth on Schedule 4.7(a), there are no actions, suits or proceedings against any Company Group Member pending with any Governmental Authority or arbitrator, or, to the Company’s knowledge, threatened in writing with respect to or affecting the Assets or any Company Group Member that would reasonably be expected to be material to the Company Group.
(b)There is no outstanding material judgment, order, writ, injunction, ruling, or decree, or pending or, to the knowledge of the Company, threatened material investigation in existence by any Governmental Authority relating to any Company Group Member, any Company Group Interests, any of the Assets, or the transactions contemplated by this Agreement. There is no material action, suit, or proceeding (i) by any Company Group Member pending, or for which any Company Group Member has commenced preparations to initiate, against any other Person, or (ii) by any Third Party (including any Representative of such Seller or any of its Affiliates) pending in connection with the business of the Company Group that is financed by such Seller or any of its Affiliates or for which such Seller or any of its Affiliates is (or will be) responsible for any portion of the costs, expenses or liabilities thereof. During the past two years prior to the Execution Date, there have been no personal injuries or death of any Person in connection with the business of the Company Group Members for which any Company Group Member would have any liability in any material respect after the Closing Date. Notwithstanding the foregoing, with respect to matters pertaining to Assets that are operated by a Person other than such Seller or a Company Group Member, the representations and warranties set forth in this Section 4.7(b) are limited to the knowledge of the Company.
Section 4.8Taxes. Except as set forth on Schedule 4.8:
(a)All material Taxes that have become due or payable by any Company Group Member (whether or not shown or required to be shown on any Tax Return) have been paid in full.
(b)All material Tax Returns that were required to be filed by any Company Group Member have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and correct in all material respects.

(c)No audits, examinations, investigations or proceedings are pending, in progress or have been threatened in writing with respect to any material Taxes or material Tax Returns of any Company Group Member.
(d)Except with respect to the Company (which are partnerships for U.S. federal income tax purposes), none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed or otherwise treated as a partnership under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state or local Law.
(e)There is not currently in effect, and no Company Group Member nor any Affiliate of a Company Group Member has consented in writing to, any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material amounts of Taxes of any Company Group Member.
(f)No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority against any Company Group Member, which deficiency has not been satisfied by payment, settled or withdrawn.
(g)No claim has been made by any Governmental Authority in any jurisdiction in which a Company Group Member does not file Tax Returns that any material Tax Return is required to be filed or any material Taxes are required to be paid in such jurisdiction, in each case, by such Company Group Member.
(h)There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings) on any of the Assets.
(i)No Company Group Member (i) has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code filing a consolidated federal income Tax Return, or a member of a combined, consolidated, unitary or other similar group for state, local or foreign Tax purposes (in each case, other than a group the common parent of which is the Company) or (ii) has liability for the Taxes of any Person that is not a Company Group Member under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or non-U.S. Law, as a transferee or successor or by Contract (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes (a “Customary Agreement”)).
(j)For U.S. federal income Tax purposes, the Company and each of its Subsidiaries has been classified as either a partnership or a disregarded entity, as defined in Treasury Regulation Section 301.7701-3(b)(1)(ii), at all times since its formation.
(k)None of the Company Group Members has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law)

(l)Neither the Company nor any of its Subsidiaries is a party to, or bound by, any agreement or arrangement relating to the sharing, indemnification or allocation of Tax liabilities (or any similar agreement or arrangement) between or among Persons, in each case, other than (i) a Customary Agreement, or (ii) an agreement only among Company Group Members.
(m)Neither the Company nor any of its Subsidiaries has participated in, or been a party to, a “listed transaction” as this term is defined in Treasury Regulations Section 1.6011-4(b) (or any predecessor provision).
(n)To the knowledge of the Company, each Company Group Member has been in material compliance with respect to the proper classification of those individuals performing services as employees, leased employees, independent contractors or agents in all material respects. To the knowledge of the Company, each Company Group Member has timely withheld and paid in full to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, equity interest holder, lender, customer, or other third party and all IRS Forms W-2, W-4, W-9 and 1099 required with respect thereto have been properly completed in all material respects and timely filed.
Notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties in this Section 4.8 and Section 4.28 are the only representations and warranties in this Agreement with respect to the Tax matters of the Company, and (ii) no Seller nor any Company Group Member makes any representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute of the Company or any of its Subsidiaries after the Closing Date, and (iii) Purchaser acknowledges and agrees that Purchaser cannot rely on the Company Group Members’ or the Sellers’ methodologies for the determination and reporting of Taxes that were utilized for any Tax period (or portion thereof) beginning prior to the Closing Date for purposes of calculating and reporting Taxes attributable to any Tax period (or portion thereof) beginning after the Closing Date.
Section 4.9Compliance with Laws. Each Company Group Member (including with respect to its ownership and operation of the Assets) is in compliance with all applicable Laws in all material respects and, to the Company’s knowledge, each Third-Party operator of the Assets is in compliance with all applicable Laws, in all material respects, with respect to its operation of the Assets. As of the Execution Date, no Company Group Member has received, and to the Company’s knowledge, no Third Party operator of any of the Assets has received, written notice of any material violation in any respect of any applicable Law relating to its operation of the Assets. As of the Execution Date, no Company Group Member has received, and, to the Company’s knowledge, no Third Party operator of any of the Assets has received, written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law relating to its operation of the Assets in a material respect. This Section 4.9 does not include any matters with respect to Environmental Laws, which are exclusively addressed in Section 4.16, or Taxes, which are exclusively addressed in Section 4.8 and Section 4.28.

Section 4.10Material Contracts.
(a)Schedule 4.10(a) sets forth all Contracts as of the Execution Date of the type described below to which any Company Group Member is a party or by which any Company Group Member or any of the Assets are bound, in each case, that will be binding on any Company Group Member after Closing (the “Material Contracts”):
(i)any Contract that can reasonably be expected to result in aggregate payments by the Company Group of more than $1,500,000 (net to the Company Group’s interest) during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ii)any Contract that can reasonably be expected to result in aggregate revenues to the Company Group of more than $1,500,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(iii)any Hydrocarbon or water (produced/backflow or fresh) purchase and sale, acreage or well dedication, volume commitment, storage, marketing, transportation, processing, gathering, treatment, separation, compression, balancing, fractionation, disposal, handling, or similar Contract with respect to Hydrocarbons or water (produced/backflow or fresh) produced from or attributable to the Company Group’s interest in the Assets that is not terminable without penalty or other payment upon 30 days’ or less notice, in each case, that would reasonably be expected to result in aggregate annual payments or revenues of the Company Group of $200,000 or greater;
(iv)all Contracts containing any minimum volume, throughput, production, or other similar commitment (regardless of whether on a daily, monthly, annual, life-of-contract, or other basis);
(v)any indenture, mortgage, deed of trust, loan, credit or note purchase agreements, or sale-leaseback agreements, guaranties, bonds, letters of credit, or similar financial agreements or other agreements or instruments governing Indebtedness in excess of $1,500,000 affecting any Company Group Member or the Assets, other than agreements solely between or among the Company and its Subsidiaries;
(vi)any Contract that constitutes a lease under which any Company Group Member is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by such Company Group Member without penalty or other payment upon 60 days’ or less notice and (B) involves an annual base rental of more than $1,500,000;
(vii)any farmout or farmin agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement, purchase and sale agreement, or other Contract providing for the purchase, exchange, farmin, or earning by any Company Group Member of any oil and gas lease or mineral rights;

(viii)any agreement regarding any partnership, joint venture, option, put or call, drag-along right, or tag-along right with respect to Assets with a fair market value of equal to or greater than $1,500,000 or any Company Group Interests;
(ix)any Contract that (A) contains or constitutes an existing area of mutual interest agreement, (B) includes non-competition or non-solicitation restrictions or other similar restrictions on a Company Group Member’s doing business, or (C) includes any exclusivity, “most favored nation” or most favored customer provision;
(x)any Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations that would reasonably be expected to result in annual payments in excess of $1,500,000;
(xi)any Contract that contains any take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, and similar arrangements reflected in the Leases) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Company Group’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery;
(xii)any Contract to sell, lease, exchange, transfer, or otherwise dispose of all or any material part of the Assets (other than with respect to production of Hydrocarbons in the ordinary course) from and after the Execution Date, but excluding rights of reassignment upon intent to abandon or release a Well or a Lease;
(xiii)other than the Organizational Documents of any Company Group Member, any Related Party Contract;
(xiv)any Contract that is a master service agreement or drilling contract;
(xv)any Contract that is a joint operating agreement;
(xvi)any Contract that provides for a power of attorney;
(xvii)any Contract that obligates any Company Group Member to drill any wells or conduct other material development operations, including any offset wells with respect to the Assets, or obligations to pay compensatory royalties resulting from any offset drilling obligations (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease);
(xviii)any Contract that is a seismic, geological or geophysical license or acquisition agreement;
(xix)any Contract with any Governmental Authority;
(xx)any Hedging Contracts;
(xxi)any Contract guaranteeing any obligation of another Person;

(xxii)other than any licenses for commercially available, “off-the-shelf” software, all Contracts that are software licenses that result in aggregate annual payments or revenues of the Company Group of $150,000 or greater; and
(xxiii)the Company RBL and the Existing Company Notes.
(b)The Material Contracts are in full force and effect as to each applicable Company Group Member and, to the Company’s knowledge, are binding upon the counterparties thereto in accordance with their terms, in each case, in all material respects. No Company Group Member is in material breach or default under any Material Contract, and to the Company’s knowledge, no other Person that is a party thereto is in material breach or default under any Material Contract. To the Company’s knowledge, no event has occurred, which after notice or lapse of time, or both, would constitute a material default under any Material Contract. No written notice of default or breach has been received or delivered by any Seller or any Company Group Member under any Material Contract, the resolution of which is outstanding as of the Execution Date, and there are no current notices received by any Seller or any Company Group Member of the exercise of any premature termination, price redetermination, market-out, or curtailment of any such Material Contract. Prior to the Execution Date, true, complete and correct copies of all Material Contracts have been made available to Purchaser, including all amendments and modifications thereto.
Section 4.11Capital Commitments. Except as set forth on Schedule 4.11, as of the Execution Date, with respect to properties operated by Third Parties there are no outstanding AFEs or other capital commitments to Third Parties that are binding on the Assets or any Company Group Member that could reasonably be expected to require expenditures in excess of $750,000, individually, net to the Company Group’s interest.
Section 4.12Non-Consent Operations; Payout Status.
(a)Except as set forth on Schedule 4.12(a), no Company Group Member has elected not to participate in any operation or activity proposed with respect to the Properties (or has been deemed to have non-consented any such operation or activity) which could result in any of the Company Group’s interest in such Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.
(b)Schedule 4.12(b) contains (a) with respect to those Wells operated by any Company Group Member, and (b) to the Company’s knowledge, with respect to those Wells not operated by any Company Group Member, in each case, a materially complete and accurate list of the status of any payout balances for each Well included within the Properties which is subject to a reversion or other adjustment at any level of cost recovery or Hydrocarbon production from or attributable to such Property, as of the dates shown on such schedule with respect to each Property.
Section 4.13Payments for Production. No Company Group Member is obligated by virtue of any take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, and similar arrangements reflected in the Leases) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Company Group’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.

Section 4.14Imbalances. There are no material Imbalances attributable to the Properties.
Section 4.15Consents and Preferential Purchase Rights. Subject to compliance with the HSR Act, none of the Company Group Interests, the Assets, or any portion thereof, is subject to any Preferential Rights, Consents, change of control provisions, tag-along rights, or drag-along rights which, in each case, are applicable to the transactions contemplated by this Agreement, except for Customary Post-Closing Consents.
Section 4.16Environmental Matters. Except as set forth on Schedule 4.16:
(a)Neither any Seller nor any Company Group Member has entered into, or is subject to, any agreement with, or order, decree or judgment of, any Governmental Authority issued pursuant to Environmental Laws that requires any material remediation of any of the Assets, except for any remediation that has been fully completed in accordance with any applicable contractual obligations and all applicable Law.
(b)As of the Execution Date, neither any Seller nor any Company Group Member (and, to the Company’s knowledge, no Third Party operator of the Assets) has received written notice that remains unresolved of any condition on or with respect to any Asset which, if true, would constitute a material violation of, require material remediation after the Closing Date, or give rise to material liability under, any Environmental Laws, in each case, by any Company Group Member.
(c)To the Company’s knowledge, for two years prior to the Execution Date, the Company Group has possessed, and has been in compliance in all material respects with, all material Permits required under Environmental Laws for the ownership or operation of the Assets, and all such Permits are in full force and effect.
(d)Prior to the Execution Date, Seller Representative has provided Purchaser with all material written environmental assessments, reports and audits (including any Phase I Environmental Site Assessments or Phase II Environmental Assessment or environmental defect letters that evidence the performance of activities typically performed in a Phase I Environmental Assessment or Phase II Environmental Assessment) prepared by Third Parties and in its possession or under its control as of the Execution Date relating to the Assets.
Notwithstanding anything to the contrary herein, with respect to Assets that are operated by a Person other than a Company Group Member, the representations and warranties set forth in this Section 4.16 are limited to the knowledge of the Company.
The representations and warranties set forth in this Section 4.16 represent the sole and exclusive representations and warranties of such Seller with respect to environmental matters, including the Company Group’s compliance with Environmental Laws.
Section 4.17Suspense Funds. Except for the amounts reflected in the Company’s Financial Statements as set forth on Schedule 4.17, no Company Group Member holds any Third Party funds in suspense with respect to production of Hydrocarbons from any of the Assets other than amounts less than the statutory maximum amount that any Company Group Member is permitted to accumulate prior to payment.

Section 4.18Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending against, being contemplated by or, to the Company’s knowledge, threatened against any Company Group Member.
Section 4.19Subsidiaries; Investments. Schedule 4.19 sets forth a true, correct, and complete list of all Subsidiaries of the Company (each a “Company Subsidiary”), and, except for the Company Subsidiaries, neither the Company nor any other Company Group Member directly or indirectly owns, of record or beneficially, any Interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such Interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.
Section 4.20Bank Accounts. Schedule 4.20 sets forth a true, complete, and correct list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of any Company Group Member (including the names of the financial institutions maintaining each such account, and the purpose for which such account is established), and (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes.
Section 4.21Surface Contracts.
(a)Schedule 4.21(a) describes those Surface Contracts that contain a grant of any Burden or throughput fee.
(b)No Company Group Member is in material breach or default under any Surface Contract, and to the Company’s knowledge, no other Person that is a party thereto is in material breach or default under any Surface Contract. No written notice of default or breach has been received or delivered by any Company Group Member under any Surface Contract, the resolution of which is outstanding as of the Execution Date. Prior to the Execution Date, true, complete, and correct copies of all Surface Contracts have been made available to Purchaser, including all amendments and modifications thereto.
Section 4.22Special Warranty of Defensible Title. Subject to the Permitted Encumbrances, such Seller warrants that (a) the Assets are free and clear of any lien or encumbrance made by, through or under any Company Group Member or any of their respective Affiliates, and (b) the Company Group Member or any of their respective Affiliates have not conveyed any Assets (including interests in any Properties identified on Schedule 1.1(a), Schedule 1.1(b), or Schedule 1.1(c)) prior to the date hereof or the Closing Date to anyone outside of the Company Group that would cause the Company Group not to have Defensible Title with respect to the applicable Asset.
Section 4.23Wells and Equipment.
(a)all Wells have been drilled and completed within the limits permitted by all applicable Leases, Contracts, and pooling or unit agreements;
(b)no Well is subject to penalties on allowables because of any overproduction or any other violation of Laws;

(c)(i) no Company Group Member has received any written notices or demands from Governmental Authorities or Third Parties to plug or abandon any Wells and (ii) there are no Wells (A) that any Company Group Member is currently obligated (directly or indirectly as a working interest owner) by Law or contract to plug and abandon that have not been plugged and abandoned in accordance in all material respects with all applicable Laws and (B) in which any Company Group Member as owner of a working interest operated by a Third Party that, to the Company’s knowledge, such Third Party is currently obligated by Law or contract to plug and abandon that have not been plugged and abandoned in accordance in all material respects with all applicable Laws;
(d)all equipment owned by a Company Group Member and used or held for use in connection with the operation of the Properties (the “Equipment”) are in an operable state of repair adequate to maintain normal operations in accordance with past practices in all material respects, ordinary wear and tear excepted; and
(e)the applicable Company Group Member, or an applicable operator, has title to the Equipment in all material respects, free and clear of liens, encumbrances, obligations, and defects, other than Permitted Encumbrances;
provided, however, that, with respect to Assets that are operated by a Person other than a Company Group Member, the representations and warranties set forth in this Section 4.23 (other than Section 4.23(c)(i)) are limited to the knowledge of the Company.
Section 4.24Leases; Shut-In Payments.
(a)No Company Group Member has received any unresolved written notice from a lessor seeking to terminate any Lease and, to the Company’s knowledge, no event has occurred which (with notice or lapse of time, or both) would constitute a default under any Lease or give the applicable Company Group Member or any other party to a Lease the right to terminate or modify any Lease; and
(b)As of the Execution Date, other than as set forth on Schedule 4.24(b), no Lease is being maintained in force and effect by the payment of shut-in royalties or other payments in lieu of operations or production.
Section 4.25Reserve Report. Seller Representative has made available to Purchaser true, correct, and complete copies of the reserve report audited by the Company Independent Petroleum Engineers relating to the Company Group’s Hydrocarbon reserves for the fiscal year ended December 31, 2021 (the “Company Reserve Report”). The Company has no reason to believe that the estimates of reserves set forth in the Company Reserve Report do not fairly reflect the oil and gas reserves of the Company and its subsidiaries as of the dates indicated. Other than production of the reserves in the ordinary course of business and intervening product price fluctuations, the Company does not have knowledge of any facts or circumstances that would have a Material Adverse Effect on the reserves or the present value of future net cash flows therefrom as described in the Company Reserve Report.
Section 4.26Permits. To the Company’s knowledge, the Company Group has all material Permits required to permit the ownership and operation of the Assets as presently owned and operated by the Company Group, and each is in full force and effect and has been duly and validly issued. To the Company’s knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such Permit. There is no outstanding violation in any material respect of any of the Permits by any Company Group Member. Section 4.26 does not include any matters with respect to Environmental Laws or Taxes, which are exclusively addressed in Section 4.16 and Section 4.8, respectively.
Section 4.27Burdens. Except for such items that are being held in suspense as permitted pursuant to applicable Law, the Company Group has properly and timely paid in all material respects all Burdens due by the Company Group with respect to the Assets in accordance with the applicable Leases.
Section 4.28Employee Benefit Matters.
(a)Schedule 4.28(a) sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan. The Seller Representative has made available to Purchaser, with respect to each material Company Benefit Plan, a true and complete copy of each such Company Benefit Plan (and all amendments thereto) or a summary plan description (and summary of material modifications) or other written summary thereof.
(b)(i) Each of the Company Benefit Plans has been maintained, operated, administered and funded in all material respects in accordance with its terms and in compliance with applicable Laws, (ii) no material claim (other than routine claims for benefits) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Company Benefit Plan before any court or arbitrator or any Governmental Authority or otherwise, (iii) material payments required to be paid by any Company Group Member pursuant to the terms of a Company Benefit Plan or by applicable Law (including, all contributions and insurance premiums) with respect to all prior periods have been made or provided for by the Company Group in accordance with the provisions of such Company Benefit Plan or applicable Law and (iv) no material non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA), has occurred or is reasonably expected to occur with respect to the Company Benefit Plans.
(c)Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) currently sponsors, maintains, administers or contributes to, has any obligation to contribute to or has any actual or potential liability in respect of, or has within the previous six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to within the previous six (6) years); (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; or (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).
(d)Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)) will (i) entitle any current or former director, employee, consultant or independent contractor of any Company Group Member to any material payment, (ii) materially increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such director, employee, consultant or independent contractor of the Company Group, (iii) accelerate the time of, or trigger any, payment, funding (whether to a trust of otherwise) or vesting of amounts due to any such director, employee, consultant or independent contractor of compensation or benefits due to any such person under any Company Benefit Plan or otherwise or (iv) result in any payments or benefits which would not reasonably be expected to be deductible under Section 280G of the Code or which would cause any Tax or penalty under Section 4999 of the Code.
(e)No Company Group Member has any obligation to gross-up, indemnify or otherwise reimburse any person for any Tax incurred by such person under Section 409A or 4999 of the Code.
(f)No Company Group Member has any obligations for post-termination health or life insurance benefits coverage under any Company Benefit Plan or otherwise (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).
Section 4.29Employment and Labor Matters.
(a)No Company Group Member is a party to any labor or collective bargaining contract that pertains to employees providing services to any Company Group Member or with respect to the Assets (“Business Employees”). There are no civil, criminal or administrative claims, actions, cases, grievances, investigations, audits, suits, arbitrations, mediations, causes of action or other proceedings by or before any Governmental Authority or any arbitrator or, to the Company’s knowledge, threatened in writing, concerning labor, employment or pay matters with respect to any Company Group Member, any of the Business Employees or any contingent workers or contractors.
(b)There are no material actions, suits or proceedings pending or, to the Company’s knowledge, threatened against any Company Group Member, by or on behalf of any applicant for employment, any current or former employee, current or former independent contractor or any class of the foregoing, relating to any applicable Laws, or alleging breach of any express or implied contract of employment or service, wrongful termination of employment or service, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship.
(c)No Company Group Member has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Authority responsible for the enforcement of labor or employment Laws to conduct a non-routine investigation or been subject to such a non-routine investigation, in each case, with respect to any Company Group Member.
(d)To the Company’s knowledge, no employee, officer, manager or director of any Company Group Member has engaged in any conduct constituting sexual misconduct, sexual harassment, discrimination or similar conduct in connection with his or her service with the Company Group or aided or assisted any other person or entity to engage in any such conduct or cover-up of such conduct, that could reasonably be expected to cause any material harm to any Company Group Member’s reputation or business.

Section 4.30Indebtedness. As of the Execution Date, the Company Group has no Indebtedness other than Indebtedness under the Company RBL and the Existing Company Notes. As of the Execution Date, the aggregate principal amount outstanding under the Company RBL is $217,000,000. At Closing, the Company Group will not (a) have any Indebtedness other than Indebtedness under the Existing Company Notes or (subject to such Seller’s compliance with the terms and conditions of this Agreement, including Section 6.4) the Company RBL, or (b) be burdened by any liens, mortgages, security interests, charges, or other Encumbrances for Indebtedness put into place by the Company or any of its Affiliates, except for the Permitted Encumbrances.
Section 4.31Company Group Records. The Company Group’s minute books and other records made available to Purchaser for review prior to the Execution Date were correct and complete as of the Execution Date and any other entries made after the Execution Date and prior to the Closing Date will be made available to Purchaser prior to the Closing Date.
Section 4.32Bonds. Schedule 4.32 sets forth all Bonds of the Company Group with respect to the ownership and, as applicable, operation of the Assets.
Section 4.33Condemnation. There is no pending or, to the knowledge of the Company, threatened in writing, taking (whether permanent, temporary, whole, or partial) of any material part of the Assets owned or held by the Company Group by reason of condemnation or the threat of condemnation.
Section 4.34Intellectual Property.
(a)No material registrations or applications for registration are included in any Intellectual Property Rights held by the Company Group. The Company Group owns, licenses or otherwise has a valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances or non-exclusive licenses granted by the Company Group in the ordinary course of business consistent with past practice), all material Intellectual Property Rights necessary to conduct the business of the Company Group as currently conducted.
(b)To the Company’s knowledge, the conduct of the business of the Company Group as currently conducted has not infringed or misappropriated any Intellectual Property Right of any other Person in any material respect.
(c)The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of the Company Group to own, use, practice or exploit any Intellectual Property Rights held by or licensed to the Company Group (excluding licenses for commercially available, “off-the-shelf” software) and used in the business of the Company Group as currently conducted.
Section 4.35Absence of Certain Changes. Since December 31, 2021, (a) there has not been any (i) material write-down by the Company Group in the reserves estimated for the Properties, other than write-downs resulting from depletion in the ordinary course of operation of the Properties or that result from the variance in markets or prices for Hydrocarbons produced from the Properties, (ii) material destruction, damage or loss to or affecting any of the Assets, or (iii) Company Material Adverse Effect or any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, and (b) the Company Group has, in all material respects, conducted its business in accordance with its ordinary course of business, consistent with past practice.
Section 4.36No Distributions. Except as set forth on Schedule 4.36, since December 31, 2021, no Company Group Member has made or declared, and no Company Group Member has any intention of making or declaring, any distribution or similar payment (of cash, property, Interests, or otherwise) prior to the Closing in respect of any Company Group Interests.
Section 4.37Insurance. Schedule 4.37 sets forth a true and complete list of all insurance policies maintained with respect to the Company Group Members and the Assets, together with the carriers and liability limits for each such policy as of the Execution Date. All such insurance policies maintained by the Company Group Members are in full force and effect and are not subject to any lapse in coverage as of the Execution Date. All premiums with respect to such insurance policies have been paid to the extent due. No Company Group Member has received notice of, and to the knowledge of the Company there is no threat of, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy that remains outstanding as of the Execution Date. There is no material claim outstanding under any such insurance policy and, to the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as the basis for any such material claim under any such insurance policy. No Company Group Member has received any written notice from any insurer or reinsurer of any reservation of rights with respect to any material pending or paid claims.
Section 4.38Hedging Transaction. Schedule 4.38 sets forth a true and complete list of all Hedging Transactions outstanding as of the Execution Date and entered into by the Company Group with respect to the Assets (such Hedging Transactions, the “Execution Date Hedging Portfolio”), the material terms thereof (including the type of transaction, term, effective date, termination date, notional amounts), and the counterparty thereto. Except as set forth on Schedule 4.38, no Company Group Member has, as of the Execution Date, entered into or is subject to any Hedging Transactions. Seller Representative has made available to Purchaser a true, correct, and complete copy of all confirmations or other agreements evidencing the Hedging Transactions included in the Execution Date Hedging Portfolio. The entry into this Agreement does not, and the consummation of the transactions contemplated by this Agreement (other than the termination of the Company RBL) will not, constitute or otherwise give rise to an event of default, potential event of default, or termination event (however defined or described) with respect to the Company Group under any Hedging Transaction (including under any master agreement with respect thereto) included in the Execution Date Hedging Portfolio or otherwise give the counterparty to any such Hedging Transaction the right to designate an early termination date in respect of such Hedging Transaction.
Section 4.39Company Transaction Expenses. No Company Group Member has paid, or will otherwise be responsible for, any Company Transaction Expenses.

Section 4.40Certain Disclaimers.
(a)EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OR THIS ARTICLE 4 OR THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 8.2(C), SELLERS EXPRESSLY DISCLAIM, AND PURCHASER WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE COMPANY INTERESTS OR THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE COMPANY INTERESTS OR THE ASSETS OR FUTURE REVENUES GENERATED BY THE COMPANY OR THE ASSETS, (VI) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OR (IX) ANY OTHER RECORD, FILES OR MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH SECTION 6.1); AND EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OR THIS ARTICLE 4 OR THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 8.2(C), SUCH SELLER FURTHER DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OR THIS ARTICLE 4 OR THE CERTIFICATE OF SELLERS TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 8.2(C), AND WITHOUT LIMITATIONS OF THE RIGHTS AND OBLIGATIONS IN ARTICLE 12 AND ARTICLE 10, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND

THAT, AS OF CLOSING, PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.
(b)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLERS SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAS NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE COMPANY INTERESTS AND ASSETS “AS IS, WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT, EACH TRANSACTION DOCUMENT, AND ITS OWN INSPECTION OF THE ASSETS.  AS OF CLOSING, PURCHASER HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AND THE RECORDS AS PURCHASER HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION.
(c)PURCHASER SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO (i) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER CLOSING; (ii) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER CLOSING, AND (iii) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.
(d)SELLERS AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 AND THE REST OF THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Section 5.1Generally.
(a)Any representation or warranty qualified by the “knowledge of Purchaser” or “to Purchaser’s knowledge” or with any similar knowledge qualification is limited to matters within the Knowledge of the individuals listed in Schedule 5.1.
(b)Subject to the extent disclosed in the SEC Documents filed or furnished with the SEC on or after January 1, 2021 and publicly available prior to the Execution Date (other than any disclosures set forth in any risk factor section (other than any specific factual historical information contained therein), in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature) (the “Filed SEC Documents”), and the exceptions and matters set forth on the Schedules attached to this Agreement, Purchaser represents and warrants to Sellers the matters set forth in this Article 5 as of the Execution Date and at Closing (except for the representations and warranties that refer to a specified date, which will be deemed made as of such date).
Section 5.2Existence and Qualification. Purchaser is an entity duly organized, validly existing, and in good standing under the Laws of Delaware and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not been and would not reasonably be expected to be material to Purchaser.
Section 5.3Organizational Power. Purchaser has the requisite corporate power to enter into and perform this Agreement and each Transaction Document to which it is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents except, where the failure to have such power, individually or in the aggregate, has not been and would not reasonably be expected to be material to Purchaser.
Section 5.4Capitalization.
(a)As of the close of business on February 25, 2022 (the “Measurement Date”), the authorized capital of Purchaser consisted solely of (i) 150,000,000 shares of Purchaser Common Stock, of which 96,435,234 shares of Purchaser Common Stock were issued and 96,384,282 shares of Purchaser Common Stock were outstanding, and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were issued and outstanding.
(b)All of the issued and outstanding shares of Purchaser Common Stock are duly authorized and validly issued in accordance with the Organizational Documents of Purchaser, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person. The Purchaser Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, will have the rights, preferences and privileges specified in the Organizational Documents of Purchaser and will, in the hands of Sellers and their Affiliates, be free of any Encumbrance, other than restrictions on transfer pursuant to applicable securities Laws.

(c)There are no preemptive rights or, except as disclosed in the SEC Documents, other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Purchaser to issue or sell any equity interests of Purchaser or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Purchaser, and, except as disclosed in the SEC Documents, no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d)Purchaser does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Purchaser on any matter.
(e)Purchaser is not now, and immediately after the issuance and sale of the Purchaser Common Stock comprising the Stock Purchase Price will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.
Section 5.5Authorization and Enforceability. The execution, delivery and performance of this Agreement, all documents required to be executed and delivered by Purchaser at Closing and all other Transaction Documents to which Purchaser is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing and all other Transaction Documents will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 5.6No Conflicts. Subject to compliance with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by Purchaser, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the Organizational Documents of Purchaser, (b) result in a material default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party, (c) violate any judgment, order, writ, injunction, ruling or decree in any material respect applicable to Purchaser, or (d) violate any Laws in any material respect applicable to Purchaser or any of its assets.
Section 5.7SEC Documents; Financial Statements; No Liabilities.
(a)Purchaser has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2021 under the Securities Act or the Exchange Act (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “SEC Documents”). The

SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and subject, in the case of interim financial statements, to normal and recurring year-end audit adjustments, (v) in the case of the Financial Statements, fairly present in all material respects the consolidated financial position of Purchaser and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments), and (vi) in the case of the Financial Statements have been prepared in a manner consistent with the books and records of Purchaser and its Subsidiaries. Since January 1, 2021, Purchaser has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law or as disclosed in the SEC Documents. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
(b)There are no liabilities of or with respect to Purchaser that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of Purchaser other than (i) liabilities accrued, reserved, reflected, or otherwise disclosed in the consolidated balance sheet of Purchaser and its Subsidiaries as of December 31, 2021 (including the notes thereto) included in the Financial Statements, (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2021, (iii) liabilities under this Agreement and the other Transaction Documents or incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (iv) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 5.8Liability for Brokers’ Fees. No Seller, their respective Affiliates, or the Company Group shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 5.9Litigation. There are no actions, suits or proceedings pending against Purchaser pending with any Governmental Authority or arbitrator, or, to Purchaser’s knowledge, threatened in writing (a) with respect to or affecting the assets of Purchaser or any of its Subsidiaries other than any actions, suits or proceedings that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Purchaser Material Adverse

Effect, or (b) that would materially impair, hinder, or delay Purchaser’s ability to perform its obligations under this Agreement or any Transaction Document.
Section 5.10Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Purchaser or any of its Affiliates.
Section 5.11Financing. Purchaser has and will maintain between the Execution Date and Closing sufficient cash, available lines of credit or other sources of immediately available funds (in Dollars) to enable Purchaser to pay the Cash Purchase Price to Sellers at the Closing.
Section 5.12Independent Evaluation.
(a)Purchaser is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, has retained and taken advice concerning the Assets and transactions herein from advisors and consultants which are knowledgeable about the oil and gas business, and is aware of the risks inherent in the oil and gas business.
(b)Purchaser is capable of making such investigation, inspection, review and evaluation of the Company Group and the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.
(c)In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Company Group and the Assets and the terms and conditions of this Agreement, and Purchaser has not relied on any representation or warranty, express, statutory or implied, oral or written, or any other statement, oral or written, other than the representations and warranties contained in Article 3 and Article 4.
Section 5.13Consents, Approvals or Waivers. Subject to compliance with the HSR Act, Purchaser’s execution, delivery, and performance of this Agreement (and the other Transaction Documents to be executed and delivered by Purchaser, and the transactions contemplated hereby and thereby) is not and will not be subject to any consent, approval, or waiver from any Governmental Authority or other Third Party, except for Customary Post-Closing Consents.
Section 5.14Internal Controls; Nasdaq Listing Matters.
(a)Purchaser has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Purchaser in the reports it files or submits to the SEC under the Exchange Act is made known to Purchaser’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Purchaser have evaluated the effectiveness of Purchaser’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Filed SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
(b)Purchaser has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP. Purchaser has disclosed, based on its most recent evaluation of Purchaser’s internal control over financial reporting prior to the date hereof, to Purchaser’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Purchaser’s internal control over financial reporting which would reasonably be expected to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting.
(c)Purchaser is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Purchaser.
(d)No Subsidiary of Purchaser is required to file any form, report, schedule, statement or other document with the SEC.
(e)The Purchaser Common Stock is registered under Section 12(b) of the Exchange Act and listed on Nasdaq, and Purchaser has not received any notice of deregistration or delisting from the SEC or Nasdaq, as applicable. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of Nasdaq, preventing or suspending trading in any securities of Purchaser has been issued, and no proceedings for such purpose are, to Purchaser’s knowledge, pending, contemplated or threatened. Purchaser has taken no action that is designed to terminate the registration of the Purchaser Common Stock under the Exchange Act.
Section 5.15Reserve Report. Purchaser has made available to Seller true, correct, and complete copies of the reserve report prepared by the Purchaser Independent Petroleum Engineers relating to the Purchaser’s Hydrocarbon reserves for the fiscal year ended December 31, 2021.
Section 5.16Compliance with Law. Except as to specific matters disclosed in the Filed SEC Documents or as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, (a) Purchaser is in compliance with all applicable Laws, (b) Purchaser has not received written notice of any violation in any respect of any applicable Law, and (c) Purchaser has not received written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law.
Section 5.17Absence of Certain Changes. Since December 31, 2021, (a) there has not been any (i) material write-down by Purchaser in the reserves estimated for its oil and gas properties, other than write-downs resulting from depletion in the ordinary course of operation of such properties or that result from the variance in markets or prices for Hydrocarbons produced from such properties, (ii) material destruction, damage or loss to or affecting any of the assets of Purchaser or its Subsidiaries, or (iii) Purchaser Material Adverse Effect or any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect and (b) Purchaser and its Subsidiaries have, in all material respects, conducted its business in the ordinary course of business consistent with past practices.
Section 5.18Investment Intent. Purchaser is an “accredited investor,” as such term is defined in Regulation D of the Securities Act and will acquire the Company Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and any applicable state blue sky Laws or any other applicable securities Laws.
Section 5.19Status under the Securities Act. As of the Execution Date, the Purchaser is a well-known seasoned issuer, as defined under the Securities Act.
Section 5.20No Stockholder Approval. The transactions contemplated hereby do not require any vote of the stockholders of Purchaser under applicable Law, the rules and regulations of Nasdaq (or other national securities exchange on which the Purchaser Common Stock is then listed) or the Organizational Documents of Purchaser.
Section 5.21State Takeover Statutes. As of the Execution Date and at all times on or prior to the Closing, the board of directors of Purchaser has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the General Corporation Law of the State of Delaware are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the transactions contemplated by this Agreement. No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law or any similar anti-takeover provision in the Purchaser’s Organizational Documents is, or at the Closing will be, applicable to this Agreement, or any of the transactions contemplated hereby.
Section 5.22Taxes.
(a)All material Taxes that have become due or payable by Purchaser or any of its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been paid in full.
(b)All material Tax Returns that were required to be filed by Purchaser or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and correct in all material respects.
(c)There are no matters related to Taxes of Purchaser or its Subsidiaries that could reasonably be expected to have a material adverse effect on Purchaser or on the value of the Purchaser Common Stock except as otherwise disclosed in the SEC Documents.

ARTICLE 6
COVENANTS OF THE PARTIES
Section 6.1Access.
(a)Between the Execution Date and the Closing Date (or earlier termination of this Agreement), subject to the receipt of consent from any applicable Third-Party operators of the Assets (which consent Sellers shall use their, and shall cause the Company Group Members to use their, commercially reasonable efforts to obtain, but shall not be required to pay any monies or incur any obligations or liabilities to do so), Sellers will, and will cause their Affiliates (including the Company Group Members) to, at Purchaser’s sole cost, risk, and expense, give Purchaser and its Representatives reasonable access, seven (7) days a week (excluding holidays) between 7:00 A.M., Mountain Time, and 7:00 P.M., Mountain Time, to the Assets, each Company Group Member and its Affiliates’ personnel knowledgeable about the Assets and the Company Group, and access to and the right to copy the books and records of the Company Group in any Company Group Member or its Affiliates’ possession (including any other information in any Company Group Member’s or its Affiliates’ possession that is reasonably requested by Purchaser), in each case, for the purpose of conducting a reasonable due diligence review of the Assets, except to the extent that (i) any Company Group Member may not do so due to the requirements of any Law or any obligations to any Third Party after the use of commercially reasonable efforts to have such obligations waived (but no Company Group Member shall be required to pay any monies or incur any obligations or liabilities to do so), and (ii) any such books and records are subject to any legal privilege. Subject to the receipt of consent from any applicable Third-Party operators of the Assets (which consent Sellers shall cause the Company to use its commercially reasonable efforts to obtain, but shall not be required to pay any monies or incur any obligations or liabilities to do so) and to the requirements of any Law, Purchaser shall be entitled to conduct a Phase I Environmental Site Assessment of the Assets and may conduct visual inspections and record reviews (including air quality permitting and compliance related records) relating to the Assets, including their condition and compliance with Environmental Laws; provided, however, in the event that Purchaser’s environmental consultant conducting the Phase I Environmental Site Assessment reasonably concludes, based upon the results of the Phase I Environmental Site Assessment, that it is necessary to conduct a Phase II Environmental Assessment on certain Properties in order for Purchaser to fully assess any Environmental Defect that the environmental consultant has discovered from their review of the Assets, Purchaser may, with Seller Representative’s prior written consent, which may be withheld for any reason or no reason, in Seller’s sole discretion, conduct such Phase II Environmental Assessment as to those specific Assets. If Seller Representative denies such consent for any reason, all Assets subject to such request, and all associated Assets, will be deemed uncured Environmental Defects (though such determination would not cause Sellers to waive their rights under this Agreement to dispute Purchaser’s alleged Environmental Defect Amount(s) with respect thereto).
(b)Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets and the operations of the Company Group and all applicable Third-Party operators of the Assets. Purchaser shall coordinate its access rights with Seller Representative and applicable Third-Party operators of the Assets to reasonably minimize any inconvenience to or interruption of the conduct of business by the Company and such Third-Party operators of the Assets, and Seller Representative shall have the right to accompany

Purchaser (and any Representative of Purchaser) in connection with any physical inspection of the Assets.
(c)Purchaser acknowledges that, pursuant to its right of access to the Assets, Purchaser will become privy to confidential and other information of the Company and its Affiliates and that such confidential information (which includes Purchaser’s conclusions with respect to its evaluations) shall be held confidential by Purchaser in accordance with the terms of the Confidentiality Agreement and Section 6.3(b) and any applicable privacy Laws regarding personal information.
(d)In connection with the rights of access, examination and inspection granted to Purchaser under this Section 6.1, (i) PURCHASER WAIVES AND RELEASES ALL CLAIMS AGAINST SELLERS, THE COMPANY, THEIR AFFILIATES, AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLERS, THE COMPANY, THEIR AFFILIATES, AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES, AND ALL THIRD PARTY OPERATORS FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, VIOLATION OF APPLICABLE LAWS, OR VIOLATION OF ANY OF THE FOREGOING PERSON’S RULES, REGULATIONS, OR OPERATING POLICIES (PROVIDED THAT SUCH RULES, REGULATIONS OR OPERATING POLICIES ARE MADE AVAILABLE TO PURCHASER IN ADVANCE OF OR DURING PURCHASER’S DUE DILIGENCE EVALUATION), ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER OR ITS REPRESENTATIVES WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY THE COMPANY, ITS AFFILIATES, EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES OR THIRD PARTY OPERATORS, BUT SHALL EXCLUDE (i) LIABILITIES TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE APPLICABLE INDEMNIFIED PERSON OR (ii) ANY ENVIRONMENTAL LIABILITIES DISCOVERED OR UNCOVERED AS A RESULT OF SUCH EXAMINATION OR INSPECTION TO THE EXTENT ANY SUCH ENVIRONMENTAL LIABILITIES WERE NOT EXACERBATED BY SUCH EXAMINATION OR INSPECTION.
(e)During all periods that Purchaser or any of Purchaser’s Representatives are on the Properties or are in the Company Group’s offices, Purchaser shall maintain, at its sole cost and expense those policies of insurance in place as of the Execution Date. Upon request by the Company, Purchaser shall provide evidence of such insurance to the Company prior to entering the Properties or the Company Group’s offices.

Section 6.2Government Reviews.
(a)Purchaser shall, and shall cause its Affiliates to, take or cause to be taken, all commercially reasonable actions and do, or cause to be done, all commercially reasonable things necessary, proper or advisable, so as to (i) obtain from Governmental Authorities all consents, clearances, approvals and authorizations required to be obtained by any Party or any of its respective Affiliates, (ii) enable the Parties to consummate and make effective the transactions contemplated hereby as soon as possible, and in any event, prior to the Outside Date and (iii) avoid or eliminate any action, litigation or proceeding by any Governmental Authority in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that Purchaser and its Affiliates shall not be required to (i) divest or otherwise dispose of, or hold separate, all or any portion of any property or other asset or the operations of any such property or other asset or (ii) agree or become subject to any limitations on their rights to control, operate or exercise the full rights of ownership of such assets or operations, including, in each case, the Assets purchased hereunder and the operations thereof from and after the Closing.
(b)Within ten (10) Business Days following the Execution Date, Purchaser and Seller Representative shall each prepare and file (or cause to be prepared and filed) the notification and report form required for the transactions contemplated hereby by the HSR Act. The Parties shall, and shall cause their Affiliates to, respond promptly to any inquiries or requests from any Governmental Authority concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. The Parties shall, and shall cause their Affiliates to, use their reasonable best efforts to cooperate with each other and shall promptly furnish all information to the other Party that is necessary for compliance with the HSR Act. Purchaser shall pay one-half and the Company shall pay one-half of all filing fees pursuant to the HSR Act (such fees payable by the Company are the “Company HSR Fees”) in connection with the transactions contemplated hereby. Purchaser shall not, and shall cause its Affiliates not to, without the prior written consent of Seller Representative, (i) “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act or (ii) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the transactions contemplated hereby.
(c)Each Party shall, and shall cause its Affiliates to, (i) give the other Party prompt notice prior to the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the transactions contemplated hereby, (ii) keep the other Party promptly informed as to the status of any such request, inquiry, investigation, action or legal proceeding and (iii) promptly inform the other Party of any communication to or from any Governmental Authority regarding the transactions contemplated hereby. Each Party will consult and cooperate with the other Party and will consider in good faith the views of the other Party in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the transactions contemplated hereby. In addition, except as may be prohibited by any Governmental Authority, in connection with any such request, inquiry, investigation, action or legal proceeding, each Party will permit representatives of the other Party to be present at each meeting, videoconference or teleconference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding.
(d)Each Party shall (i) cooperate and coordinate with the other Party with respect to, and respond to and comply with, as promptly as practicable, any request, requirement or demand for information, documents or testimony from any Governmental Authority in connection with the transactions contemplated hereby (including responding to any “second request” for additional information and documentary material under the HSR Act as promptly as practicable), (ii) take all commercially reasonable actions necessary to cause all conditions to closing to be satisfied as soon as possible and (iii) execute and deliver any additional instruments necessary to fully carry out the purposes of this Agreement. Purchaser shall use its reasonable best efforts to cause the expiration or termination of all applicable waiting periods under the HSR Act as soon as possible and in any event prior to the Outside Date, including taking all commercially reasonable actions as may be necessary or advisable to resolve such objections, if any, as any Governmental Authority or other Person may assert under the HSR Act or any other Law with respect to the transactions contemplated hereby, and, at the request of Seller Representative, Purchaser shall contest, resist, defend, litigate on the merits and appeal, including through the issuance of a final, non-appealable order or other Law, any proceeding, litigation or action brought by a Governmental Authority or other Person, whether judicial or administrative, challenging or seeking to delay, restrain or prohibit the consummation of the transactions contemplated hereby or seeking to compel any divestiture, license, sale, or other disposal of any business, assets, interests or property, or to impose any limitation on the ability to conduct any businesses or to own or exercise control of any assets, properties or interests to avoid or eliminate any impediment under the HSR Act or any other Law, in each case as may be necessary or advisable in order to avoid the entry of, or to effect the dissolution of, any order or other Law in any proceeding, litigation or action that would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated hereby.
(e)No Party shall, or permit any of its Affiliates to, take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the Parties to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, no Party shall, or permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents, clearances, approvals, authorizations or waivers of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order or other Law prohibiting the consummation of the transactions contemplated hereby, (iii) increase the risk of not being able to remove any such order or other Law on appeal or otherwise or (iv) delay or prevent the consummation of the transactions contemplated hereby.

Section 6.3Public Announcements; Confidentiality.
(a)From and after the Execution Date and through the Closing Date, no Party shall make (or cause any Affiliate or any Company Group Member to make) any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding Preferential Rights, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (iii) made to Representatives, (iv) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised, or (v) consistent with prior press releases or other public announcements made in compliance with this Section 6.3(a) or any communication plan or strategy previously agreed to by the other Party. In the case of the disclosures described under subsections (i) and (ii) of this Section 6.3(a), each Party shall use its best efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.
(b)The Parties shall keep all information and data relating to (i) this Agreement, the contents hereof, and the transactions contemplated hereby and (ii) the Assets, in each case, strictly confidential (and shall cause its Affiliates to keep such information and data confidential) except for disclosures to Representatives of the Parties (provided, however, that such Representatives are first directed by the disclosing Party to treat such information in accordance with the terms of this Agreement and, in each case, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential) to the extent required to perform this Agreement (collectively, the “Confidentiality Restrictions”).
(c)The Confidentiality Restrictions shall not restrict disclosures that are (i) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; (ii) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding Preferential Rights, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents); (iii) necessary for a Party to enforce its rights under this Agreement or to defend any claim brought or threatened by any other Party to this Agreement, or such Party’s Affiliates; or (iv) permitted pursuant to Section 6.3(a). In the case of the disclosures described under subsections (i) and (ii) of this Section 6.3(c), each Party shall use its commercially reasonable efforts to consult with the other Party regarding the contents of any such disclosure prior to making such disclosure if time allows.
(d)To the extent that the foregoing provisions of this Section 6.3 conflict with the provisions of the Confidentiality Agreement, the provisions of this Section 6.3 shall prevail and control to the extent of such conflict. If Closing should occur, the Confidentiality Agreement shall terminate as of the Closing.
Section 6.4Operation of Business. Except for (i) the operations set forth on Schedule 6.4, (ii) as required in the event of an emergency to protect life, property or the environment, (iii) as may be required by Law, (iv) as permitted or otherwise contemplated by this Agreement, or (v) as otherwise approved in writing by Purchaser (such approval not to be unreasonably withheld, conditioned or delayed), from the Execution Date until the Closing Date, Sellers shall cause each Company Group Member to:
(a)use commercially reasonable efforts to conduct its business related to the Assets, in accordance with its ordinary course of business, consistent with past practice, and subject to interruptions resulting from force majeure, mechanical breakdown or planned maintenance;
(b)not authorize, propose, or commit to any operation reasonably anticipated by Seller to require future capital expenditures by the Company Group in excess of 115% of the aggregate amount provided for in the Operating Plan set forth on Schedule 6.4, other than (A) capital expenditures to repair damage resulting from insured casualty events or required on an emergency basis or for the safety of individuals, assets or the environment (provided that the Company Group shall notify Purchaser of any such emergency expenditure as soon as reasonably practicable) and (B) operations proposed after the Execution Date by third parties under joint operating agreements, joint development agreements and other similar agreements that are not in excess of $500,000 in the aggregate, net to the Company Group’s interest;
(c)other than in the ordinary course of business, not (i) take any affirmative action to terminate or materially amend any Leases, or (ii) terminate, materially amend, waive, modify, or extend any Material Contracts or enter into any new contract which would constitute a Material Contract if executed prior to the Execution Date; in each case, other than the execution or extension of a Contract for the sale, exchange, or marketing of oil, gas and/or other Hydrocarbons in the ordinary course of business and terminable without penalty on 60 days or shorter notice;
(d)maintain all material insurance policies held by the Company Group in the amounts and of the types presently in force with respect to the Assets and the operations and activities of the Company Group, in each case, to the extent commercially reasonable in the Company Group’s business judgment in light of prevailing conditions in the insurance market;
(e)maintain the books, accounts and records of each Company Group Member in the ordinary course of business consistent with past practice and in material compliance with all applicable Laws and contractual obligations;
(f)promptly notify Purchaser of any emergency affecting the Company Group Members’ business or the Assets;
(g)promptly notify Purchaser of any actions, suits or proceedings filed with any Governmental Authority, or threatened in writing against any Company Group Member with respect to the Assets, any Company Group Member, or the transactions contemplated by this Agreement;

(h)use commercially reasonable efforts to maintain all material Permits, approvals, bonds and guaranties affecting the Assets, and make all filings that the Company and its Affiliates are required to make under applicable Law with respect to the Assets;
(i)other than in the ordinary course of business, not transfer, sell, hypothecate, encumber or otherwise dispose of any Assets except for (i) sales and dispositions of Hydrocarbons or equipment and materials made in the ordinary course of business consistent with past practices, which in the case of equipment and materials, are replaced with equipment and materials of comparable or better value and utility in connection with the maintenance, repair, and operation of the Assets and (ii) other sales and dispositions of the Assets (other than Properties) individually not exceeding $1,500,000;
(j)other than in the ordinary course of business, not enter into, commence, settle or compromise any litigation affecting the Assets or any Company Group Member;
(k)promptly notify Purchaser of any written notice received by any Company Group Member of any material violation of any Environmental Laws relating to the Assets where such violation has not been previously cured or otherwise resolved to the written satisfaction of the relevant Governmental Authority;
(l)not amend or otherwise change the Organizational Documents of any Company Group Member;
(m)not issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance any Company Interests or Interests of any Company Group Member, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other Interest in the Company or any Company Group Member;
(n)not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any Company Group Interests;
(o)not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Group Interests, or make any other change with respect to the Company Group’s capital structure;
(p)not acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement other than (1) transactions solely between the Company and a wholly-owned Subsidiary of the Company (or solely among wholly-owned Subsidiaries of the Company), or (2) acquisitions as to which the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such acquisitions would not exceed $1,500,000;
(q)not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction that would alter any Company Group Member’s corporate structure;

(r)not incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except for (1) any borrowings made under the Company RBL that are made in the ordinary course of business consistent with past practice, (2) Indebtedness incurred by the Company Group that is owed to any wholly-owned Subsidiary of the Company or by any Subsidiary of the Company that is owed to the Company or any wholly-owned Subsidiary of the Company, (3) guarantees by the Company Group of Indebtedness of any wholly-owned Subsidiary of the Company, and (4) guarantees by any Subsidiary of the Company of Indebtedness of the Company or any other wholly-owned Subsidiary of the Company;
(s)not enter into any collective bargaining agreement with any labor union, and other than in the ordinary course of business, not hire or terminate (other than for “cause”) any employees;
(t)not establish, adopt, enter into or materially amend any material Benefit Plan;
(u)not increase, or permit the increase of, the compensation payable or to become payable or the benefits provided to any Business Employee or any independent contractor providing services to any Company Group Member (other than increases in the ordinary course of business consistent with past practice for non-officer level employees and independent contractors), or take any action to accelerate the vesting or payment date of any material amount of compensation or benefits, or the funding of any compensation or benefits under any Benefit Plan or otherwise;
(v)other than in the ordinary course of business, not make, compromise or forgive any loans, advances, or capital contributions to, or investments in, any other Person;
(w)not make any material change in any method of accounting or accounting practice or policy, except as required by GAAP;
(x)except in the ordinary course of business (and, in each case, as would not materially adversely affect the Company and its Subsidiaries), not (i) make, change or revoke any Tax election (including any election for the Company or any Subsidiary to be treated as an association taxable as a corporation for U.S. federal income tax purposes), (ii) change any annual Tax accounting period, (iii) change any method of accounting for Tax purposes, (iv) commence, settle, or compromise any claim or assessment in respect of any Taxes, (v) file any Tax Returns other than in a manner that is consistent with past practice, (vi) file any amended Tax Return, (vii) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any Taxes, (viii) enter into any closing agreement with respect to any Taxes, (ix) grant any power of attorney with respect to Taxes, (x) surrender any right to claim a Tax refund, or (xi) enter into any Tax allocation, Tax sharing, Tax receivable, Tax indemnity agreement, or any closing or other agreement relating to Taxes;
(y)not (i) take any action to terminate prior to the scheduled settlement of, enter into any offsetting transaction with respect to, or otherwise unwind any Hedging Transaction included in the Execution Date Hedging Portfolio, or (ii) enter into any additional Hedging Transactions or amend or otherwise modify the terms of any existing Hedging Transaction included in the Execution Date Hedging Portfolio;

(z)not take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the transactions contemplated by this Agreement;
(aa)assuming the Specified Permit Approval has occurred, other than in the ordinary course of business, not amend, modify, supplement, or otherwise change the Specified Permits; and
(bb)not enter into an agreement or commitment that would cause the Company or its Subsidiaries to violate any of the foregoing covenants.
Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Company or any Company Group Member prior to the consummation of the transactions contemplated hereby. Prior thereto, the Company and the Company Group Members shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their business operations.
Purchaser’s approval of any action included in this Section 6.4 shall be considered granted within five (5) days (or, with respect to actions in subsection (y), three (3) days) after Seller Representative’s notice to Purchaser requesting such consent in accordance with Section 13.2 and Schedule 6.4 unless Purchaser notifies Seller Representative to the contrary during that period. In the event of an emergency, the Company (or the applicable Company Group Member) may take such action as a prudent owner or operator would take and shall notify Purchaser of such action promptly thereafter. In cases in which the Company nor any of its Affiliates is the operator of any portion of the Assets, to the extent that the actions described in this Section 6.4 may only be taken by (or are the primary responsibility of) the operator of such Assets, the provisions of this Section 6.4 shall be construed to require only that the Company use, or cause the applicable Company Group Member to use, commercially reasonable efforts to cause the operator(s) of such Assets to take such actions within the constraints of the applicable operating agreements and other applicable agreements.
Section 6.5Efforts. Each Party will use commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including (a) cooperation in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; (b) cooperation in seeking and obtaining any such actions, consents, approvals, or waivers; and (c) the execution of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 6.5 shall modify, reduce or otherwise diminish any Party’s obligations under Section 6.2.

Section 6.6Further Assurances. After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any other Transaction Document.
Section 6.7Exclusivity.
(a)Except to the extent expressly permitted, without Purchaser’s approval pursuant to Section 6.4, each Seller agrees that between the Execution Date and the earlier of the Closing and the termination of this Agreement, such Seller shall not, and shall cause its Affiliates, including the Company, and each of their respective Representatives not to, directly or indirectly: (i) solicit, initiate, participate in, knowingly facilitate, knowingly encourage or accept any other proposals or offers from any Person (A) relating to any direct or indirect acquisition or purchase of all or any portion of the Company Group Interests or any material portion of the Assets (an “Acquisition Proposal”), except for sales and dispositions of Hydrocarbons made in the ordinary course of business consistent with past practices, (B) to enter into any merger, joint venture, consolidation or other business combination relating to the Company or any Company Group Member, or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any Company Group Member, or (ii) participate in any discussions, negotiations or other similar communications regarding, or furnish to any other Person any information with respect to, any of the foregoing.
(b)Each Seller shall, and shall cause each Company Group Member and the Representatives of such Seller and the Company Group to, (i) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (ii) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement. Each Seller shall not, and shall cause the Company and each Company Group Member not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which such Seller or any of its Affiliates is a party, without the prior written consent of Purchaser.
Section 6.8Delivery of Company Audited Financial Statements. Seller Representative shall cause the Company to prepare and deliver, or cause to be prepared and delivered, to Purchaser by the Closing Date, an audited balance sheet of the Company Group as of December 31, 2021, audited income statements, statements of cash flows and members’ equity of the Company Group for the fiscal year ended December 31, 2021 (collectively, the “Company Audited 2021 Financial Statements”), prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such Company Audited 2021 Financial Statements); provided, however, that the disclosure in such Company Audited 2021 Financial Statements (including the notes thereto) of any matters not disclosed in the Company Financial Statements will not be deemed to have cured any breach of any Seller’s representations or warranties for purposes of determining whether or not (a) the conditions to Closing in Section 7.2 have been met or (b) Sellers have an indemnification obligation pursuant to Section 10.1(b).
Section 6.9Termination of Certain Related Party Contracts. On or prior to the Closing, Sellers shall cause the Company and its Affiliates (including each Company Group Member), as applicable, to terminate all Related Party Contracts set forth on Schedule 6.9.
Section 6.10Conduct of Purchaser. Except as set forth on Schedule 6.10 or with the prior written consent of Seller Representative, from the Execution Date until the Closing, Purchaser shall and shall cause its Subsidiaries to:
(a)conduct its business related to the assets of Purchaser and its Subsidiaries, in accordance with its ordinary course of business, consistent with past practice, subject to interruptions resulting from force majeure, mechanical breakdown or planned maintenance;
(b)not amend the Organizational Documents of Purchaser;
(c)other than pursuant to the Midstream Restructuring, not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for quarterly dividends declared in the ordinary course of business;
(d)not reclassify, combine, split, or subdivide the Purchaser Common Stock;
(e)not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby any Person or group acquires more than a majority of the outstanding equity interests of Purchaser;
(f)not take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the transactions contemplated by this Agreement; or
(g)not enter into an agreement or commitment with respect to any of the foregoing.
Section 6.11Employee Matters.
(a)As soon as reasonably practicable following the Execution Date, Sellers shall provide Purchaser reasonable access to the Business Employees to allow for Purchaser’s evaluation of the Business Employees. No later than five (5) days prior to the Closing Date, Purchaser shall inform Sellers of those Business Employees that it wishes to continue to employ post-Closing (Business Employees that remain employed through Closing and become employed by Purchaser or its Affiliates are the “Continuing Employees”), and Sellers shall take all actions necessary or appropriate to transfer the employment of all other Business Employees (the “Non-Continuing Employees”) to a Spinoff Midstream Entity prior to the Closing Date. Sellers shall also take all actions necessary or appropriate to cause the applicable Spinoff Midstream Entity to assume all employment or similar contracts with the Non-Continuing Employees upon the transfer of their employment, and to assume all responsibilities under any separation, severance or similar agreement with respect to any employee of the Company Group that was terminated prior to the Closing Date (the “Terminated Employees”). The Spinoff Midstream Entities shall be responsible for and shall indemnify and hold Purchaser and its Affiliates harmless with respect to any and all costs, expenses, taxes, judgments, fines, penalties, and other liabilities or obligations of any kind related to the Terminated Employees, the transfer of employment of the Non-Continuing Employees, the assumption of the employment contracts (if applicable) of the Non-Continuing Employees, and the employment or termination of employment of the Non-Continuing Employees by the applicable Spinoff Midstream Entity post-Closing; provided, that the foregoing shall not affect Purchaser’s obligation to pay Transition Costs to the applicable Spinoff Midstream Entity as set forth in Section 6.17.
(b)Sellers shall take all actions necessary or desirable to cause one or more of the Spinoff Midstream Entities to assume sponsorship of all Company Benefit Plans (regardless of whether the plans are listed on Schedule 4.28(a)) immediately prior to the Closing, along with all assets of and obligations and liabilities under or with respect to the Company Benefit Plans, provided, however, that notwithstanding any provision herein to the contrary, the Spinoff Midstream Entities will not assume sponsorship of or liabilities associated with accrued vacation or paid time off for any Continuing Employee or for individual compensation arrangements (other than employment agreements) with respect to any Continuing Employees (unless such individual compensation arrangements are material and are not set forth on Schedule 4.28(a)), and the Spinoff Midstream Entities will not have or assume any obligations or liabilities for compensation or benefits of the Continuing Employees that relate to the employment of such Continuing Employees after the Closing and the foregoing shall not affect Purchaser’s obligation to pay Transition Costs to the applicable Spinoff Midstream Entity as set forth in Section 6.17. Sellers shall further take all actions necessary to cause the applicable members of the Company Group to terminate their status as participating employers in, or named fiduciaries of, the Company Benefit Plans and to transfer sponsorship of the Company Benefit Plans and all related assets and insurance and administration Contracts to the Spinoff Midstream Entities, also effective prior to the Closing. For the avoidance of doubt, as of the Closing Date, each of the Continuing Employees will cease participation as an active employee in all group Company Benefit Plans. Purchaser shall cause those Continuing Employees that would otherwise be eligible to participate in Purchaser’s group health and welfare plans but for eligibility waiting periods to be immediately eligible to participate in the Purchaser’s group health and welfare plans as of the Closing Date. Purchaser shall cause those Continuing Employees to be eligible to participate in the Purchaser’s retirement plans as soon as eligible under the applicable retirement plans. The Spinoff Midstream Entities shall indemnify the Purchaser and its Affiliates for all costs, expenses, taxes, judgments, fines, penalties, and other liabilities or obligations of any kind under or with respect to the Company Benefit Plans, irrespective of whether such items arise before, on, or after the Closing.
(c)Without limiting the generality of Section 6.11(b), Seller shall cause the Spinoff Midstream Entities to provide continuation health care coverage in accordance with Section 4980B of the Code and Section 601 to 608 of ERISA (“COBRA”) to all individuals who are receiving COBRA coverage as of the Closing or who are otherwise M & A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury Regulation Section 54.4980B-9) with respect to the transaction contemplated by this Agreement, for the duration of the period that such individuals are entitled to COBRA coverage. Sellers hereby covenant and agree that they shall cause the Spinoff Midstream Entities to maintain a group health plan that provides the COBRA coverage contemplated by this Section 6.11(c) for the duration of the period that any such individual is eligible for COBRA coverage. Sellers’ COBRA obligation shall also include providing any COBRA subsidy to which any such individual may be entitled, contractually or otherwise. Notwithstanding anything herein to the contrary, the Spinoff Midstream Entities will not have any obligation or responsibility to provide COBRA continuation coverage to any Continuing Employee or any covered spouse or dependent thereof.
(d)Purchaser will or will cause its Affiliates to, for at least 12 months following the Closing Date, provide (i) base salaries or hourly wage rates, as applicable, and target annual cash incentive opportunities to each Continuing Employee that remains employed by Purchaser or its Affiliates, that are at least as favorable as the base salaries or hourly wage rates, as applicable, and target annual cash incentive opportunities provided to such Continuing Employees as of the Closing Date, and (ii) health, paid time off, and retirement benefits and long-term incentive opportunities that are no less favorable, in the aggregate, than the health, paid time off and retirement benefits and long-term incentive opportunities provided to similarly situated employees of Purchaser and its Affiliates.
(e)For purposes of eligibility to participate, vesting and calculation of vacation or severance benefit entitlements (but not for purposes of defined benefit pension accrual or post-employment retiree welfare benefits) with respect to the benefit plans, programs, arrangements, policies and practices maintained by Purchaser or its Affiliates providing benefits to any Continuing Employee (“New Plans”), each Continuing Employee’s years of service with the Company, the Company Group or their Affiliates (or any predecessor employer of an employee of the Company, the Company Group or their Affiliates, to the extent service with such predecessor employer is recognized by the Company, the Company Group or their Affiliates as of the Execution Date) prior to the Closing shall be treated as service with Purchaser or its Affiliates; provided, however, that such service need not be recognized to the extent (A) that such recognition would result in any duplication of benefits for the same period of service or (B) that such service is not recognized by the Company, the Company Group Member or their Affiliates, as applicable, under any applicable Benefit Plan in which the Continuing Employee was eligible to participate prior to the Closing. Purchaser further agrees that, from and after the Closing Date, Purchaser shall use commercially reasonable efforts to (i) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Benefit Plan applicable to such Continuing Employee as of the Closing Date; and (ii) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent of the foregoing) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the same plan year as the Closing.
(f)No provision in this Section 6.11 or otherwise in this Agreement, whether express or implied, will (i) create any third-party beneficiary or other rights in any employee or former employee of the Company, the Company Group or any of their respective Affiliates (including any beneficiary or dependent thereof) or any other Person; (ii) create any rights to continued employment with the applicable Company Group Member, Purchaser or either of their respective Affiliates, or in any way limit the ability of the Company, the Company Group, Purchaser or any of their respective Affiliates to terminate the employment of any individual at any time and for any reason; (iii) constitute or be deemed to constitute an amendment to any employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Purchaser, the Company, the Company Group or any of their Affiliates; or (iv) result in the assumption or transfer, in whole or in part, of any Company Benefit Plan, or any liability or obligation whatsoever thereunder, or with respect thereto, by or to Purchaser or any of its Affiliates.
Section 6.12Form S-3. Prior to the Closing, Purchaser shall use its commercially reasonable efforts to not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Purchaser to (a) be ineligible to file a Registration Statement on Form S-3 promulgated under the Securities Act (or any successor form) or (b) fail to maintain its status as a well-known seasoned issuer, as defined under the Securities Act.
Section 6.13Officers & Directors.
(a)Purchaser shall not, and shall cause each Company Group Member not to, amend, repeal or otherwise modify the Organizational Documents of Purchaser or any Company Group Member or manage Purchaser or the Company Group in any manner that would affect adversely the rights thereunder of individuals who at and at any time prior to the Closing a director, officer or manager of any Company Group Member (the “D&O Indemnified Parties”).
(b)The Parties hereby acknowledge and agree that a D&O Indemnified Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Company Group (collectively, the “Other Indemnitors”). Following the Closing, the Company Group (i) shall be the indemnitors of first resort (i.e., their respective obligations to any D&O Indemnified Party hereunder are primary and any obligation of any Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any D&O Indemnified Party shall be secondary to Purchaser and the Company Group) with regard to matters arising from the affairs of the Company Group, (ii) shall be required to advance the full amount of expenses incurred by such D&O Indemnified Party in accordance with the applicable Organizational Documents of any Company Group Member as in effect as of the Closing and to the extent permitted under applicable Law and (iii) irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Parties further agree that no advancement or payment by the Other Indemnitors on behalf of any D&O Indemnified Party with respect to any claim for which such D&O Indemnified Party has sought indemnification from the Company Group shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such D&O Indemnified Party against the Company Group. The Other Indemnitors are express third-party beneficiaries of the terms of this Section 6.13(b). The provisions of this Section 6.13 are intended to be for the benefit of each D&O Indemnified Party, his or her heirs and his or her representatives.
Section 6.14Specified Pad.
(a)Sellers shall, and shall cause each Company Group Member to, use its commercially reasonable efforts to cause the Specified Permit Approvals to occur. For each Specified Permit Approval that does not occur at least five (5) Business Days prior to the Closing, then the Cash Purchase Price will be reduced at Closing by the Specified Value corresponding to such Specified Permit Approval (the “Specified Permit Reduction”) and such amount shall be placed into an escrow account (the “Specified Permit Escrow Account”) pursuant to the Closing Escrow Agreement. If any Specified Permit Approval does not occur at least five (5) Business Days prior to Closing, but does occur within twelve (12) months of the Execution Date (such date, the “Specified Permit Outside Date”), Purchaser and Seller Representative shall deliver an executed joint written instruction to the Escrow Agent to release from the Specified Permit Escrow Account an amount equal to the Specified Value for such Specified Permit (the “Contingent Payments”) by wire transfer in same-day funds in accordance with the Allocation Schedule within five (5) Business Days of Purchaser receiving evidence from Seller Representative that the Specified Permit Approval has been obtained; provided that in no event shall Purchaser be required to pay Sellers the Contingent Payments prior to the Closing.
(b)If the Specified Permit Approval has not occurred by the Specified Permit Outside Date, then, on Specified Permit Outside Date, Seller Representative shall deliver written evidence to Purchaser that the Specified Operator is licensed and qualified by all applicable Governmental Authorities to own and operate (i) all Specified Permits that have not been obtained as of the Specified Permit Outside Date and (ii) any Specified Wells associated with such Specified Permits. On the later to occur of (y) five (5) Business Days after Seller Representative’s satisfaction of the covenant in the immediately-preceding sentence to Purchaser’s reasonable satisfaction, and (z) the Specified Permit Outside Date, then, within five (5) Business Days of such later date, (A) Seller Representative and Purchaser shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release any remaining funds held in the Specified Permit Escrow Account to Purchaser, and (B) Purchaser shall take those steps that are reasonably necessary to convey the Specified Wells for which Specified Permits have not been obtained to the Specified Operator.
Section 6.15Existing Company Note Redemption. If requested by Purchaser in writing, Sellers shall cause the Company to issue, or cause to be issued, a notice of redemption with respect to all outstanding Existing Company Notes (the “Redemption Notice”) pursuant to Section 3.03 of the Indenture, and to take all other actions required by the Indenture in connection therewith, in order to effect an optional redemption of such Existing Company Notes pursuant to Section 3.07 of the Indenture. Such Redemption Notice shall state that the redemption is to occur concurrently with the Closing and that the Closing shall be a condition precedent to the redemption. The redemption price with respect to such redemption, including the applicable premium and accrued and unpaid interest due and payable on the redemption date with respect to the Existing Company Notes, shall be paid by Purchaser.
Section 6.16Financing Cooperation.
(a)From and after the Execution Date and through the Closing Date, upon the request of Purchaser, Sellers shall cause the Company and the Company shall cause its Representatives to, cooperate reasonably in connection with the Financing (so long as such requested cooperation does not unreasonably interfere with the conduct of the business of the Company Group), including any offering of securities of Purchaser and any related SEC filing to be made by Purchaser, including, as applicable, by: (i) causing the Company Group’s Senior Management to participate at reasonable times and for reasonable durations in meetings, due diligence and drafting sessions, rating agency presentations and road shows, if any; (ii) providing Required Information reasonably requested by Purchaser or its Financing Sources to the extent in the

Company Group’s possession, or commercially reasonably obtainable by the Company Group; (iii) assisting at Purchaser’s sole expense in the preparation of SEC filings to be made by Purchaser, offering memoranda, private placement memoranda, prospectuses, bank confidential information memoranda, rating agency presentations and similar documents (“Offering Documents”), to the extent such Offering Documents include information related to the Company Group or its Assets; (iv) (A) using reasonable commercial efforts to cause any accountants retained by the Company Group to cooperate with Purchaser, including by participating in accounting due diligence sessions, obtaining the consent of, and customary comfort letters from, such accountants (including by providing customary management letters and requesting legal letters to obtain such consent) in connection with Purchaser’s use of the Company Group’s financial statements if necessary or desirable in connection with any securities offering by Purchaser, (B) using reasonable commercial efforts to cause any independent reservoir engineers retained by the Company Group to cooperate with Purchaser, including by participating in drafting sessions and reservoir engineer due diligence sessions, obtaining the consent of, and customary comfort letters from, such engineers (including, if necessary, by providing customary management letters and requesting legal letters to obtain such consent) if necessary or desirable for Purchaser’s use of the Company Group’s reserve reports in connection with any securities offering by Purchaser, (C) cooperating with Purchaser’s or other relevant independent reservoir engineers in connection with the drafting of any customary comfort letters that such independent engineers may be required to deliver in connection with any securities offering required to provide information with respect to the Company Group’s reserves and (D) cooperating with Purchaser’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with any securities offering as part of the Financing (the fee in respect of which shall be the responsibility of Purchaser), to the extent such legal opinions relate to matters pertaining to the Company Group or its Assets; (v) cooperating reasonably with any due diligence requests of the Financing Sources, to the extent customary and reasonable; (vi) in connection with any such Financing, provide customary authorization letters authorizing the distribution of information to prospective lenders and containing a customary representation that at the time of the delivery of such authorization letter all written factual information concerning the Assets (other than (A) any projections regarding their future performance, (B) other forward-looking information and (C) information of a general economic or industry nature), that has been made available to Purchaser or any Financing Source by any Seller or any of its representatives on its behalf in connection with the Financing, when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; (vii) providing commercially reasonable assistance in the amendment or novation of any of the Hedging Contracts, in each case, on terms that are reasonably requested by Purchaser; provided that no obligation of the Company Group under any such amendments or novations shall be effective until the Closing Date; (viii) furnishing promptly all documentation and other information reasonably requested by a Financing Source and required by any Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested at least ten Business Days prior to the Closing Date; (ix) in connection with the Financing, executing and delivering any definitive financing documents, including any necessary pledge and security documents, as reasonably requested by Purchaser and otherwise facilitating the pledging of collateral in connection with the Financing, and providing customary title information to the extent in the Company Group’s possession or reasonably obtainable by the Company Group; provided that no obligation of the Company Group under any such definitive financing documents, including any pledge and security documents, shall be effective until the Closing Date; and (x) causing the taking of any corporate, limited liability company or partnership actions, as applicable, by the Company Group reasonably necessary to permit the completion of the Financing.
(b)Notwithstanding the foregoing, (i) none of Sellers, the Company Group nor any of their respective Affiliates shall be required to incur any liability in connection with the Financing (including commitment, underwriting or similar fees) or execute any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing that is not contingent upon the Closing or that would be effective prior to the Closing, (ii) nothing shall require such cooperation to the extent it would require any Seller or Company Group Member to waive or amend any terms of this Agreement and (iii) neither Sellers, the Company Group nor any of their respective Affiliates shall be required to take any action or provide access to or disclose information where such Person reasonably determines that such action, access or disclosure would (A) jeopardize attorney-client or other legal privilege, (B) result in the contravention of any applicable requirements of Law, (C) require the board of directors (or similar governing body) of any Seller or the Company Group or any of their respective Affiliates to approve any Financing or agreements related thereto or (D) unreasonably interfere with its business operations, cause any representation or warranty in this Agreement by Seller to be breached or cause any condition to closing in Article 7 to fail to be satisfied by the Outside Date or otherwise result in a breach of this Agreement by Seller that would provide Purchaser the right to terminate this Agreement. Purchaser shall indemnify and hold harmless (including from and after the Closing) Sellers and their respective Affiliates and Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith or any action taken by them at the request of Purchaser in connection therewith, in each case other than to the extent any of the foregoing arises from the gross negligence, bad faith, actual fraud, or willful misconduct of Sellers or any of their Affiliates, as determined in a final and non-appealable decision of a court of competent jurisdiction. Purchaser shall promptly, upon request of Sellers, reimburse Sellers and the Company Group and their respective Affiliates, as applicable, for all reasonable out-of-pocket costs incurred by Sellers or the Company Group or their respective Affiliates in connection with this Section 6.16.
(c)Purchaser acknowledges and agrees that its obtaining Financing is not a condition to any of its obligations under this Section 6.16. For the avoidance of doubt, if any Financing referred to in this Section 6.16 is not obtained for any reason other than Sellers’ material breach of its obligations hereunder, Purchaser shall continue to be obligated to consummate the transactions contemplated by this Agreement, subject to and on the terms contemplated by this Agreement.
Section 6.17Transition Services Agreement.
(a)With respect to any Transition Service (as defined below), for the period of time following the Closing Date as set forth on Schedule 6.17 for such Transition Service, EIG shall cause one or more of the Spinoff Midstream Entities to provide to the Purchaser those services listed on Schedule 6.17 as are requested by Purchaser (but there shall be no obligation to provide any such services that were provided by any Business Employee that becomes a Continuing

Employee) (the services listed thereon, collectively, the “Transition Services”). EIG shall cause the applicable Spinoff Midstream Entity to perform any Transition Services provided hereunder in good faith, on a commercially reasonable basis, (i) in all material respects in compliance with all Laws and (ii) to the extent not inconsistent therewith, in substantially the same quality and manner as the same or comparable services were provided to the Company or its Affiliates during the one year preceding the Closing Date.
(b)Purchaser, upon not less than 30 days’ written notice, at any time and from time to time may, as of the date set forth in such notice reduce or terminate its right to receive (and Sellers’ associated obligations to cause the provision of) any or all of the applicable Transition Services. Purchaser shall reimburse the applicable Spinoff Midstream Entity for the documented costs and expenses with respect to the provision of any Transition Services as set forth on Schedule 6.17 for such Transition Services (such costs and expenses, the “Transition Costs”). No later than the 15th Business Day after each calendar month during which any Spinoff Midstream Entity provided Transition Services, beginning with the calendar month immediately following the Closing, Seller Representative shall submit an invoice to the Purchaser for the Transition Costs incurred during such calendar month. Purchaser shall pay or cause to be paid any undisputed invoice it receives for Transition Costs within 30 days after its receipt.
(c)No Spinoff Midstream Entity or person providing services to Purchaser on behalf of a Spinoff Midstream Entity shall have the authority to enter into agreements on behalf of Purchaser or any Company Group Member or otherwise bind Purchaser or any Company Group Member. Each Spinoff Midstream Entity and person providing services to Purchaser on behalf of such Spinoff Midstream Entity shall perform the Transition Services on Purchaser or a Company Group Member premises (at the election of Purchaser), under Purchaser’s direction, and shall follow all of Purchaser’s policies.
(d)Notwithstanding anything to the contrary in this Agreement, no other Seller shall impair, condition, delay or otherwise interfere with EIG’s performance of its obligations under this Section 6.17 in any material respect.
Section 6.18Midstream Restructuring.
(a)(i) Prior to Closing, Sellers shall cause certain of the respective Company Group Members to enter into a restructuring agreement in substantially the form attached hereto as Exhibit D (the “Restructuring Agreement”), and (ii) prior to or at Closing, Sellers shall cause the applicable Company Group Members to take such actions in such manner as set forth in the Restructuring Agreement (collectively, the “Midstream Restructuring”). Following the Midstream Restructuring, Midstream Holdco and Great Western Petroleum Midstream I, LLC (each, a “Spinoff Midstream Entity” and collectively, the “Spinoff Midstream Entities”) will no longer be Company Group Members.
(b)Notwithstanding anything to the contrary in this Agreement, Sellers will pay for all costs and expenses relating to the Midstream Restructuring, including all costs and expenses relating to any consent required from any Third Party to implement the Midstream Restructuring.

(c)From and after Closing, Sellers, on a several and not joint basis, shall indemnify, defend and hold harmless the Purchaser Group from and against any and all Damages suffered or incurred by them in connection with the Midstream Restructuring (whether arising or relating to the period prior to, on or after the Closing Date).
ARTICLE 7
CONDITIONS TO CLOSING
Section 7.1Sellers’ Conditions to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sellers) on or prior to Closing of each of the following conditions precedent:
(a)Representations. The (i) representations and warranties in Section 5.2, Section 5.3, Section 5.4(a) (relating to Purchaser’s authorized capital), Section 5.4(b), Section 5.5, and Section 5.17(a)(iii) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), (ii) the other Purchaser Fundamental Representations shall be true and correct in all material respects, taken in the aggregate, as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), and (iii) representations and warranties of Purchaser set forth Article 5 (other than Purchaser Fundamental Representations) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties (other than Purchaser Fundamental Representations) as would not individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect (without regard to whether such representation or warranty is qualified in terms of materiality);
(b)Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
(c)No Order or Law. No injunction, order or other Law restraining, enjoining, or otherwise prohibiting or making unlawful the consummation of the transactions contemplated by this Agreement shall have been issued, entered, promulgated or enacted by any Governmental Authority having jurisdiction over any Party and remain in force;
(d)HSR Act. All waiting periods (and any extensions thereof) under the HSR Act applicable to the consummation of the transactions contemplated hereby, and any agreement (including any timing agreement) with any Governmental Authority not to consummate the transactions contemplated hereby, shall have expired or been terminated;
(e)Deliveries. Purchaser shall deliver (or be ready, willing, and able to deliver at Closing) to Sellers duly executed counterparts of the documents and certificates to be delivered by Purchaser under Section 8.3; and

(f)Aggregate Defects. The net sum of (i) all downward adjustments to the Unadjusted Purchase Price made pursuant to Section 2.4(a) and Section 2.4(b), plus (ii) the Defect Escrow, shall be, in the aggregate, less than or equal to One Hundred Fifty-Five Million Dollars ($155,000,000).
Section 7.2Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) on or prior to Closing of each of the following conditions precedent:
(a)Representations. The (i) representations and warranties in Section 3.2, Section 3.3, Section 3.4, Section 4.2, Section 4.3(a), (b) and the second sentence of (c), Section 4.35(a)(iii), and Section 4.36 shall be true and correct (except, with respect to Section 4.3(a), for any de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), (ii) the other (A) Seller Fundamental Representations and (B) Company Fundamental Representations shall be true and correct in all material respects, taken in the aggregate, as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date) and (iii) representations and warranties of Sellers set forth in Article 3 and Article 4 (other than (A) the Seller Fundamental Representations and (B) the Company Fundamental Representations) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties (other than (A) the Seller Fundamental Representations and (B) the Company Fundamental Representations) as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or Company Material Adverse Effect, respectively (without regard to whether such representation or warranty is qualified in terms of materiality).
(b)Performance. Sellers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
(c)No Order or Law. No injunction, order or other Law restraining, enjoining, or otherwise prohibiting or making unlawful the consummation of the transactions contemplated by this Agreement shall have been issued, entered, promulgated or enacted by any Governmental Authority having jurisdiction over any Party and remain in force;
(d)HSR Act. All waiting periods (and any extensions thereof) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement, and any agreement (including any timing agreement) with any Governmental Authority not to consummate the transactions contemplated hereby, shall have expired or been terminated;
(e)Deliveries. Each Seller shall deliver (or be ready, willing, and able to deliver at Closing) to Purchaser duly executed counterparts of the documents and certificates to be delivered by such Seller and its Affiliates under Section 8.2; provided that such Seller’s delivery (or being ready, willing, and able to deliver at Closing) of executed counterparts of the Registration Rights Agreement from any of such Seller’s Designees whom such Seller designates as a party thereto as identified in writing to Purchaser at least two Business Days prior to the

Closing Date shall not be a condition precedent to the obligations of Purchaser to consummate the transactions contemplated by this Agreement; and
(f)Aggregate Defects. The net sum of (i) all downward adjustments to the Unadjusted Purchase Price made pursuant to Section 2.4(a) and Section 2.4(b), plus (ii) the Defect Escrow, shall be, in the aggregate, less than or equal to One Hundred Fifty-Five Million Dollars ($155,000,000).
ARTICLE 8
CLOSING
Section 8.1Time and Place of Closing. Consummation of the purchase and sale contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller Representative, take place at the offices of Purchaser in Denver, Colorado, at 10:00 a.m., Mountain Time, on the later to occur of (a) May 6, 2022, and (b) the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article 7 (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing, but subject to the satisfaction or waiver of those conditions), subject to the rights of the Parties under Article 9 (such date, whether pursuant to clause (a) or (b), the “Target Closing Date”). The date on which the Closing occurs is herein referred to as the “Closing Date.”
Section 8.2Obligations of Sellers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller Representative shall deliver or cause to be delivered to Purchaser the following:
(a)counterparts of the Assignment Agreement transferring the Company Interests to Purchaser, duly executed by the Sellers;
(b)a valid Internal Revenue Service Form W-9 with respect to each Seller (or its regarded owner for U.S. federal income Tax purposes, if such Seller is an entity disregarded from its owner for U.S. federal income Tax purposes), signed under penalties of perjury and dated no more than thirty (30) days prior to the Closing Date;
(c)a certificate duly executed by an authorized officer of each Seller, dated as of Closing, certifying on behalf of such Seller that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled;
(d)duly executed counterparts of the Registration Rights Agreement, executed by each Seller and the Sellers’ Designees;
(e)where approvals are received by any Seller or Seller Representative pursuant to a filing or application under Section 6.2, copies of those approvals;
(f)an executed acknowledgment of the Preliminary Settlement Statement;

(g)joint written instruction executed by an officer of Seller Representative to the Escrow Agent to transfer an amount equal to Escrow Funds from the Deposit to fund the Indemnity Holdback Escrow Account;
(h)pay-off letters in respect of the Company RBL (the “RBL Payoff Letters”) and the other RBL Payoff Documentation, in each case, in final and fully executed and authorized (as applicable) form;
(i)so long as Purchaser has exercised its rights under Section 6.15 to cause the Company to issue a Redemption Notice, pay-off letter in respect of the Existing Company Notes (the “Notes Payoff Letters”) and the other Notes Payoff Documentation, in each case, in final and fully executed and authorized (as applicable) form;
(j)evidence of the distribution of the Redemption Notice at least 30 days but not more than 60 days prior to the Closing Date if, pursuant to Section 6.15, Purchaser requested Sellers to cause the Company to mail such Redemption Notice;
(k)all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.
Section 8.3Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Sellers (or the Escrow Agent or the Seller Designees, as applicable), among other things, the following:
(a)a wire transfer in same-day funds in an amount equal to the Closing Payment, in each case in accordance with the Allocation Schedule, to the accounts designated by Seller Representative prior to Closing;
(b)joint written instruction executed by an officer of Purchaser to the Escrow Agent to transfer an amount equal to the Escrow Funds from the Deposit to fund the Indemnity Holdback Escrow Account;
(c)a wire transfer in same-day funds to the Escrow Agent in an amount equal to (1) any amounts comprising the Defect Escrow (2) plus any amounts comprising the Specified Permit Reduction;
(d)the number of shares of Purchaser Common Stock comprising the Stock Purchase Price to Sellers or Seller Designees as set forth on the Allocation Schedule, free and clear of all Encumbrances and restrictions other than restrictions imposed by applicable securities Laws and the legend referred to in Section 3.10(c);
(e)a certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled;
(f)duly executed counterparts of the Assignment Agreement;

(g)duly executed counterparts of the Registration Rights Agreement, executed by Purchaser;
(h)where approvals are received by Purchaser pursuant to a filing or application under Section 6.2, copies of those approvals;
(i)an executed acknowledgment of the Preliminary Settlement Statement; and
(j)all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Sellers.
ARTICLE 9
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to Closing:
(a)by the mutual prior written consent of Purchaser and Seller Representative;
(b)by either Purchaser or Seller Representative, if Closing has not occurred on or before the Outside Date; provided, however, that no Party shall be entitled to terminate this Agreement under this Section 9.1(b) if such Party is then in material breach of any of its representations, warranties or covenants contained in this Agreement, which material breach is, individually or in the aggregate, the primary cause of the failure of a condition set forth in Section 7.1 or Section 7.2, as applicable; or
(c)by either Purchaser or Seller Representative, if a Governmental Authority shall have issued, entered, promulgated or enacted any order or other Law or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits or makes unlawful the consummation of the transactions contemplated hereby; provided, however, that no Party shall be entitled to terminate this Agreement under this Section 9.1(c) if such Party is then in material breach of any of its representations, warranties or covenants contained in this Agreement, which material breach is, individually or in the aggregate, the primary cause of such final and non-appealable order, other Law or other action.
Section 9.2    Effect of Termination.
(a)If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 3.7, Section 5.8, Section 6.1(d), Section 6.3, Article 9, Article 13, and Appendix A, which shall continue in full force and effect).
(b)
(i)In the event that (y) all conditions precedent to the obligations of Sellers set forth in Section 7.1 have been satisfied or waived by Sellers (or would have been satisfied except for the breach or failure of any of Sellers’ representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing) and (z) the Closing has not occurred solely as a result of the material breach or failure of Sellers’ or the Company’s representations, warranties, or covenants hereunder, including, if and when required, Sellers’ obligations to consummate the transactions contemplated hereunder at Closing (including, for the avoidance of doubt, if Purchaser terminates this Agreement pursuant to Section 9.1(b) or Section 9.1(c) and at the time of termination, such material breach or failure shall not be curable, or, if curable, shall not have been cured within 30 days after written notice of such breach is given to Purchaser by the Seller Representative), then Purchaser shall promptly elect in writing to either (A) exercise its right to require Sellers’ specific performance of this Agreement as provided in Section 13.16, or (B) terminate this Agreement and receive $50,000,000 from the Company for the sole account and use of Purchaser, as liquidated damages, and the Company shall deliver such amount to Purchaser, in immediately available funds, no later than three Business Days after the date of such termination. If Purchaser elects the remedy provided by clause (B), (x) such remedy shall be its exclusive remedy against the Company or any member of the Seller Group for the failure to consummate the transactions contemplated hereunder at Closing and (y) Purchaser and Seller Representative shall then jointly instruct the Escrow Agent to release the Deposit to Purchaser within three (3) days of the date on which this Agreement is terminated. If Purchaser elects the remedy provided by clause (A) the Parties hereto acknowledge and agree that (x) Purchaser and Seller Representative shall then jointly instruct the Escrow Agent to release the Deposit to Sellers at Closing and (y) if the Closing occurs, such election shall not impair Purchaser’s rights under Article 10. If Purchaser elects the remedy of specific performance contemplated by clause (A) but such remedy is not awarded by courts of competent jurisdiction, Purchaser shall be entitled to the remedy contemplated by clause (B), in each case, in accordance with the terms and conditions set forth herein. The Parties agree that specific performance is a remedy expressly negotiated by the Parties and that Purchaser shall not be required to provide any bond or other security in connection with seeking specific performance as a remedy as described in this Section 9.2(b).
(ii)In the event that this Agreement is terminated by the mutual written consent of Purchaser and Seller Representative pursuant to Section 9.1(a), the Parties hereto acknowledge and agree that Purchaser and Seller Representative shall jointly instruct the Escrow Agent to return the Deposit to Purchaser within three (3) days of the date on which this Agreement is terminated and such remedy shall be Purchaser’s exclusive remedy against any member of the Seller Group for the failure to consummate the transactions contemplated by this Agreement.
(c)In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 7.2 have been satisfied or waived by Purchaser (or would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing) and (ii) the Closing has not occurred solely as a result of the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing (including, for the avoidance of doubt, if Seller Representative terminates this Agreement pursuant to Section 9.1(b) and at the time of termination, such material breach or failure shall not be curable, or, if curable, shall not have been cured within 30 days after written notice of such breach is given to the Seller

Representative by Purchaser), then Seller Representative shall promptly terminate this Agreement and receive an amount equal to the aggregate of the Deposit plus One Hundred Fifty Million Dollars ($150,000,000) for allocation to Sellers in accordance with their Pro Rata Share, for the sole account and use of each Seller, as its sole and exclusive remedy and as liquidated damages within three (3) days of the date on which this Agreement is terminated.
(d)EACH SELLER AND PURCHASER ACKNOWLEDGES AND AGREES THAT (I) IF SUCH SELLER RECEIVES LIQUIDATED DAMAGES IN ACCORDANCE WITH SECTION 9.2(C), OR (II) PURCHASER RECEIVES LIQUIDATED DAMAGES IN ACCORDANCE WITH SECTION 9.2(B), THEN (A) ACTUAL DAMAGES UPON THE EVENT OF A TERMINATION ARE DIFFICULT TO ASCERTAIN WITH ANY CERTAINTY, (B) SUCH LIQUIDATED DAMAGES AMOUNT IS A FAIR AND REASONABLE ESTIMATE BY THE PARTIES OF SUCH AGGREGATE ACTUAL DAMAGES, AND (C) SUCH LIQUIDATED DAMAGES DO NOT CONSTITUTE A PENALTY.
(e)Subject to Section 9.2(b) and Section 9.2(c), upon the termination of this Agreement in accordance with the express terms of this Article 9, Sellers and the Company Group shall be free immediately to enjoy all rights of ownership of the Company Group and the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement. Following termination of this Agreement in accordance with Article 9, Purchaser shall promptly (but in any event no more than ten (10) Business Days after the termination of this Agreement) return or destroy all agreements, Contracts, instruments, books, records, materials and other information regarding Seller or its Affiliates (including the Company Group and the Assets) provided to Purchaser or any of its Affiliates or any of their respective Representatives in connection with the transactions contemplated by this Agreement except as may be reasonably necessary to preserve Purchaser’s rights hereunder.
(f)Notwithstanding anything to the contrary in this Agreement, each Party acknowledges and agrees that if the Closing fails to occur for any reason, such Party’s sole and exclusive remedy against the other Party shall be to exercise an applicable remedy set forth in this Article 9.
ARTICLE 10
INDEMNIFICATION
Section 10.1    Indemnification.
(a)From and after Closing, Purchaser shall indemnify, defend, and hold harmless the Seller Group from and against all Damages incurred by, suffered by, or asserted against such Persons:
(i)caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in this Agreement; or
(ii)caused by or arising out of or resulting from any breach of any of Purchaser’s representations and warranties set forth in Article 5 of this Agreement, or confirmed in the certificate delivered by Purchaser at Closing pursuant to Section 8.3(e).

(b)From and after Closing, subject to the limitations set forth in Section 10.3(a), each Seller (solely with respect to such Seller and to the extent of its Pro Rata Share) shall, on a several and not joint basis, indemnify, defend, and hold harmless the Purchaser Group from and against all Damages incurred by, suffered by, or asserted against such Persons:
(i)caused by or arising out of or resulting from such Seller’s breach of any covenants or agreements of such Seller contained in this Agreement; or
(ii)caused by or arising out of or resulting from any breach of any of such Seller’s representations and warranties set forth in Article 3 or Article 4 of this Agreement, or confirmed in the certificate delivered by Sellers at Closing pursuant to Section 8.2(c).
For the avoidance of doubt, no Seller shall have any liability with respect to any breach of any representation or warranty made by any other Seller or any breach by any other Seller of any covenant or agreement set forth in this Agreement; provided, however, that to the extent Damages arise out of breaches by more than one Seller (x) Purchaser shall be entitled to recover the aggregate amount of such Damages from the breaching Sellers (subject to the limitations set forth in Section 10.3) and (y) each such Seller’s liability under this Section 10.1(b) shall be apportioned among the breaching Sellers based on such breaching Sellers’ Pro Rata Share.
(c)Notwithstanding anything to the contrary contained in this Agreement, subject to, Section 6.1(d), Section 6.6, Section 6.11, Section 6.14, Article 9, Article 11, Article 12, and Section 13.16, from and after the Closing, absent Fraud, this Article 10 contains the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including any breaches of the representations, warranties, covenants, and agreements of the Parties in this Agreement or any of the other Transaction Documents. Except for the remedies contained in this Article 10, Section 6.1(d), Section 6.6, Section 6.11, Section 6.14, Article 9, Article 11, Article 12, and Section 13.16, EACH SELLER, ON THE ONE HAND, AND PURCHASER (ON BEHALF OF ITSELF AND ON BEHALF OF THE PURCHASER GROUP), ON THE OTHER HAND, EACH RELEASE, REMISE, AND FOREVER DISCHARGE THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF (i) THIS AGREEMENT, (ii) SELLER’S OWNERSHIP OF THE COMPANY INTERESTS, (iii) THE COMPANY GROUP’S USE, OWNERSHIP OR OPERATION OF THE ASSETS, OR (iv) THE CONDITION, QUALITY, STATUS, OR NATURE OF THE ASSETS OF THE COMPANY GROUP, INCLUDING, IN EACH SUCH CASE, RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN ANY COMPANY GROUP MEMBER AND ANY PERSONS WHO ARE AFFILIATES OF ANY SUCH COMPANY GROUP MEMBER, AND RIGHTS UNDER INSURANCE MAINTAINED BY ANY COMPANY GROUP MEMBER OR ANY PERSON

WHO IS AN AFFILIATE OF SUCH COMPANY GROUP MEMBER, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY RELEASED PERSON.
(d)The indemnity of each Party provided in this Section 10.1 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable. Any claim for indemnity under this Section 10.1 by any Third Party must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Seller Group and the Purchaser Group) other than the Parties shall have any rights against Sellers or Purchaser under the terms of this Section 10.1 except as may be exercised on its behalf by Purchaser or any Seller, as applicable, pursuant to this Section 10.1(d). The Parties may elect to exercise or not exercise indemnification rights under this Section 10.1 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 10.1.
(e)Notwithstanding anything herein to the contrary, for purposes of Section 10.1(a)(ii) or Section 10.1(b)(ii), when determining the amount of Damages resulting from a breach (but not whether a breach has occurred) of a representation or warranty of Purchaser or any Seller, as applicable, or in the certificate delivered by Purchaser or such Seller pursuant to Section 8.3(e) or Section 8.2(c), respectively, all materiality qualifications (including “Seller Material Adverse Effect,” “Company Material Adverse Effect” or “Purchaser Material Adverse Effect”) contained in such representation or warranty or such certificate related thereto shall be disregarded. For the avoidance of doubt, this Section 10.1(e) shall not be deemed to disregard any dollar amounts or monetary thresholds set forth in any representation or warranty in Article 3 or Article 4 (and, for the avoidance of doubt, in no event shall “Material Contract” be read to mean “Contract”).
Section 10.2    Indemnification Actions. All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:
(a)For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 10 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 10.
(b)To make a claim for indemnification under Section 10.1, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 10.2 including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third-Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third-Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third-Person Claim; provided that the failure of any Indemnified Person to give notice of a Third-Person Claim as provided in this Section 10.2 shall not relieve the Indemnifying Person of its obligations under Section 10.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third-Person Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Third-Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.
(c)In the case of a claim for indemnification based upon a Third-Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third-Person Claim under this Article 10. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.
(d)If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third-Person Claim. If requested by the Indemnifying Person, the Indemnified Person agrees to reasonably cooperate in contesting any Third-Person Claim that the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third-Person Claim controlled by the Indemnifying Person pursuant to this Section 10.2(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third-Person Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third-Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person), (ii) may adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity), (iii) requires a non-monetary commitment by the Indemnified Person, including compliance with an injunction or other equitable relief, (iv) includes any admission of guilt or culpability, or (v) relates to the payment or calculation of royalties or overriding royalties.
(e)If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third-Person Claim, then the Indemnified Person shall have the right to defend against the Third-Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder) with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third-Person Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third-Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third-Person Claim and (ii) if its obligation is so admitted, assume the defense of the Third-Person Claim, including the power to reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Third-Person Claim over the objection of the Indemnifying Person after the

Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third-Person Claim that the Indemnifying Person is entitled to control, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.
(f)In the case of a claim for indemnification not based upon a Third-Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages, or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be deemed to have disputed such claim for indemnification.
Section 10.3    Limitations on Actions.
(a)The representations and warranties of the Parties in Article 3, Article 4 and Article 5 and the covenants and agreements of the Parties in Article 6 and the corresponding representations and warranties confirmed in the certificates delivered at Closing pursuant to Section 8.2(c) and Section 8.3(e), as applicable, shall survive the Closing for a period of one year, except that (i) the Seller Fundamental Representations, the Company Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing for a period of three years, (ii) the covenants and agreements, as applicable, in Section 6.1(d), Section 6.3, and Section 6.6 shall survive the Closing for a period of one year, and (iii) the covenants and agreements in Section 6.11(b) and Section 6.11(c) shall survive until fully satisfied and/or performed in accordance with the terms thereof. The remainder of this Agreement (including the disclaimers and acknowledgments in Section 4.40 and Section 5.12) shall survive the Closing without time limit except (A) as may otherwise be expressly provided herein, (B) for covenants and agreements set forth in this Agreement that, by their terms, are to be completed prior to Closing, which shall only survive for one year after the Closing Date, and (C) all other covenants and agreements set forth in this Agreement, which shall survive until fully satisfied and/or performed in accordance with the terms hereof (unless otherwise specifically provided in this Agreement). Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.
(b)The indemnities in Section 10.1(a) and Section 10.1(b) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.
(c)Sellers shall not have any liability for any indemnification under Section 10.1(b)(ii) (other than with respect to the Seller Fundamental Representations, the Company Fundamental Representations and Section 4.8) for any individual Damage unless the amount with respect to such Damage exceeds $100,000 (the “Individual Indemnity Threshold”).
(d)Sellers shall not have any liability for any indemnification under Section 10.1(b)(ii) (other than with respect to the Seller Fundamental Representations, the Company Fundamental Representations and Section 4.8) until and unless the aggregate amount of the liability for all Damages that exceed the Individual Indemnity Threshold, if applicable, and for which Claim Notices are delivered by Purchaser exceeds $15,000,000, and then only to the extent such Damages exceed $15,000,000.
(e)Notwithstanding anything to the contrary contained elsewhere in this Agreement, (i) Sellers in the aggregate shall not have any liability for any indemnification under Section 10.1(b)(ii) (other than with respect to the Seller Fundamental Representations, the Company Fundamental Representations and Section 4.8) for aggregate Damages in excess of $50,000,000 (the “Cap”), (ii) no individual Seller shall have liability for any indemnification under Section 10.1(b)(ii) (other than with respect to such Seller’s Seller Fundamental Representations) for aggregate Damages in excess of such Seller’s Pro Rata Share of the Cap and (iii) no individual Seller shall have liability for any indemnification under Section 10.1(b) for aggregate Damages in excess of such Seller’s Pro Rata Share of the final Adjusted Purchase Price, less such Seller’s Pro Rata Share of any amounts previously released to Purchaser from the Indemnity Holdback Escrow Account (other than with respect to such Seller’s Fraud).
(f)The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance proceeds actually received by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates). If any Damages sustained by a member of the Purchaser Group are covered by an insurance policy, such member of the Purchaser Group shall use commercially reasonable efforts to make a claim under any applicable insurance coverage.
(g)In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award, or judgment under more than one provision of this Agreement and the Transaction Documents.
Section 10.4    Indemnity Holdback.
(a)In order to provide security for Sellers’ indemnification obligations under this Agreement, on the Closing Date, the Escrow Funds shall be held by the Escrow Agent in the Indemnity Holdback Escrow Account. For the avoidance of doubt, the Escrow Funds represent a deduction from, and are not in addition to, the Unadjusted Purchase Price paid by Purchaser to Sellers on the Closing Date. The Escrow Funds shall be held by the Escrow Agent and distributed by the Escrow Agent pursuant to the provisions of this Section 10.4 and the Indemnity Escrow Agreement.
(b)Subject to the limitations set out in this Article 10, with respect to each indemnification claim asserted by Purchaser against Sellers pursuant to this Article 10, during the period from and after the Closing Date until the one (1) year anniversary of the Closing Date (the “Holdback Period”), upon final resolution or determination of such an indemnity claim in favor of Purchaser by the Parties, Purchaser and Sellers shall jointly instruct the Escrow Agent to disburse to Purchaser the amount set forth in such joint instruction, which will be that portion of the Escrow Funds with a total value equal to the amount that would satisfy such finally resolved or determined indemnity claim.

(c)The Escrow Funds shall be disbursed as follows:
(i)within three Business Days after the three month anniversary of the Closing Date, Seller Representative and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute to Sellers, in accordance with their Pro Rata Share, pursuant to the terms of the Indemnity Escrow Agreement, an amount equal to (A) Twelve Million Five Hundred Thousand Dollars ($12,500,000) less (B) any amounts necessary to satisfy any unresolved indemnity claims that have been timely delivered by Purchaser as of the three month anniversary of the Closing Date and any amounts previously distributed to Purchaser from the Escrow Funds;
(ii)within three Business Days after the six month anniversary of the Closing Date, Seller Representative and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute to Sellers, in accordance with their Pro Rata Share, pursuant to the terms of the Indemnity Escrow Agreement, an amount equal to (A) Twenty Five Million Dollars ($25,000,000) less (B) any amounts necessary to satisfy any unresolved indemnity claims that have been timely delivered by Purchaser as of the six month anniversary of the Closing Date, any amounts previously distributed to Purchaser from the Escrow Funds, and any amounts previously distributed to Sellers from the Escrow Funds;
(iii)within three Business Days after the nine month anniversary of the Closing Date, Seller Representative and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute to Sellers, in accordance with their Pro Rata Share, pursuant to the terms of the Indemnity Escrow Agreement, an amount equal to (A) Thirty Seven Million Five Hundred Thousand Dollars ($37,500,000) less (B) any amounts necessary to satisfy any unresolved indemnity claims that have been timely delivered by Purchaser as of the nine month anniversary of the Closing Date, any amounts previously distributed to Purchaser from the Escrow Funds, and any amounts previously distributed to Sellers from the Escrow Funds; and
(iv)within three Business Days after the expiration of the Holdback Period, Seller Representative and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute to Sellers, in accordance with their Pro Rata Share, pursuant to the terms of the Indemnity Escrow Agreement, (A) any amounts then in the Escrow Fund (including all accrued or earned interest) less (B) any amounts necessary to satisfy any unresolved indemnity claims that have been timely delivered by Purchaser as of the expiration of the Holdback Period. Any amount remaining in the Escrow Fund for such unresolved indemnity claims described in this clause (iv) shall remain in escrow until a final determination of liability (or a settlement between the Parties) with respect to such claims is made under this Agreement.
(d)Notwithstanding anything herein to the contrary, any breach of any representation or warranty of Sellers pursuant to this Agreement (other than a Seller Fundamental Representation or a Company Fundamental Representation) or any other post-Closing liability of Sellers pursuant to this Agreement (including any indemnity obligation), absent Fraud, will be satisfied first from the Escrow Funds, and the several nature of Sellers’ representations and warranties and indemnification obligations shall not affect Purchaser’s right to collect the total amount of any Damages from which indemnification is provided hereunder from the Escrow Funds.
ARTICLE 11
TAX MATTERS
Section 11.1    Tax Returns.
(a)Sellers shall prepare or cause to be prepared all Pass-Through Returns required to be filed after the Closing Date for taxable periods ending on or before the Closing Date (collectively, “Pre-Closing Information Returns”). Such Pre-Closing Information Returns shall be prepared in a manner consistent with past practice of the Company Group Members in preparing their Tax Returns, except as otherwise required by applicable Law. Not later than 30 days prior to the due date for filing such Pre-Closing Information Returns (taking into account any applicable extensions), Seller Representative will deliver a copy of such Pre-Closing Information Returns, together with reasonably detailed supporting documentation and workpapers, to Purchaser for review and comment. Seller Representative shall consider in good faith any reasonable comments from Purchaser and shall timely file, or cause to be timely filed, the Pre-Closing Information Returns with the appropriate Governmental Authority.
(b)Purchaser shall prepare and timely file or cause to be prepared and timely filed all Tax Returns (other than Pre-Closing Information Returns) of the Company Group Members for taxable periods beginning on or before the Closing Date that are required to be filed after the Closing Date (taking into account applicable extensions) and shall timely pay, or cause to be timely paid, all Taxes due with respect to such Tax Returns. Purchaser shall prepare such Tax Returns by treating items thereon in a manner consistent with the past practices of the Company Group Members with respect to such items, except as required by applicable Law. Not later than 30 days prior to the due date (taking into account any applicable extensions) for filing any such Tax Return that could reasonably be expected to give rise to an obligation for which the Purchaser would be entitled to indemnification under Article 10 hereof, Purchaser will deliver a copy of such Tax Return, together with reasonably detailed supporting documentation and workpapers, to Seller Representative for review and comment, and Purchaser shall consider in good faith any reasonable comments from Seller Representative and shall timely file, or cause to be timely filed, such Tax Return with the appropriate Governmental Authority.
Section 11.2    Tax Cooperation. Purchaser and Sellers shall, and shall cause their respective Affiliates to, reasonably cooperate as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company Group. Such cooperation shall include the retention and (upon another Party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation, or other proceeding with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Section 11.3    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any sales, use, transfer, real property transfer, registration, documentary, stamp, value added or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by 50%

by Sellers, on the one hand, and 50% by Purchaser, on the other hand. The Party or Parties responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns, promptly provide a copy of such Tax Returns to the other Party or Parties, and pay such Transfer Taxes. Sellers and Purchaser shall, and shall cause their respective Affiliates to, cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes and timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. One half of the amount of any Transfer Taxes due with respect to any Tax Return to be filed under this Section 11.3 shall be paid by Purchaser to Sellers (if Sellers are the paying Parties) or by Sellers to Purchaser (if Purchaser is the paying Party), as applicable, at least two (2) Business Days prior to the due date for the filing of such Tax Returns.
Section 11.4    Purchase Price Allocation. Purchaser and Sellers shall use commercially reasonable efforts to agree, within 60 days after the Closing Date, to an allocation for U.S. federal income tax purposes of the Adjusted Purchase Price (and any other item included in computing consideration for applicable U.S. federal (and applicable state and local) income tax purposes to the extent known at such time) among the assets of the Company and the Company Group Members that are disregarded as entities separate from the Company in accordance with Section 751(a) of the Code and the Treasury Regulations promulgated thereunder with respect to Sellers and Section 1060 of the Code and the Treasury Regulations promulgated thereunder with respect to Purchaser (the “Tax Allocation”). The Parties acknowledge that, for Tax purposes, the portion of the Adjusted Purchase Price paid in Purchaser Common Stock shall be based on the fair market value of such stock on the Closing Date. If Sellers and Purchaser reach an agreement with respect to the Tax Allocation, (i) Purchaser and Sellers shall use commercially reasonable efforts to update the Tax Allocation in accordance with Sections 751(a) and 1060 of the Code following any determination of the Adjusted Purchase Price pursuant to this Agreement, and (ii) Purchaser and Sellers shall, and shall cause their Affiliates to, report consistently with the Tax Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), and neither Sellers nor Purchaser shall take any position on any Tax Return that is inconsistent with the Tax Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any audit, litigation or other proceeding in connection with such Tax Allocation.
Section 11.5    Push-out Election. Notwithstanding any other provision of this Agreement, Sellers shall take all necessary steps in order to make, where applicable, a “push-out” election for the Company under Section 6226 of the Code for all taxable periods ending on or before the Closing Date (and any corresponding elections under state and local applicable Law).
Section 11.6    Tax Contests. Purchaser shall promptly notify Seller Representative in writing upon receipt of a written notice of any Tax audit or assessment (i) that could reasonably be expected to give rise to an obligation for which Purchaser would be entitled to indemnification under Article 10 hereof or (ii) relates to a Pass-Through Return (in either case, a “Tax Proceeding”); provided that the failure to provide such notice shall not affect Purchaser’s right to seek indemnification hereunder unless the Sellers’ ability to contest such Tax Proceeding is prejudiced or precluded by such failure. Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Authority and shall describe in reasonable detail the nature of such Tax Proceeding to the extent known by Purchaser. Purchaser and Seller Representative shall cooperate with each other in the conduct of any Tax Proceeding following the Closing. Seller Representative shall have the right to control the conduct of any Tax Proceeding with respect to a Pass-Through Return (a “Seller Tax Proceeding”); provided, that Seller Representative shall keep Purchaser reasonably informed regarding the progress and substantive aspects of any Seller Tax Proceeding and Purchaser shall be entitled at its expense to participate in any Seller Tax Proceeding; provided further that Seller Representative shall not compromise or settle any Seller Tax Proceeding without obtaining Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). For all Tax Proceedings other than a Seller Tax Proceeding, and for all Seller Tax Proceedings that Seller Representative does not elect to control, Purchaser shall keep Seller Representative reasonably informed regarding the progress and substantive aspects of such Tax Proceeding, Seller Representative shall be entitled to participate (at its own expense) in such Tax Proceeding and Purchaser shall not compromise or settle any such Tax Proceeding without obtaining Seller Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the case of any conflict between this Section 11.6 and provisions of Article 10, this Section 11.6 shall control.
Section 11.7    Amended Returns. Following the Closing, no amended Tax Return with respect to a Tax period (or portion thereof) ending on or prior to the Closing Date shall be filed by or on behalf of the Company without the prior written consent of Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed) if such amended Tax Return could increase Sellers’ Tax liability or indemnification obligation.
ARTICLE 12
TITLE AND ENVIRONMENTAL MATTERS
Section 12.1    Purchaser’s Title Rights.
(a)The provisions of this Article 12 provide Purchaser’s sole and exclusive remedy with respect to any Title Defects or other deficiencies or defects in Company Group’s title to the Assets.
(b)Except for (A) Purchaser’s rights under Article 9, (B) Purchaser’s rights under Section 10.1(b) for Sellers’ breach of the representations and warranties in Section 4.12, Section 4.15, Section 4.22, Section 4.23(e), and Section 4.24, or (C) in the case of Fraud (collectively, the “Preserved Title Matters”), Purchaser’s rights with respect to title to the Assets pursuant to this Article 12 is limited as set forth this Article 12, and each Seller hereby expressly disclaims and negates any and all representations and warranties of title whatsoever, whether express, implied, statutory, or otherwise.

Section 12.2    Defensible Title.
(a)As used in this Agreement, the term “Defensible Title” means, subject to the Permitted Encumbrances, and, in each case below, as to the Target Formation only, that title of Company Group that is either (x) fairly deducible of record, (y) derivative of a pooling order issued by the COGCC, or (z) evidenced under the terms of a joint operating agreement, which, although not constituting perfect, merchantable or marketable title, could be successfully defended if challenged and that, as of the Execution Date and immediately prior to the Closing:
(i)entitles Company Group to receive (after satisfaction of all Burdens) not less than the Net Revenue Interest for each such Well shown under the headings “NRI BPO,” “NRI 100%,” “NRI 200%,” or “NRI 300%,” as applicable, on Schedule 1.1(b) for all Hydrocarbons produced, saved, and marketed from such Well, throughout the productive life of such Well, except as expressly stated in Schedule 1.1(b), and except for (A) decreases in connection with those operations in which a Company Group Member may, after the Execution Date, become a nonconsenting co-owner in compliance with this Agreement, (B) decreases resulting from any reversion of interest to co-owners with respect to operations in which such co-owners elected not to consent or participate (or were deemed not to consent or participate) so long as such reversionary interests are reflected on Schedule 1.1(b), (C) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past underdeliveries, (D) decreases resulting from the actions of Purchaser, (E) decreases due to any Burdens or throughput fees arising under the Surface Contracts set forth on Schedule 4.21(a) only to the extent such Burdens or fees are also reflected on Schedule 1.1(b); and (F) decreases resulting from the establishment or amendment, in each case by a Person other than Sellers or any Company Group Member, from and after the Execution Date of pools or units;
(ii)obligates Company Group to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, each Well listed on Schedule 1.1(b) not greater than the Working Interest shown under the headings “WI BPO,” “WI 100%,” “WI 200%,” or “WI 300%,” as applicable, on Schedule 1.1(b) for such Well, without increase throughout the productive life of such Well, except as expressly stated in Schedule 1.1(b), and except for (A) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law so long as such reversionary interests are reflected on Schedule 1.1(b), (B) increases that are accompanied by at least a proportionate increase in Company Group’s Net Revenue Interest, (C) increases resulting from the carrying of non-participating interest owners or co-tenants in Leases, in compliance with this Agreement, with respect to the drilling of any Well from and after the Execution Date, (D) increases resulting from the actions of Purchaser, and (E) increases resulting from the establishment or amendment, in each case by a Person other than Sellers or any Company Group Member, from and after the Execution Date of pools or units; and
(iii)is free and clear of Encumbrances, obligations, or defects.
(b)As used in this Agreement, the term “Title Defect” means any Encumbrance, obligation, or defect that causes Company Group to have less than Defensible Title.

(c)As used in this Agreement, the term “Title Benefit” means any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of Company Group in any Well above that shown on Schedule 1.1(b) without causing a greater than proportionate increase in Company Group’s corresponding Working Interest than that shown on Schedule 1.1(b); or (ii) decrease the Working Interest of Company Group in any Well below that shown on Schedule 1.1(b), to the extent there is no decrease in Company Group’s Net Revenue Interest in such Well.
Section 12.3    Definition of Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:
(a)all Burdens and the terms of the Leases to the extent they do not have, and would not reasonably be expected to have, a Negative Title Effect;

(b)the terms and conditions of the instruments creating an asset of Company Group or Company Group’s chain of title to any asset of Company Group, including any Leases, to the extent they do not have, and would not reasonably be expected to have, a Negative Title Effect;

(c)Preferential Rights and similar rights with respect to the Assets unless Purchaser provides evidence that the failure to have obtained a waiver or other clearance of such Preferential Rights and similar rights results in a competing claim of title to a Third Party;

(d)Third-Party consent requirements and similar restrictions unless Purchaser provides evidence either (i) such consent requirements or similar restrictions were denied in writing by the holder thereof, or (ii) that the failure to have obtained such consents or similar restrictions (or a waiver or other clearance thereof) would (A) cause the transfer of the underlying Asset into any Company Group Member to be void or voidable, or (B) cause the termination of a Lease, Surface Contract or Contract pursuant to the express terms thereof, and, in each case of clauses (i) and (ii), has resulted in a competing claim of title to a Third Party;

(e)Customary Post-Closing Consents;

(f)liens for Taxes or assessments not yet delinquent;

(g)materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or charges for amounts not yet delinquent (including any amounts being withheld as provided by Law);

(h)all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of assets similar to the Assets;

(i)conventional rights of reassignment arising upon final intention to abandon or release the Assets, or any of them, so long as such rights have not been triggered;

(j)easements, rights-of-way, covenants, servitudes, permits, surface leases, and other rights to use the surface, including legal highways and zoning and building Laws, to the extent they do not have, and would not reasonably be expected to have, a Negative Title Effect;

(k)any lien, charge, or other encumbrance which is discharged at or prior to Closing;

(l)failure to recite marital status in a document (unless Purchaser provides affirmative evidence that such failure would result in another Person’s superior claim to title);

(m)lack of a survey, unless a survey is required by Law;

(n)the existence and terms of the Material Contracts to the extent they do not have, and would not reasonably be expected to have, a Negative Title Effect;

(o)all rights reserved to, or vested in, any Governmental Authorities to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license, or permit issued by any Governmental Authority;

(p)zoning and planning ordinances and municipal regulations;

(q)gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts;

(r)any statutory liens and any inchoate Encumbrances created under the operating agreements or by operation of Law, in each case, in respect of obligations that are not yet due;

(s)rights of any (i) common owner of any interest in any fee mineral interest as tenants in common or through common ownership, (ii) owner or lessee of any oil and gas interests in formations, strata, horizons, or depths other than the depths described for the applicable Lease described on Schedule 1.1(a) or (iii) common owner of any interest in surface rights currently held by the Company Group and such common owner as tenants in common or through common ownership;

(t)any Encumbrances burdening a third party lessor’s or grantor’s interest in the Assets (including any Encumbrances created under deeds of trust, mortgages and similar instruments by any such lessor or grantor), which, if not subordinated to the rights of Company Group, is not currently in default or subject to foreclosure or other enforcement proceedings by the holder;

(u)defects based solely on: (i) a lack of information in Company’s, Company’s representatives’, Company Group’s or the applicable operator’s files, including a lack of any title opinion; or (ii) references to an unrecorded document to which either (x) neither the Company nor other Company Group Member is a party, (y) no Company Group Member possesses in its files and records such unrecorded document, or (z) no Third Party has a competing claim of title based on such unrecorded document;

(v)lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment, or approval of any instrument in Company Group’s chain of title to the Assets (unless Purchaser provides affirmative evidence that such lack of evidence would result in another Person’s superior claim to title);

(w)matters for which the applicable statute of limitations for assertion thereof has expired as of the Closing Date (including title by limitations, adverse possession, or prescription);

(x)depth severances to the extent they do not have, and would not reasonably be expected to have, a Negative Title Effect;

(y)any calls on production, so long as such calls have not been triggered;

(z)except with respect to any Burdens or throughput fees arising under the Surface Contracts set forth on Schedule 4.21(a) only to the extent such Burdens or fees are not reflected on Schedule 1.1(b), any matters disclosed in this Agreement or the Schedules or Exhibits hereto;

(aa)failure to record (i) any Lease issued by a Governmental Authority, or (ii) any Surface Contract issued by a Governmental Authority, in each case, in any applicable county records;

(bb)    with respect to any Well that has not been completed as a producing well as of the Execution Date, defects based on (i) Purchaser’s change (or desired change) in the surface or bottomhole location, borehole or drainhole path, well or operational plan, or operational technique, or (ii) lack of any permits, licenses, servitudes, easements, surface use agreements, surface leases, rights-of-way, unit designations, or production or drilling units not yet obtained, formed, or created;

(cc)    failure of the records of the Colorado State Land Board to reflect Company Group as the owner of any Asset, provided that the instruments evidencing the conveyance of such title to Company Group from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county;

(dd)    failure to obtain waivers of maintenance of uniform interest in operating agreements with respect to assignments in Company Group’s chain of title to the Assets; and

(ee)    any other liens, charges, encumbrances, defects, or irregularities which do not, individually or in the aggregate, have a Negative Title Effect.

Section 12.4    Allocated Values. Schedule 1.1(b) sets forth the agreed allocation of the Gross Asset Value among the Assets. The “Allocated Value” for any Well equals the portion of the Gross Asset Value that is allocated to such Well on Schedule 1.1(b), increased or decreased as applicable under Section 12.9. Sellers have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values.
Section 12.5    Environmental Assessment; Environmental Defects.
(a)From and after the Execution Date, until the Defect Claim Date and subject to the terms of Section 6.1, Purchaser shall have the right to conduct, or cause a reputable environmental consulting or engineering firm approved by Seller Representative (such approval not to be unreasonably withheld, conditioned, or delayed) (the “Environmental Consultant”) to conduct, an environmental review of the Assets (the “Environmental Review”). To the extent Company Group is not the operator of an Asset, Sellers shall, or shall cause the applicable Company Group Member to, use commercially reasonable efforts to obtain permission from the operator of such Asset for Purchaser or the Environmental Consultant to conduct the Environmental Review; provided, however, that Sellers shall have no liability to Purchaser for failure to obtain such operator’s permission, and Sellers shall not be required to make (or cause Company Group to make) any payments or undertake any obligations for the benefit of any other Person with respect to such access. Sellers shall have the right to have one or more representatives accompany Purchaser and the Environmental Consultant at all times during the Environmental Review. Subject to Purchaser’s rights under Section 6.1(a), the Environmental Review shall not include any sampling, testing, boring, operation of Equipment, or other invasive activity without the prior written consent of the Seller Representative (which may be withheld for any reason or no reason, in Seller Representative’s sole discretion) and any applicable Third-Party operator. The Environmental Review shall be subject to Section 6.1, and, without limiting the foregoing, in performing its Environmental Review, Purchaser shall (and shall cause the Environmental Consultant to): (i) perform all work in a safe and workmanlike manner; (ii) perform all work in such a way as to not materially damage or materially interfere with the operation of any Property or the business of the Company, any other Company Group Member and any applicable Third-Party operator; (iii) comply with all applicable Laws and the safety requirements of the Company Group and any Third-Party operator; and (iv) at its sole cost, risk, and expense, restore the Assets to their condition prior to the commencement of the Environmental Review.
(b)To the extent Purchaser asserts an Environmental Defect, Purchaser shall provide copies of any final environmental reports generated by Purchaser or any Environmental Consultant in connection with the Environmental Defect Notice describing such Environmental Defect. Until Closing, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Environmental Review (the “Environmental Information”) shall be treated as, and deemed to be, confidential information subject to the Confidentiality Agreement. Without limiting the foregoing, if this Agreement is terminated prior to the Closing, Purchaser shall, at Seller’s option, either (i) destroy, and certify the destruction of, the Environmental Information or (ii) deliver all Environmental Information to Seller Representative, which Environmental Information shall become the sole property of the Company. Purchaser shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors with the immediately preceding sentence.
(c)Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on, or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain hazardous materials, including naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The Wells, materials, and equipment located on or included in the Assets may contain hazardous materials, including NORM. Hazardous materials, including NORM, may have come into contact with various environmental media, including water, soil, or sediment. Notwithstanding anything to the contrary in this Section 12.5 or elsewhere in this Agreement, but subject to Purchaser’s right to assert Environmental Defects under this Article 12 and in the case of Fraud, Sellers make no, and hereby disclaims any, representation or warranty, express or implied, with respect to the presence or absence of NORM, asbestos, mercury, drilling fluids and chemicals, and produced waters and Hydrocarbons in or on the Assets in quantities typical for oilfield operations in the areas in which the Assets are located.
Section 12.6    Environmental Defects. As used in this Agreement, the term “Environmental Defect” means any (a) condition, matter, obligation, and/or circumstance with respect to the Assets that constitutes a violation of Environmental Law, (b) any Release or presence of Hazardous Substances with respect to which Remediation is required under Environmental Law, and (c)  the matters disclosed on Section 4.16; provided, however, that the term “Environmental Defect” shall not include (i) the failure to meet good or desirable operating practices or standards that may be employed or adopted by other oil and gas operators, or that are recommended (but not required) by a Governmental Authority; (ii) any matter caused by, or relating to, without more, the presence of NORM, unless such NORM is required to be Remediated under Environmental Law; (iii) the presence, without more, of any endangered or threatened species on the lands covered by the Leases; (iv) claims that any Company Group Member, or any of its or their assets, including the Assets, caused or contributed to climate change; (v) the fact that a pipe is temporarily not in use, unless such event causes a violation of Environmental Law; (vi) except with respect to personal property (1) that causes or has caused contamination of soil, surface water, groundwater, or air quality or (2) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment; (vii) any requirement arising out of a change in Law after the Execution Date that requires the owner or operator of the Assets to conduct any environmental assessment, environmental impact statement, or other study; and (viii) the existence of any drilled and uncompleted Well, any Well that has been drilled, with conductor casing or surface casing set, but that has not been drilled to total depth, total lateral length, or has otherwise not been completed, and surface locations built for the drilling of a Well that has not been drilled, in each case, even if the underlying Well or location would have to be plugged and abandoned, dismantled, decommissioned, and remediated, if, with respect to each of the foregoing, no current violation of Environmental Law exists.
Section 12.7    Notice of Title and Environmental Defects and Benefits; Adjustment.
(a)To assert a claim arising out of a Title Defect, Purchaser must deliver a defect claim notice or notices to Seller Representative on or before 5:00 p.m. local time in Denver, Colorado, on April 18, 2022 (the “Defect Claim Date”). Each such notice shall be in writing and shall include: (i) a detailed description of the alleged Title Defect(s); (ii) the Well or Wells affected; (iii) the Allocated Values of the Well or Wells subject to the alleged Title Defect(s); (iv) copies of such supporting documents as are reasonably necessary for Seller Representative (as well as any attorney or examiner hired by Seller Representative) to verify the existence of the alleged Title Defect(s); and (v) the amount by which Purchaser reasonably believes the Allocated Values of those Wells are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based (each such notice with respect to alleged Title Defects, a “Title Defect Notice”). To give Sellers an opportunity to commence reviewing and curing Title Defects, Purchaser agrees to use commercially-reasonable efforts to give Seller Representative, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all Title Defects discovered by Purchaser during the preceding calendar week, which notice may be preliminary in nature and shall be supplemented prior to the Defect Claim Date; provided, however, that the failure to provide such notice shall not result in the waiver or limitation of any rights of Purchaser under this Agreement. Except for the Preserved Title Matters, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ALL TITLE DEFECTS AND OTHER DEFICIENCIES AND DEFECTS IN TITLE TO ANY OF THE ASSETS OF WHICH SELLER HAS NOT BEEN GIVEN NOTICE PURSUANT TO SECTION 10.7(a) ON OR BEFORE THE DEFECT CLAIM DATE.
(b)Seller Representative shall have the right, but not the obligation, to deliver to Purchaser on or before the Defect Claim Date a notice including (i) a description of the Title Benefit; (ii) the Well or Wells affected; (iii) the Allocated Values of the Well or Wells subject to such Title Benefit; and (iv) the amount by which Purchaser reasonably believes the Allocated Values of those Wells are increased by the Title Benefit, and the computations and information upon which Purchaser’s belief is based (each such notice with respect to alleged Title Benefits, a “Title Benefit Notice”).
(c)To assert a claim for an Environmental Defect, Purchaser must, on or before the Defect Claim Date, deliver to Seller Representative one or more notices relating to Environmental Defects, which notices shall be in writing and shall include: (i) a detailed description of the Environmental Defect (including the specific provisions of the Environmental Laws alleged to be violated and the facts that substantiate such alleged violation); (ii) the Assets affected by such Environmental Defect; (iii) such supporting documentation and Environmental Information as is reasonably necessary for Seller Representative (as well as any consultant hired by Seller Representative) to verify the existence of the alleged Environmental Defects; and (iv) an estimate of the Environmental Defect Amount (as calculated pursuant to Section 12.10(c)) associated with the alleged Environmental Defect, and the information and computations on which such estimate is based (each such notice with respect to alleged Environmental Defects, an “Environmental Defect Notice”). To give Sellers an opportunity to commence reviewing and curing Environmental Defects, Purchaser agrees to use its commercially-reasonable efforts to give Seller Representative, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all Environmental Defects discovered by Purchaser during the preceding calendar week, which notice may be preliminary in nature and shall be supplemented prior to the Defect Claim Date provided, however, that the failure to provide such written notice shall not result in the waiver or limitation of any rights of Purchaser under this Agreement. Except for (A) Purchaser’s rights under Article 9, (B) Purchaser’s rights under Section 10.1(b) for Sellers’ breach of the representations and warranties in Article 3, or (C) in the case of Fraud, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ALL ENVIRONMENTAL DEFECTS OF WHICH SELLERS HAVE NOT BEEN GIVEN NOTICE PURSUANT TO THIS SECTION 12.7(c) ON OR BEFORE THE DEFECT CLAIM DATE.
Section 12.8    Cure.
(a)Sellers shall have the right, but not the obligation, to attempt, at Sellers’ sole cost, risk, and expense, to (i) cure or remove, on or before two Business Days prior to the Closing

Date, any alleged Title Defects of which Seller Representative has been advised by Purchaser pursuant to Section 12.7(a), and (ii) to Remediate, on or before two Business Days prior to the Closing Date, any Environmental Defects of which Seller Representative has been advised by Purchaser pursuant to Section 12.7(c). Sellers’ election to cure an alleged Title Defect or Remediate an alleged Environmental Defect shall not constitute a waiver of any of Sellers’ rights pursuant to this Article 12, including Sellers’ right to dispute the existence, nature, or value of such Title Defect or Environmental Defect.
(b)Any dispute relating to whether and to what extent a Title Defect or Environmental Defect has been cured or Remediated shall be resolved as set forth in Section 12.11.
Section 12.9    Adjustment for Title Defects and Benefits and Environmental Defects.
(a)With respect to each Well affected by Title Defects or Assets affected by Environmental Defects reported under Section 12.7(a) or Section 12.7(c), as applicable, such Well or Asset, as applicable, shall be assigned at Closing subject to all uncured Title Defects and Environmental Defects, and, subject to Section 12.10(d) and except for those Defect Disputes under Section 12.11, the Cash Purchase Price shall be reduced at Closing by (i) in the case of Title Defects, the Title Defect Amounts for all such Title Defects (such amount, the “Agreed Title Adjustment”), and (ii) in the case of Environmental Defects, the Environmental Defect Amounts for all such Environmental Defects (the “Agreed Environmental Adjustment”).
(b)With respect to each Well affected by Title Benefits reported under Section 12.7(b), such Title Benefits shall be used solely to offset any Title Defect Amounts for purposes of determining adjustments to the Unadjusted Purchase Price under Section 12.10(b) and shall not be used to increase the Unadjusted Purchase Price. “Title Benefit Amount” means, with respect to each Property affected by Title Benefits, the amount equal to the increase in the Allocated Value for such Property caused by such Title Benefits, as determined pursuant to Section 12.10(b) or Section 12.11(b).
(c)Except for the Preserved Title Matters, Section 12.9(a), as qualified by the terms of this Article 12, SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO TITLE DEFECTS AND OTHER DEFICIENCIES IN TITLE TO THE ASSETS AND ANY ENVIRONMENTAL DEFECTS AND THE ENVIRONMENTAL CONDITION OF THE ASSETS, AND PURCHASER RELEASES, REMISES, AND FOREVER DISCHARGES SELLERS, THEIR AFFILIATES, AND EACH OF THEIR RESPECTIVE MEMBERS, UNITHOLDERS, INTEREST OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, ADVISORS, AND REPRESENTATIVES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHICH PURCHASER (OR, FROM AND AFTER CLOSING, COMPANY GROUP) MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF, ANY TITLE DEFECT, ENVIRONMENTAL DEFECT, OR OTHER DEFICIENCY IN TITLE TO, OR THE ENVIRONMENTAL CONDITION OF, ANY ASSET OF COMPANY GROUP.
Section 12.10    Calculation of Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts.

(a)The amount by which the Unadjusted Purchase Price should be adjusted downward resulting from an individual Title Defect shall be determined as follows, subject to Section 12.10(d) (such amount, as applicable, the “Title Defect Amount”):
(i)if Purchaser and Seller Representative agree in writing upon the Title Defect Amount, that amount shall be the Title Defect Amount;
(ii)if the Title Defect is an Encumbrance which is liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Company Group’s interest in the affected Asset;
(iii)if (I) the Title Defect represents a discrepancy between (A) Company Group’s Net Revenue Interest in the Target Formation for any Well throughout the productive life of such Well, and (B) the Net Revenue Interest or percentage stated on Schedule 1.1(b) for such Target Formation and Well throughout the productive life of such Well, and (II) the Working Interest for such Target Formation in such Well throughout the productive life of such Well is decreased in the same proportion as the Net Revenue Interest, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Well, multiplied by (y) a fraction, the (1) numerator of which is the decrease in Company Group’s Net Revenue Interest, and (2) denominator of which is Company Group’s Net Revenue Interest stated on Schedule 1.1(b);
(iv)if the Title Defect represents an obligation, Encumbrance, burden, or charge upon, or other defect in title to, the affected Asset of a type not described in Section 12.10(a)(i) through (iii), the Title Defect Amount shall be determined by taking into account the Allocated Value of the Asset so affected, the portion of Company Group’s interest in the relevant Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the productive life of the affected Asset, the values placed upon the Title Defect by Purchaser and Sellers, the age of the factual matters causing or constituting the alleged Title Defect, the probability that title failure will occur with respect to any Title Defect that represents only a possibility of title failure, and such other factors as are necessary to make a proper evaluation;
(v)if the Title Defect does not affect the Asset throughout its entire productive life, the Title Defect Amount shall be reduced to take into account the applicable time period only;
(vi)if a Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect; and
(vii)the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder or for which Purchaser otherwise receives credit in the calculation of the Adjusted Cash Purchase Price.
(b)The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:

(i)if Purchaser and Seller Representative agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;
(ii)if (I) the Title Benefit represents a discrepancy between (A) Company Group’s Net Revenue Interest in the Target Formation for any Well throughout the productive life of such Well, and (B) the Net Revenue Interest or percentage stated on Schedule 1.1(b) for such Target Formation and Well throughout the productive life of such Well, and (II) the Working Interest for such Target Formation in such Well throughout the productive life of such Well is not increased in greater than the same proportion as the corresponding Net Revenue Interest, the Title Benefit Amount shall be the product of (x) the Allocated Value of such Well, multiplied by a fraction, the (1) numerator of which is the Net Revenue Interest increase, and (2) denominator of which is the Net Revenue Interest stated on Schedule 1.1(b);
(iii)if a Title Benefit does not affect a Well throughout the entire productive life of the Well, the Title Benefit Amount shall be reduced to take into account the applicable time period only; and
(iv)if a Title Benefit represents a right, circumstance, or condition of a type not described in Section 12.10(b)(i) through (iii), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Well so affected, the portion of Company Group’s interest in the Property so affected, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the productive life of any affected Well, the values placed upon the Title Benefit by Purchaser and Sellers, and such other factors as are necessary to make a proper evaluation.
(c)The amount by which the Unadjusted Purchase Price should be adjusted downward resulting from an individual Environmental Defect shall be determined as follows (such amount, as applicable, the “Environmental Defect Amount”):
(i)if Purchaser and Seller Representative agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;
(ii)the Environmental Defect Amount shall include, but shall not exceed, the reasonable cost of the response required or allowed under Environmental Laws that addresses, implements, and resolves the applicable Environmental Defect in the most cost-effective manner reasonably available as compared to any other response that is required or allowed under Environmental Laws. For the avoidance of doubt, the most cost-effective response or Remediation may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of Remediation, to the extent such responses are permitted under, and are in compliance with, Environmental Laws. For the avoidance of doubt, the most cost-effective response or Remediation may include taking no action, leaving the condition unaddressed, periodic monitoring, or the recording of notices in lieu of Remediation, to the extent such responses are permitted under, and are in compliance with, Environmental Laws; and
(iii)the Environmental Defect Amount shall not include: (A) the costs of Purchaser’s and/or its Affiliates’ (including, from and after Closing, Company Group’s)

employees, or, if Sellers are conducting the Remediation, Purchaser’s and/or its Affiliates’ (including, from and after Closing, Company Group’s) project manager(s) or attorneys; (B) expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with permit renewal/amendment activities); (C) overhead, general and administrative, and similar costs of Purchaser or any of its Affiliates (including, from and after Closing, Company Group); (D) any costs or expenses relating to the assessment, Remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM, except to the extent required to address a violation of Environmental Law; or (E) costs or losses included in another Environmental Defect Amount or adjustment to the Cash Purchase Price hereunder.
(d)Notwithstanding anything to the contrary in this Article 12:
(i)except with respect to any Title Defects arising by, through, or under Sellers or any Company Group Member, an individual Title Defect or Environmental Defect shall only be considered in determining the aggregate Title Defect Amount and aggregate Environmental Defect Amount under this Article 12 if the Title Defect Amount or Environmental Defect Amount with respect thereto exceeds Two Hundred Twenty-Five Thousand Dollars ($225,000) (the “Individual Defect Threshold”), and otherwise, the relevant Title Defect or Environmental Defect shall be deemed not to exist;
(ii)in no event shall the Title Defect Amount with respect to a Title Defect that affects a Property exceed the Allocated Value of that Property; provided, however, (A) Title Defect Amounts determined under Section 12.10(a)(ii) are not subject to such limitation, and (B) if multiple Title Defects affect a single Asset, then all such Title Defects may be aggregated for purposes of determining whether the Individual Defect Threshold has been exceeded;
(iii)except with respect to any Title Defects arising by, through, or under Sellers or any Company Group Member, there shall be no adjustment to the Unadjusted Purchase Price for Title Defects unless and until, the (A) sum of (I) all Title Defect Amounts that exceed the Individual Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to Title Defects cured by Sellers or waived by Purchaser), minus (II) any Title Benefit Amounts, exceeds (B) Fifty Million Dollars ($50,000,000) (the “Title Deductible”), and then only to the extent that such amount exceeds the Title Deductible; and
(iv)there shall be no adjustment to the Unadjusted Purchase Price for Environmental Defects unless and until, (A) the Environmental Defect Amounts that exceed the Individual Defect Threshold, in the aggregate (excluding any Environmental Defect Amounts attributable to Environmental Defects remediated by Sellers or waived by Purchaser), exceeds (B) Twelve Million Dollars ($12,000,000) (the “Environmental Deductible”), and then only to the extent that such amount exceeds the Environmental Deductible.

Section 12.11    Dispute Resolution.
(a)Seller Representative and Purchaser shall attempt to agree upon all Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects, and Environmental Defect Amounts on or before the Closing Date (each, a “Defect Dispute”). If Seller Representative and Purchaser are unable to agree on any Defect Dispute by that date, then (x) at Closing, Purchaser shall be required to pay into an escrow account (the “Defect Escrow Account”) established pursuant to the terms of the Closing Escrow Agreement (i) in the case of a Defect Dispute in respect of title matters, Purchaser’s good faith assertion of the Title Defect Amount with respect thereto, and (ii) in the case of a Defect Dispute in respect of environmental matters, Purchaser’s good faith assertion of the Environmental Defect Amount with respect thereto (such amounts, collectively, the “Defect Escrow”), and (y) following Closing, all Defect Disputes shall be exclusively and finally resolved by arbitration pursuant to Section 12.11(b) with respect to Title Defect Amounts and Title Benefit Amounts and Section 12.11(c) with respect to Environmental Defect Amounts.
(b)With respect to disputed Title Defects, Title Defect Amounts, Title Benefits, and Title Benefit Amounts, on or before a date that is ten (10) Business Days following the Closing Date, any Party may submit Title Defects, Title Defect Amounts, Title Benefits, and Title Benefit Amounts in dispute to a title attorney with at least ten (10) years’ experience in oil and gas titles in the state of Colorado, as selected by mutual agreement of the Parties (the “Title Arbitrator”). If the Parties have not agreed upon a Person to serve as Title Arbitrator during such ten (10) Business Day period, either Party may, within five (5) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Denver, Colorado, office of the American Arbitration Association to choose the Title Arbitrator. The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates (including, with respect to Sellers, any Company Group Member) during the five (5) year period preceding the arbitration or have any financial interest in the dispute. If no Party has submitted such disputed Title Defects, Title Defect Amounts, Title Benefits, and Title Benefit Amounts to the Title Arbitrator or applied to the Denver, Colorado office of the American Arbitration Association to choose the Title Arbitrator, as applicable, within the relevant time periods set forth above, Purchaser shall be deemed to have waived its dispute of such Title Defects, Title Defect Amounts, Title Benefits, and Title Benefit Amounts, and Sellers’ assertions with respect thereto shall be final and binding on the Parties.
(c)With respect to disputed Environmental Defects or Environmental Defect Amounts, on or before a date that is ten (10) Business Days following the Closing Date, any Party may submit Environmental Defects and Environmental Defect Amounts in dispute to a reputable environmental consultant or engineer with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties in the state of Colorado, as selected by mutual agreement of the Parties (the “Environmental Arbitrator”). If the Parties have not agreed upon a Person to serve as Environmental Arbitrator during such ten (10) Business Day period, either Party may, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Denver, Colorado office of the American Arbitration Association to choose the Environmental Arbitrator. The Environmental Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates (including, with respect to Sellers, any Company Group Member) during the five (5) year period preceding the arbitration or have any financial interest in the dispute. If no Party has submitted such disputed Environmental Defects and Environmental Defect Amounts to the Environmental Arbitrator or applied to the Denver, Colorado, office of the American Arbitration Association to choose the Environmental Arbitrator, as applicable, within the relevant time period set forth above, Purchaser shall be deemed to have waived its dispute of such Environmental Defects and Environmental Defect Amounts, and Sellers’ assertions with respect thereto shall be final and binding on the Parties.
(d)In each case above, the arbitration proceeding shall be held in Denver, Colorado, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 12.11. The Title Arbitrator’s or Environmental Arbitrator’s determination, as applicable, shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. Within ten (10) Business Days after the selection of the applicable Title Arbitrator or Environmental Arbitrator, the Parties shall provide to such Title Arbitrator or Environmental Arbitrator, as applicable, only the documents and materials described in this Section 12.11(d), as applicable (it being the intention of the Parties that any Party submitting a Title Defect Notice, Title Benefit Notice or Environmental Defect Notice shall only be able to submit to the applicable Title Arbitrator or Environmental Arbitrator the information, reports, opinions and materials included with or provided as part of such Title Defect Notice, Title Benefit Notice or Environmental Defect Notice):  (A) each Title Defect Notice and all documentation provided therewith with respect to each disputed Title Defect; (B) each Title Benefit Notice and all documentation provided therewith with respect to each disputed Title Benefit; (C) each Environmental Defect Notice and all documentation provided therewith with respect to each disputed Environmental Defect; (D) such evidence as Sellers deem appropriate to explain and dispute the existence, waiver and cure of each disputed Title Defect or the Title Defect Amount assigned thereto by Purchaser in any Title Defect Notice, together with Sellers’ good faith estimate of the Title Defect Amount, if any, with respect to each such disputed Title Defect; (E) such evidence as Sellers deem appropriate to explain and dispute the existence, waiver and cure of each disputed Environmental Defect or the Environmental Defect Amount assigned thereto by Purchaser in any Environmental Defect Notice, together with Sellers’ good faith estimate of the Environmental Defect Amount, if any, with respect to each such disputed Environmental Defect; and (F) such evidence as the disputing Party deems appropriate to dispute the existence of any disputed Title Benefit or the Title Benefit Amount assigned thereto in any Title Benefit Notice with respect any such disputed Title Benefit, together with such Party’s good faith estimate of the disputed Title Benefit Amount, if any, with respect to each such disputed Title Benefit. The Title Arbitrator and Environmental Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including petroleum engineers. The Title Arbitrator and Environmental Arbitrator shall act as experts for the limited purpose of determining the specific disputed Title Defects, Title Defect Amounts, Title Benefits, Title Benefit Amounts, Environmental Defects, and Environmental Defect Amounts submitted by any Party and may not (i) award damages, interest, or penalties to any Party with respect to any matter; or (ii) increase or decrease the Unadjusted Purchase Price with respect to any individual Title Defect, Title Benefit, or Environmental Defect, as applicable, more or less than the amount claimed by Sellers or Purchaser in the relevant notice delivered in accordance with Section 12.7. Sellers and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases. Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator, and Sellers, in accordance with their Pro Rata Share, shall be responsible for the remaining one-half of the costs and expenses.

(e)Once the decision of the Title Arbitrator or Environmental Arbitrator, as applicable, has been received with respect to any Defect Dispute, the Parties will promptly submit joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the applicable portion of the Defect Escrow in accordance with the applicable decision of the Title Arbitrator or Environmental Arbitrator, as applicable.
Section 12.12    Limitations on Applicability. Purchaser’s rights with respect to Title Defects and Environmental Defects shall terminate as of the Defect Claim Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser’s or Sellers’ rights under Section 12.9 with respect to any Environmental Defect, Title Defect, or Title Benefit claim properly reported on or before the Defect Claim Date.
ARTICLE 13
MISCELLANEOUS
Section 13.1    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by email is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.
Section 13.2    Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English, and shall be deemed to have been given (a) when delivered personally, by courier, to the addressee, (b) when received by the addressee if sent by registered or certified mail, postage prepaid, or (c) on the date sent by email (upon affirmative or automated reply by email by the intended recipient that such email was received) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient. Such notices and other communications must be sent to the following addresses or email addresses:
If to Purchaser:
PDC Energy, Inc.
1775 Sherman St., Suite 3000
Denver, CO 80203
Attn:     Nicole Martinet; Julie Blaser
Email:    [***]; [***]
With a copy (which shall not constitute notice) to:
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Attn:     John Elofson; Sam Niebrugge; Sam Seiberling
Email:    John.Elofson@dgslaw.com; Sam.Niebrugge@dgslaw.com; Sam.Seiberling@dgslaw.com

If to Seller Representative or any Seller:
Great Western Petroleum, LLC
1801 Broadway, Suite 500
Denver, Colorado 80202
Attn:     Daniel T. Sweeney
Email:    [***]
With copies (which shall not constitute notice) to:
Latham & Watkins LLP
301 Congress Avenue, Suite 900
Austin, TX 78701
Attn:     David J. Miller; Nick S. Dhesi; Stephen Szalkowski
Email:     David.Miller@lw.com;
    Nick.Dhesi@lw.com; Stephen.Szalkowski@lw.com
Either Party may change its address or email address for notice purposes by written notice to the other Party in the manner set forth above.
Section 13.3    Company Transaction Expenses. All Company Transaction Expenses shall be borne by Sellers (and not the Company Group) in accordance with their respective Pro Rata Shares, regardless of whether payable prior to or on the Closing Date or thereafter.
Section 13.4    Governing Law.
(a)THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b)THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY LOCATED IN WILMINGTON, DELAWARE (OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY OTHER STATE OR FEDERAL COURT LOCATED IN WILMINGTON, DELAWARE) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS, AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, (i) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (ii) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (iii) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT, OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY.

EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES, OR PROCESS AT THE ADDRESS SET OUT IN SECTION 13.2 OF THIS AGREEMENT IN CONNECTION WITH ANY ACTION, SUIT, OR PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTY TO SERVE ANY SUCH PAPERS, NOTICES, OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.
(c)EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
Section 13.5    Waivers. Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 13.6    Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld for any reason) and any transfer or delegation made without such consent shall be void; provided that EIG may assign its designation as Seller Representative and the obligations relating thereto pursuant to Section 13.18 without the consent of any other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
Section 13.7    Entire Agreement. This Agreement (including, for purposes of certainty, the Appendices, Exhibits and Schedules attached hereto), the Transaction Documents, and any other documents to be executed hereunder, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
Section 13.8    Amendment. This Agreement may be amended or modified only by an agreement in writing executed by Purchaser and Seller Representative and expressly identified as an amendment or modification.
Section 13.9    No Third Party Beneficiaries. Except for D&O Indemnified Parties and (solely with respect to Section 13.13) the Nonparty Affiliates, nothing in this Agreement shall entitle any Person other than Purchaser and the Sellers to any claim, cause of action, remedy, or right of any kind, except the rights expressly provided in Section 6.1(d) to the Persons described therein.
Section 13.10    Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions, and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.
Section 13.11    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT FOR ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF PURCHASER, SELLERS, OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF PURCHASER, AND EACH SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.12    Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.
Section 13.13    Affiliate Liability. All obligations and/or other liabilities (whether in contract or in tort, in law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the Transaction Documents, or the negotiation, execution, or performance of this Agreement or the Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Transaction Document), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties in the preamble to this Agreement (or any successor or permitted assign of any the Parties) or, with respect to any Transaction Document, the entities and individuals (if applicable) identified as parties to such Transaction Document (collectively, the “Contracting Parties”). Notwithstanding anything to the contrary in this Agreement, any Transaction Document or otherwise, no Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney, or other Representative of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any of the Transaction Documents or based on, in respect of, or by reason of this Agreement or any of the Transaction Documents or the negotiation, execution, performance, or breach of this Agreement or any Transaction Document; and, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases all such liabilities against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available (including at law or in equity, or granted by statute or otherwise) to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate or other veil, distributions, unfairness, undercapitalization, or otherwise.
Section 13.14    Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
Section 13.15    Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.
Section 13.16    Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable Damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance (subject to the limitations set forth in Section 9.2(c)) of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity. Neither Party shall be required to provide any bond or other security in connection with seeking any specific performance or other equitable remedy to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.16.
Section 13.17    Relationship of the Parties. This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the

Parties for any purpose.
Section 13.18    Designation of Seller Representative. The Parties hereto have agreed that it is desirable to designate the Seller Representative to act on behalf of Sellers for certain limited purposes, as specified herein. Sellers have initially designated EIG to act as Seller Representative, and execution of this Agreement by Sellers shall constitute ratification and approval of such designation; provided, however, EIG may delegate the rights and obligations of Seller Representative hereunder to GWP Midstream or a wholly owned subsidiary thereof, after giving effect to the Midstream Restructuring.
Section 13.19    Authority and Rights of the Seller Representative; Limitations on Liability. The Seller Representative shall have such powers and authorities as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Seller Representative shall have no obligation to act on behalf of Sellers, except as expressly provided herein. Without limiting the generality of the foregoing, the Seller Representative shall have full power, authority and discretion to, after Closing, negotiate and enter into amendments to this Agreement for and on behalf of Sellers. The Seller Representative shall have no liability to any Seller with respect to actions taken or omitted to be taken in its capacity as the Seller Representative. The Seller Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its functions hereunder and (in the absence of bad faith on the part of the Seller Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Seller Representative shall be entitled to reimbursement from Sellers for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Seller Representative in such capacity, and shall be entitled to indemnification from Sellers against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Seller Representative (except for those arising out of the Seller Representative’s bad faith or willful misconduct), including the costs and expenses of investigation and defense of claims. For the avoidance of doubt, under no circumstances will any Company Group Member, Purchaser or any Affiliate of any of the foregoing be liable for the payment or reimbursement of the expenses, disbursements or advancement of the Seller Representative. Notwithstanding anything to the contrary contained in this Section 13.19, the provisions of this Section 13.19 shall in no way impose any obligations on any Company Group Member, Purchaser or any Affiliates of any of the foregoing. In particular, notwithstanding any notice received by Purchaser to the contrary, Purchaser, any Company Group Member and any Affiliates of any of the foregoing (i) shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no liability to Sellers with respect to, actions, decisions and determinations of the Seller Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Seller Representative are fully authorized by Sellers.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.
SELLER REPRESENTATIVE:

EIG DUNEDIN EQUITY AGGREGATOR, L.P.

By:     EIG Dunedin Equity GP, LLC,
its general partner

By:     EIG Asset Management, LLC,
its managing member

By: /s/ Richard K. Punches, II
Name:    Richard K. Punches, II
Title:    Managing Director

By:     /s/ Nicholas Fersen
Name:    Nicholas Fersen
Title:    Managing Director

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.
GREAT WESTERN OIL & GAS COMPANY, LLC

By:     /s/ Pat Broe
Name:    Pat Broe
Title:    Founding Director

GWP HOLDING CORP 1

By:     /s/ Pat Broe
Name:    Pat Broe
Title:    President

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.
ACTOIL COLORADO, LLC
By:     Nuveen Alternatives Advisors LLC,
    its investment manager

By:     /s/ Matthew W. Smith
Name:    Matthew W. Smith
Title:    Senior Director

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.
EP SYNERGY INVESTMENTS, INC.

By:     Gladwyne Funding LLC,
its sole stockholder

By:     FS Energy and Power Fund,
its sole member

By:     FS/EIG Advisor, LLC,
its investment advisor

By: /s/ Richard K. Punches, II
Name:    Richard K. Punches, II
Title:    Authorized Person

By:     /s/ Nicholas Fersen
Name:    Nicholas Fersen
Title:    Authorized Person

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.
EIG DUNEDIN EQUITY AGGREGATOR, L.P.

By:    EIG Dunedin Equity GP, LLC,
    its general partner

By:    EIG Asset Management, LLC,
    its managing member

By: /s/ Richard K. Punches, II
Name:    Richard K. Punches, II
Title:    Managing Director

By:     /s/ Nicholas Fersen
Name:    Nicholas Fersen
Title:    Managing Director

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.
TPG ENERGY SOLUTIONS GREEN, L.P.
By:    TPG Energy Solutions DE AIV GenPar, L.P.,
        its general partner

By:    TPG Energy Solutions DE AIV Gen Par Advisors, LLC, its general partner

By:    /s/ Ken Murphy
Name:    Ken Murphy
Title:    Chief Operating Officer

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.
GREAT WESTERN PETROLEUM, LLC

By:     /s/ John McCready
Name:    John McCready
Title:    President & Chief Executive Officer

Solely for the limited purpose of Section 9.2(b)(i) and Section 6.2(b)

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.
PURCHASER:

PDC ENERGY, INC.

By:    /s/ Barton Brookman
Name:    Barton Brookman
Title:    President and Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

APPENDIX A
ATTACHED TO AND MADE A PART OF THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT, DATED AS OF THE EXECUTION DATE BY AND AMONG SELLERS, SELLER REPRESENTATIVE AND PURCHASER
DEFINITIONS
“Acquisition Proposal” has the meaning set forth in Section 6.7(a).
“Act” has the meaning set forth in Section 3.10(c).
“ActOil” has the meaning set forth in the Preamble of this Agreement.
“Adjusted Cash Purchase Price” has the meaning set forth in Section 2.4.
“Adjusted Closing Payment” has the meaning set forth in Section 2.7(c).
“Adjusted Purchase Price” has the meaning set forth in Section 2.2.
“Advisor Expenses” has the meaning set forth in the definition of “Company Transaction Expenses” of this Appendix A.
“AFE” means authority for expenditure.
“Affiliate” means, with respect to any Person other than (1) any Company Group Member or (2) any Person managed by EIG Dunedin Equity Aggregator, L.P., TPG Energy Solutions Green, L.P., or any of their respective Affiliates, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person. Notwithstanding anything to the contrary herein, (a) prior to Closing, the Company Group (and each Company Group Member) shall be deemed to be Affiliates of Sellers, and not Purchaser, and (b) from and after Closing, the Company Group (and each Company Group Member) shall be deemed to be Affiliates of Purchaser.
“Agreed Environmental Adjustment” has the meaning set forth in Section 12.9(a).
“Agreed Title Adjustment” has the meaning set forth in Section 12.9(a).
“Agreement” has the meaning set forth in the Preamble of this Agreement.
“Allocated Value” has the meaning set forth in Section 12.4.
“Allocation Schedule” has the meaning set forth in Section 2.7(d).
“Assets” means all of the assets and properties of the Company Group.
“Assignment Agreement” means the assignment(s) of membership interests substantially in the form attached hereto as Exhibit A assigning the Company Interests to Purchaser.
Appendix A-1

“Benefit Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, any employment, consulting or other similar agreement, and any bonus, deferred compensation, incentive compensation, equity, equity purchase or any other equity-based compensation, change in control, termination or severance, sick leave, pay, salary continuation for disability, hospitalization, medical insurance, retiree welfare, life insurance, scholarship, cafeteria, employee assistance, education or tuition assistance, or and other similar fringe, welfare or other employee benefit or compensation policy, plan, program agreement or arrangement (whether or not in writing).
“Bonds” means, collectively, all surety instruments, bonds, letters of credit, guarantees, and other similar security arrangements posted by the Company or any other Company Group Member with any Governmental Authority or Third Parties and relating to any of the Assets or Company Interests.
“Burdens” means royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on, measured by or payable out of production.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Colorado.
“Business Employees” has the meaning set forth in Section 4.29(a).
“Cap” has the meaning set forth in Section 2.2.
“Cash Purchase Price” has the meaning set forth in Section 2.2.
“CDPHE” means the Colorado Department of Public Health and Environment (or its successor agency(ies)).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.
“Claim Notice” has the meaning set forth in Section 10.2(b).
“Closing” has the meaning set forth in Section 8.1.
“Closing Date” has the meaning set forth in Section 8.1.
“Closing Escrow Agreement” means the Escrow Agreement to be entered into by and among Purchaser, Seller Representative and the Escrow Agent to establish the Defect Escrow Account and the Specified Permit Escrow Account, substantially in the form attached hereto as Exhibit C, subject to any modifications mutually agreed by the Parties and the Escrow Agent prior to Closing.
“Closing Payment” has the meaning set forth in Section 2.7(a).
“COBRA” has the meaning set forth in Section 6.11(c).
Appendix A-2

“Code” means the United States Internal Revenue Code of 1986, as amended.
“COGCC” means the Colorado Oil and Gas Conservation Commission (or its successor agency(ies)).
“Company” has the meanings set forth in the Recitals.
“Company Audited 2021 Financial Statements” has the meaning set forth in Section 6.8.
“Company Benefit Plan” means any Benefit Plan (i) which is sponsored, maintained or contributed to (or required to be contributed to) by any Company Group Member, including for the benefit of or relating to any current or former director or employee of the Company Group or any ERISA Affiliate of a Company Group Member or (ii) with respect to which any Company Group Member has or may have any liability or obligation (including on account of an ERISA Affiliate of a Company Group Member).
“Company Colorado Subsidiary” means each of: Grizzly Petroleum Company, LLC; Titan Oil & Gas, LLC; and Great Western Operating Company, LLC.
“Company Delaware Subsidiary” means each of: Great Western Petroleum Midstream Holdings, LLC; Great Western Petroleum Midstream I, LLC; Great Western Petroleum Midstream II, LLC; Pioneer Water Pipeline LLC; Great Western Finance Corp.; and Midstream Holdco.
“Company Financial Statements” has the meaning set forth in Section 4.5(a).
“Company Fundamental Representations” means the representations and warranties in Section 4.2, Section 4.3, Section 4.4(a), Section 4.6 and Section 4.19.
“Company Group” means the Company and its Subsidiaries.
“Company Group Interests” has the meaning set forth in Section 4.3(a).
“Company Group Member” means any member of the Company Group.
“Company HSR Fees” has the meaning set forth in Section 6.2(b).
“Company Independent Petroleum Engineers” means Ryder Scott Company, L.P.
“Company Interests” has the meaning set forth in the Recitals.
“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company Group, taken as a whole.
“Company RBL” means that certain Third Amended and Restated Credit Agreement between the Company, MUFG Union Bank, N.A. (formerly known as Union Bank, N.A.), as administrative agent, and the lenders named thereto.
“Company Reserve Report” has the meaning set forth in Section 4.25.
Appendix A-3

“Company Subsidiaries” has the meaning set forth in Section 4.19.
“Company Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any Company Group Member or any Person that any Company Group Member pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of Sellers) in connection with the process of selling the Company Interests or the negotiation, preparation or execution of this Agreement or the Transaction Documents or the performance or consummation of the transactions contemplated hereby or thereby, including (a) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions); (b) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions) (such amounts payable under clauses (a) and (b), the “Advisor Expenses”); (c) any change in control, transaction, retention, stay bonuses, or severance payable to employees in connection with the transactions contemplated hereby, including any Taxes payable in connection therewith; (d) any liability, loss, cost, expense, claim, award, penalty or judgment incurred or suffered as a result of terminating the Related Party Contracts as required by Section 6.9; and (e) the Company HSR Fees. For the avoidance of doubt, Company Transaction Expenses shall exclude (v) any Transfer Taxes, (w) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or Third Parties on behalf of any Company Group Member in connection with the transactions contemplated hereby; (x) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby (including any process run by or on behalf of the Company in connection with such transactions); (y) any fees and expenses associated with any of the matters set forth on Schedule 4.4 or Schedule 4.11 and (z) any fees and expenses incurred in connection with any Financing or the redemption contemplated by Section 6.15.
“Confidentiality Agreement” means that certain Confidentiality Agreement dated May 10, 2021 between Great Western Petroleum, LLC and Purchaser.
“Confidentiality Restrictions” has the meaning set forth in Section 6.3(b).
“Consent” means, other than any Preferential Rights, any consents or similar rights applicable to any of the Assets or the Company Interests that are required in connection with the transactions contemplated by this Agreement.
“Contingent Payments” has the meaning set forth in Section 6.14(a).
“Continuing Employee” has the meaning set forth in Section 6.11(a).
“Contracting Parties” has the meaning set forth in Section 13.13.
“Contracts” means all contracts, agreements (including any side letter agreements), or other legally binding arrangements presently existing to which any Company Group Member is a party or by which any Company Group Member is bound or to which any of the Assets or the Company Group Interests is subject, but excluding the Leases, the Surface Contracts, and any
Appendix A-4

other instrument creating or memorializing the ownership of any Real Property Interests or Surface Contracts included in the Assets.
“Control” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“Customary Agreement” has the meaning set forth in Section 4.8(i).
“Customary Post-Closing Consents” means consents and approvals from Governmental Authorities for the transfer of the Company Interests to Purchaser (or the indirect transfer of the Assets to Purchaser) that are customarily obtained after the transfer of similar Interests.
“Damages” means, subject to Section 13.11, the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from such matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and monitoring of such matters, and the reasonable costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include loss of profits or multiples of earnings suffered by the Party claiming indemnification, or any punitive damages (except in connection with any such damages that are incurred by Third Parties for which indemnification is sought under the terms of this Agreement or as otherwise provided herein).
“D&O Indemnified Parties” has the meaning set forth in Section 6.13(a).
“Defect Claim Date” has the meaning set forth in Section 12.7(a).
“Defect Dispute” has the meaning set forth in Section 12.11(a).
“Defect Escrow” has the meaning set forth in Section 12.11(a).
“Defect Escrow Account” has the meaning set forth in Section 12.11(a).
“Defensible Title” has the meaning set forth in Section 12.2(a).
“Deposit” has the meaning set forth in Section 2.3.
“Deposit Escrow Account” has the meaning set forth in Section 2.3.
Appendix A-5

“Designated Area” means the DJ Basin of northeastern Colorado.
“Dollars” means U.S. Dollars.
“EIG” has the meaning set forth in the Preamble of this Agreement.
“Encumbrance” means any charge, claim, license, limitation, condition, equitable interest, mortgage, lien, pledge, security interest, right of first refusal and/or right of first offer, pre-emptive right, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Arbitrator” has the meaning set forth in Section 12.11(c).
“Environmental Consultant” has the meaning set forth in Section 12.5(a).
“Environmental Deductible” has the meaning set forth in Section 12.10(d)(iv).
“Environmental Defect” has the meaning set forth in Section 12.6.
“Environmental Defect Amount” has the meaning set forth in Section 12.10(c).
“Environmental Defect Notice” has the meaning set forth in Section 12.7(c).
“Environmental Information” has the meaning set forth in Section 12.5(b).
“Environmental Laws” means, as the same have been amended as of the Execution Date, any Law (including common law) relating to pollution, the protection or restoration of the environment or, as such relates to Hazardous Substances, Hydrocarbons or NORM, occupational health and safety, natural resources including flora and fauna, or natural resource damages, including any such law relating to the generation, manufacture, treatment, storage, disposal, use, handling, transportation or Release of any Hazardous Substances, Release of Hydrocarbons, or to exposure to Hazardous Substances, Hydrocarbons or NORM, including CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, and their implementing regulations, along with and all similar state or local acts and regulations.
“Environmental Review” has the meaning set forth in Section 12.5(a).
“EPA” means the Environmental Protection Agency (or its successor agency(ies)).
“EPSO” has the meaning set forth in the Preamble of this Agreement.
“Equipment” has the meaning set forth in Section 4.23(d).
Appendix A-6

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any person or entity under common control with such Person within the meaning of Section 414(b), (c), (m), or (o) of the Code and the rules and regulations issued thereunder.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Funds” has the meaning set forth in Section 2.7(a).
“Exchange Act” shall mean the United States Securities Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.
“Execution Date” has the meaning set forth in Preamble of this Agreement.
“Execution Date Hedging Portfolio” has the meaning set forth in Section 4.38.
“Existing Company Notes” means $311,875,000 principal amount of the Company’s 12% Senior Secured Notes Due 2025.
“Filed SEC Documents” has the meaning set forth in Section 5.1(b).
“Final Settlement Statement” has the meaning set forth in Section 2.7(b).
“Financial Statements” has the meaning set forth in Section 5.7(a).
“Financing” means any debt or equity financing of Purchaser (either directly or through any of its Subsidiaries).
“Financing Sources” means the entities that may commit to provide, or otherwise entered into agreements with any of Purchaser or any of its Affiliates in connection with, the Financing.
“Fraud” means actual fraud by a Party, which involves a knowing and intentional or willful misrepresentation or omission of a material fact with respect to the making of (a) any representation or warranty set forth in Article 3 or Article 4 or confirmed in the certificate delivered by Sellers at Closing pursuant to Section 8.2(c), or (b) Article 5 or confirmed in the certificate delivered by Purchaser at Closing pursuant to Section 8.3(e) as applicable, and in each case, with the intention that the other Party hereto rely thereon to such Person’s detriment, and does not include any fraud claim based on negligent misrepresentation, recklessness or any equitable fraud or promissory fraud. “Fraud” shall only be deemed to exist if with respect to Sellers, any of the individuals identified in Schedule 4.1, or with respect to Purchaser, any of the individuals identified in Schedule 5.1, as applicable, had actual knowledge (as opposed to imputed or constructive knowledge) that the applicable representation or warranty was actually breached when made.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
Appendix A-7

“Governmental Authority” means any government or governmental instrumentality, subdivision, court, legislature, administrative agency, regulator, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, arbitral, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.
“Gross Asset Value” means the aggregate allocated values of all Wells sets forth on Schedule 1.1(b).
“GWOG” has the meaning set forth in the Preamble of this Agreement.
“GWP Midstream” means Great Western Petroleum Midstream Holdings, LLC.
“GWPH” has the meaning set forth in the Preamble of this Agreement.
“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including, asbestos-containing materials, produced water, polychlorinated biphenyls, or per- or poly-fluoroalkyl substances.
“Hedging Contracts” means any forward, futures, swap, collar, put, call, floor, cap, option or other similar Contract to which the Company or any other Company Group Member is a party that is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including any Hydrocarbons or other commodities, currencies, interest rates and indices, and any financial transmission rights and auction revenue rights.
“Hedging Transaction” means a transaction that is (a) a swap, basis swap, option, forward contract, future contract, collar, three-way collar, or similar transaction entered into “over-the-counter”, (b) involving, or settled by reference to, one or more commodities, and (c) intended to hedge the risks associated with the production of Hydrocarbons.
“Holdback Period” has the meaning set forth in Section 10.4(b).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, and all minerals, products and substances extracted, separated, processed and produced therefrom or therewith.
“Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from any of the Wells and allocated to, the interests of the Company Group therein and the shares of production from the relevant Well to which the Company Group was entitled, or at the pipeline flange (or inlet flange at a processing plant or similar location) between the amount of Hydrocarbons nominated by or allocated to the Company Group and the Hydrocarbons actually delivered on behalf of the Company Group at that point.
Appendix A-8

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money, (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person, (c) obligations of such Person with respect to unpaid management fees, (d) all deposits and monies received in advance, (e) indebtedness evidenced by notes, debentures, bonds, or other similar instruments, (f) obligations of such Person to pay the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions, (g) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (h) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, (i) indebtedness, commitment fees or other obligations of such Person with respect to the Existing Company Notes and the Company RBL, and (j) indebtedness of others as described in clauses (a) through (i) above guaranteed by such Person or for which such Person is liable as obligor, surety, by Contract, or otherwise; but Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case arising in the ordinary course of business consistent with past practice and that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.
“Indemnified Person” has the meaning set forth in Section 10.2(a).
“Indemnifying Person” has the meaning set forth in Section 10.2(a).
“Indemnity Escrow Agreement” means the Escrow Agreement, dated as of the Execution Date, by and among Purchaser, Seller Representative and the Escrow Agent to establish the Deposit Escrow Account and the Escrow Funds.
“Indemnity Holdback Escrow Account” means the escrow account related to the Escrow Funds to be established in accordance with the Indemnity Escrow Agreement.
“Indenture” means that certain Indenture, dated as of February 22, 2021 by and among the Company, Great Western Finance Corp., UMB Bank, N.A., as trustee and collateral agent, and the Guarantors as defined therein.
“Individual Defect Threshold” has the meaning set forth in Section 12.10(d)(i).
“Individual Indemnity Threshold” has the meaning set forth in Section 10.3(c).
“Intellectual Property Rights” means rights in any of the following to the extent subject to protection under applicable Law: (a) trademarks, service marks, logos and trade names; (b) patents; (c) copyrights; (d) internet domain names; (e) trade secrets and other proprietary and confidential information; and (f) any registrations or applications for registration for any of the foregoing.
“Interests” means, with respect to any Person: (a) capital stock, membership interests, units, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person (including the right to participate in the management and business and affairs or otherwise Control such Person); (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or
Appendix A-9

otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.
“Knowledge” means information actually and personally known by such individual after reasonable inquiry to such individual’s direct reports.
“Laws” means all Permits, statutes, laws, ordinances, regulations, rules, codes, executive orders, injunctions, judgments, decrees, rulings, determinations, decisions or orders of any Governmental Authority.
“Leases” has the meaning set forth in the definition of “Real Property Interests” in this Appendix A.
“Material Adverse Effect” means, with respect to any Person, any change, circumstance, development, state of facts, effect, or condition that, individually or in the aggregate, (a) has been, or would be reasonably likely to be, materially adverse to the business, liabilities, financial condition or results of operations of such Person, or (b) materially and adversely affects or delays the ability of such Person to consummate the transactions contemplated hereby or would reasonably be expected to do so; provided, however, that in the case of subsection (a) above, none of the following, either alone or in combination, shall be deemed to constitute or contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred or is existing: (i) any change or prospective change in applicable Laws or accounting standards or the interpretation or enforcement thereof first announced or proposed after the Execution Date; (ii) any change in economic, political, or business conditions or financial, credit, debt, or securities market conditions generally, including changes in supply, demand, interest rates, exchange rates, commodity prices (including Hydrocarbons), electricity prices, or fuel costs, sand or proppants; (iii) any legal, regulatory, or other change generally affecting the industries, industry sectors, or geographic sectors of such Person, including any change in the prices of oil, natural gas, or other Hydrocarbon products, any increase in operating costs or capital expenses or any reduction in drilling activity or production or the demand for related gathering, processing, transportation, and storage services; (iv) any change resulting or arising from the execution or delivery of this Agreement or the other Transaction Documents, the consummation of the transactions contemplated hereby, or the announcement or other publicity or pendency with respect to any of the foregoing (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, labor unions or regulators); (v) any change resulting or arising from hostilities, sabotage, terrorism, or the escalation of any of the foregoing; (vi) any epidemic, pandemic, disease outbreak (including the COVID-19 virus) or other public health crisis or public health event, or the worsening of any of the foregoing; (vii) any disruption in the purchase or transportation of crude oil or natural gas produced or otherwise sold by such Person or its Subsidiaries as a result of any shutdown, interruption or declaration of force majeure by any pipeline operator or other purchaser of such products; (viii) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; (ix) seasonal reductions in revenues and/or earnings of such Person or any of its Subsidiaries in the ordinary course of their respective businesses; (x) any actions taken or omitted to be taken by a Party at the written direction of the other Party (for the avoidance of doubt any action by, or omission of, a Party for which such Party sought or requested, and the other Party provided, consent shall not be deemed to be “at the written direction of” such Party); (xi) any change, in and of itself, in the market price or trading volume of such Person’s securities; or (xii) any failure, in and of itself, by
Appendix A-10

such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Material Adverse Effect); provided that the exceptions in clauses (i), (ii), (iii), (v), and (vi) above shall apply only to the extent that such changes do not have a disproportionate impact on such Person as compared to other Persons in the oil and gas industry related to similarly situated operations in the geographic region in which the such Person’s assets are located.
“Material Contracts” has the meaning set forth in Section 4.10(a).
“Measurement Date” has the meaning set forth in Section 5.4(a).
“Midstream HoldCo” means GWP Midstream HoldCo, LLC, a Delaware limited liability company.
“Midstream Restructuring” has the meaning set forth in Section 6.18(a).
“Mountain Time” means the mountain time zone of the United States of America.
“Nasdaq” means the Nasdaq Global Select Market.
“Negative Title Effect” means any Encumbrance, Burden, condition, obligation, defect, or event that would, or be reasonably likely to:
(a)reduce Company Group’s Net Revenue Interest in the Target Formation of any Well below that shown under the headings “NRI BPO,” “NRI 100%,” “NRI 200%,” or “NRI 300%,” as applicable, in Schedule 1.1(b);
(b)increase Company Group’s Working Interest in the Target Formation of any Well above that shown under the headings “WI BPO,” “WI 100%,” “WI 200%,” or “WI 300%,” as applicable, on Schedule 1.1(b) without a corresponding increase in Net Revenue Interest; or
(c)have an adverse impact on the use, ownership or operation of the applicable Well subject thereto or affected thereby, as currently owned and operated.
“Net Revenue Interest” means, with respect to any Well, the applicable Company Group Member’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Well with respect to the Target Formation, the last depth or formation at which it produced, in each case, after giving effect to all Burdens.
“New Plans” has the meaning set forth in Section 6.11(e).
“Non-Continuing Employees” has the meaning set forth in Section 6.11(a).
“Nonparty Affiliates” has the meaning set forth in Section 13.13.
Appendix A-11

“NORM” has the meaning set forth in Section 12.5(c).
“Notes Payoff Documentation” means, collectively, the Notes Payoff Letters and all termination and release documentation necessary or reasonably requested to provide for the release of all Encumbrances securing the Existing Company Notes, which shall be in form and substance reasonably satisfactory to Purchaser, including UCC termination statements, deed of trust and mortgage releases, intellectual property terminations, and any other termination statements or notices.
“Notes Payoff Letters” has the meaning set forth in Section 8.2(i).
“Offering Documents” has the meaning set forth in Section 6.16(a).
“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.
“Other Indemnitors” has the meaning set forth in Section 6.13(b).
“Outside Date” means June 30, 2022; provided, however, such date will be automatically extended to July 29, 2022 if all conditions to the obligations of the Parties set forth in Article 7 (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing, but subject to the satisfaction or waiver of those conditions) other than those conditions described under Section 7.1(d) and Section 7.2(d) have been satisfied (or waived) as of June 30, 2022.
“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.
“Pass-Through Return” means any income Tax Return filed by, or with respect to, a Company Group Member to the extent that (a) such Company Group Member is treated as a partnership or pass-through entity for purposes of such income Tax Return and (b) the results of the operations reflected on such income Tax Return are required to be reported on the income Tax Return of a Seller or its regarded owner (including, for the avoidance of doubt, IRS Form 1065 and Schedules K-1 and any corresponding state or local Tax Returns).
“Permits” means federal, state and local government licenses, permits, registrations, franchises, orders, consents, approvals, variances, waivers, exemptions and other authorizations by, or filings with, any Governmental Authority.
“Permitted Encumbrances” has the meaning set forth in Section 12.3.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
Appendix A-12

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM E1527-13 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process or any similar environmental assessment, with modifications to expand the scope as reasonably agreed to by Seller Representative, including an assessment of a facility’s or operation’s compliance with Environmental Laws; provided that the Phase I Environmental Site Assessment shall not include any sampling, testing, or invasive activities.
“Phase II Environmental Assessment” means an intrusive investigation which collects original samples of soil, groundwater, other environmental media, indoor air or building materials to analyze for quantitative values of contaminants of concern for purposes of identifying or investigating further any Recognized Environmental Condition or any Historical Recognized Environmental Condition (as such terms are defined in ASTM E1527-13 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process). A Phase II Environmental Assessment may include an inspection (via visual means and/or use of optical gas imaging, infrared camera, or similar technology) of potential sources of fugitive air emissions among the Assets such as tank valves, connectors, thief hatches, pressure relief devices, and vapor recovery units.
“Pre-Closing Information Returns” has the meaning set forth in Section 11.1(a).
“Preferential Rights” means any preferential rights to purchase or similar rights applicable to any of the Assets or the Company Interests that are required in connection with the transactions contemplated by this Agreement.
“Preliminary Settlement Statement” has the meaning set forth in Section 2.7(a).
“Preserved Title Matters” has the meaning set forth in Section 12.1(b).
“Pro Rata Share” means, as of a given date of determination with respect to a Seller, the percentage set forth opposite such Seller’s name in the Allocation Schedule.
“Properties” means, collectively, the Real Property Interests and the Wells.
“Public Announcement Restrictions” has the meaning set forth in Section 6.3(a).
“Purchaser” has the meaning set forth in the Preamble of this Agreement.
“Purchaser Common Stock” means the common stock, par value $0.01 per share, of Purchaser.
“Purchaser Fundamental Representations” means Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.8, and Section 5.18.
“Purchaser Group” means Purchaser, their Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.
Appendix A-13

“Purchaser Material Adverse Effect” means a Material Adverse Effect with respect to Purchaser.
“RBL Payoff Documentation” means, collectively, the RBL Payoff Letters and all termination and release documentation necessary or reasonably requested to provide for the release of all Encumbrances securing the Company RBL, which shall be in form and substance reasonably satisfactory to Purchaser, including UCC termination statements, deed of trust and mortgage releases, intellectual property terminations, and any other termination statements or notices.
“RBL Payoff Letters” has the meaning set forth in Section 8.2(h).
“Real Property Interests” means (a) the oil and gas leases, oil, gas, and mineral leases, subleases, and other leaseholds, all renewals, extensions, ratifications and amendments of such leases and leaseholds (the “Leases”), and (b) all mineral fee interests, royalty interests, net profits interests, overriding royalty interests, carried interests, working interests, net revenues interests, and other interests and rights to Hydrocarbons, in each case, described on Schedule 1.1(a).
“Redemption Notice” has the meaning set forth in Section 6.15.
“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit B to be executed and delivered at Closing by Purchaser and Seller (and those Seller’s Designees whom Seller designates as a party thereto as identified in writing to Purchaser at least two Business Days prior to the Target Closing Date).
“Related Party Contract” means any Contract between (a) any Company Group Member, on the one hand, and (b) any Seller, or any Affiliate of such Seller (other than a Company Group Member), or any of their respective officers, directors, stockholders, members, partners, managers, investors, private equity sponsors, or employees, on the other hand.
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, migrating, dumping, emitting, escaping or emptying into or upon any soil, air, sediment, subsurface strata, surface water, groundwater, or drinking water supply.
“Release of Hydrocarbons” means any Release of Hydrocarbons into or upon any soil, air, sediment, subsurface strata, surface water, groundwater, or drinking water supply that triggers any reporting obligations to any Governmental Authority under any applicable Law, including the COGCC, CDPHE, or EPA.
“Remediation” including the correlative term “Remediate” and “Remediated” means the implementation and completion of any investigative, remedial, removal, response, monitoring, construction, repair, closure, disposal, restoration or other corrective actions, including monitoring, reporting, and the installation of any necessary pollution control equipment or vapor control equipment (including any necessary filings or interactions with Governmental Authorities) required under Environmental Laws to respond, to the extent required by applicable Environmental Laws to correct, eliminate, or remove an Environmental Defect in the most cost-effective manner, considering ongoing operation and maintenance and any operational or use limitations or controls.
Appendix A-14

“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (b) any investment bank, consultant or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.
“Required Information” means all customary financial and other pertinent information regarding the Company Group and its Assets as Purchaser determines is reasonably necessary in order to consummate the Financing (provided, however, that Purchaser shall use its commercially reasonably efforts to limit the need for, and/or scope of, historical financial statements that the Company Group has not previously created), which information may include: (a)  any information reasonably necessary for the preparation of the Offering Documents being used for the Financing (it being understood that such information shall in no event include (i) projections, (ii) financial information required by Rule 3-09, 3-10 or 3-16 of Regulation S-X, (iii) Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K or the executive compensation and related person disclosure rules required by SEC Releases Nos. 33-8732A, 34-54302A or IC-27444A, (iv) information required by Item 302 of Regulation S-K and (v) segment reporting and disclosure); and (b) any information with respect to the Company Group and its Assets required under Regulation S-K or S-X under the Securities Act for a shelf takedown from Purchaser’s existing registration statement on Form S-3 under the Securities Act.
“Restructuring Agreement” has the meaning set forth in Section 6.18(a).
“SEC” shall mean the Securities and Exchange Commission.
“SEC Documents” has the meaning set forth in Section 5.7(a).
“Securities Act” shall mean the United States Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.
“Seller Designees” means the Persons owning directly Interests in any Seller to whom a Seller designates to receive all or a portion of the shares of Purchaser Common Stock comprising the Stock Purchase Price as identified in writing to Purchaser at least two Business Days prior to the Target Closing Date.
“Seller Fundamental Representations” means the representations and warranties in Section 3.2, Section 3.3, Section 3.4, Section 3.7 and Section 3.10.
“Seller Group” means the Sellers, their Affiliates (other than the Company Group), and each of their respective officers, directors, employees, agents, advisors and other Representatives.
“Seller Material Adverse Effect” means a Material Adverse Effect with respect to a Seller.
“Seller Representative” has the meaning set forth in the Preamble of this Agreement.
Appendix A-15

“Seller Tax Proceeding” has the meaning set forth in Section 11.6.
“Sellers” has the meaning set forth in the Preamble of this Agreement.
“Senior Management” means John D. McCready and F. Brady Parish, Jr.
“Specified Operator” means GWP Midstream.
“Specified Pad” means the wellpad located in the NE/4NW/4 of Section 8, Township 1 South, Range 67 West, 6th P.M., in Adams County, Colorado.
“Specified Permit Approval” means that a Specified Permit has been approved and issued by the COGCC without any stipulations, conditions, amendments, modifications, or other changes to such Specified Permit beyond those identified when the applicable Company Group Member initially submitted such Specified Permit to the COGCC.
“Specified Permit Escrow Account” has the meaning set forth in Section 6.14(a).
“Specified Permit Outside Date” has the meaning set forth in Section 6.14(a).
“Specified Permit Reduction” has the meaning set forth in Section 6.14(a).
“Specified Permits” means those applications for permit to drill submitted on Form 2, or to be submitted on Form 2 prior to Closing, with the COGCC related to the Specified Wells.
“Specified Value” means the Allocated Value for any Specified Well.
“Specified Wells” means those Wells described on Schedule 1.1(d), each of which will have a surface location on the Specified Pad.
“Spinoff Midstream Entity” has the meaning set forth in Section 6.18(a).
“Stock Purchase Price” has the meaning set forth in Section 2.2.
“Subsidiary” means, with respect to any Person, any other Person Controlled by such first Person, directly or indirectly, through one or more intermediaries. For the avoidance of doubt, the Subsidiaries of the Company shall include the Company Colorado Subsidiaries and the Company Delaware Subsidiaries.
“Surface Contracts” means all easements, rights-of-way, surface fee interests, servitudes, surface leases, surface use agreements and other surface usage rights in which Company Group owns an interest (other than the Real Property Interests) with the primary purpose of granting surface use rights in connection with the Assets, including those described on Schedule 1.1(c).
“Target Closing Date” has the meaning set forth in Section 8.1.
“Target Formation” means, (a) with respect to any currently producing Well listed on Schedule 1.1(b), the formation in such Well open to production as of the Execution Date, and (b) with respect to any Well listed on Schedule 1.1(b) that is not currently producing or that otherwise represents an undeveloped or behind pipe location, the formation listed on Schedule
Appendix A-16

1.1(b) for such Well or location.
“Tax Allocation” has the meaning set forth in Section 11.4.
“Tax Proceeding” has the meaning set forth in Section 11.6.
“Tax Return” means any return (including any information return and any estimated return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with, or required to be filed with, any Governmental Authority with respect to any Tax.
“Taxes” means (a) all federal, state, local, foreign and other net income, gross income, gross receipts, alternative, estimated, sales, use, ad valorem, value added, transfer, franchise, profits, registration, withholding, payroll, employment, excise, severance, social security, environmental, stock, stamp, real or personal property, windfall profits, customs, duties, levies, tariffs, imposts, or other taxes, fees, assessments or charges in the nature of a tax imposed by a Governmental Authority (whether imposed directly or through withholding), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.
“Terminated Employees” has the meaning set forth in Section 6.11(a).
“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third-Person Claim” has the meaning set forth in Section 10.2(b).
“Title Arbitrator” has the meaning set forth in Section 12.11(b).
“Title Benefit” has the meaning set forth in Section 12.2(c).
“Title Benefit Amount” has the meaning set forth in Section 12.9(b).
“Title Benefit Notice” has the meaning set forth in Section 12.7(b).
“Title Deductible” has the meaning set forth in Section 12.10(d)(iii).
“Title Defect” has the meaning set forth in Section 12.2(b).
“Title Defect Amount” has the meaning set forth in Section 12.10(a).
“Title Defect Notice” has the meaning set forth in Section 12.7(a).
“TPG” has the meaning set forth in the Preamble of this Agreement.
Appendix A-17

“Transaction Documents” means this Agreement and any other documents executed in connection with this Agreement.
“Transfer Taxes” has the meaning set forth in Section 11.3.
“Transition Costs” has the meaning set forth in Section 6.17(b).
“Transition Services” has the meaning set forth in Section 6.17(a).
“Treasury Regulations” means the final, temporary, and proposed United States Department of the Treasury regulations promulgated under the Code.
“Unadjusted Purchase Price” has the meaning set forth in Section 2.2.
“U.S.” means the United States of America.
“Wells” means all oil, gas, water, disposal, injection, monitoring, and other wells located on the Leases in which the Company Group owns an interest, including the oil and gas wells described on Schedule 1.1(b), which Schedule is not inclusive of plugged and abandoned wells and undrilled wells that have been issued a permit.
“Working Capital Shortfall” has the meaning given to that term on Schedule 1.1(e).
“Working Capital Surplus” has the meaning given to that term on Schedule 1.1(e).
“Working Interest” means, with respect to any Well, the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for such Well with respect to the Target Formation, without regard to the effect of any Burdens.
*****
Appendix A-18

EXHIBIT A
ASSIGNMENT OF MEMBERSHIP INTEREST
[SEE ATTACHED]

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT
[SEE ATTACHED]

FORM OF REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2022, is by and among PDC Energy, Inc., a Delaware corporation (the “Company”), each of the other parties listed on the signature pages attached hereto (the “Initial Holders”), and the other Holders from time to time parties hereto.
RECITALS:
WHEREAS, this Agreement is being entered into pursuant to the Membership Interest Purchase Agreement, dated as of [•], 2022, by and among Great Western Oil & Gas Company, LLC, a Colorado limited liability company, GWP Holding Corp 1, a Colorado corporation, ActOil Colorado, LLC, a Delaware limited liability company, EP Synergy Investments, Inc., a Delaware corporation, EIG Dunedin Equity Aggregator, L.P., a Delaware limited partnership, TPG Energy Solutions Green, L.P., a Delaware limited partnership, Great Western Petroleum, LLC, a Delaware limited liability company (“Great Western”) and the Company (the “Purchase Agreement”);
WHEREAS, any defined terms used but not defined herein shall have the meanings assigned thereto in the Purchase Agreement;
WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement on the date hereof, the Company is issuing to the Initial Holders an aggregate of [•] shares (the “Shares”) of common stock of the Company, par value $0.01 per share (“Common Stock”); and
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
As used herein, the following terms shall have the following respective meanings:
“Adoption Agreement” means an Adoption Agreement in the form attached hereto as Exhibit A.
“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the introductory paragraph.
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“Blackout and Delay Events” has the meaning set forth in Section 2.03(a).
“Board” has the meaning set forth in Section 2.03(a)(i).
“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the State of Colorado or the State of New York are authorized or required to be closed by law or governmental action.
“Common Stock” has the meaning set forth in the recitals.
“Company” has the meaning set forth in the introductory paragraph.
“Effectiveness Period” has the meaning set forth in Section 2.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.
“Great Western” has the meaning set forth in the recitals.
“Indemnified Party” has the meaning set forth in Section 3.03.
“Indemnifying Party” has the meaning set forth in Section 3.03.
“Initial Holders” has the meaning set forth in the introductory paragraph.
“Holder” means any holder of Registrable Securities.
“Holders’ Representative” has the meaning set forth in Section 2.04(a)(ii).
“Losses” has the meaning set forth in Section 3.01.
“Majority Holders” means, at any time, the Holder or Holders of more than 50% of the Registrable Securities at such time.
“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.
“Piggyback Notice” has the meaning set forth in Section 2.02(a).
“Piggyback Registration” has the meaning set forth in Section 2.02(a).
“Purchase Agreement” has the meaning set forth in the recitals.
“Registrable Securities” means (a) the Shares and (b) any securities issued or issuable with respect to the Shares by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) a Registration Statement covering such Registrable Security has become effective under the Securities Act and such Registrable Security
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has been disposed of pursuant to such Registration Statement, (ii) such Registrable Security is disposed of under Rule 144 under the Securities Act or any other exemption from the registration requirements of the Securities Act as a result of which the legend on any certificate or book-entry notation representing such Registrable Security restricting transfer of such Registrable Security has been removed, or (iii) such Registrable Security has been sold or disposed of in a transaction in which the Transferor’s rights under this Agreement are not assigned to the Transferee pursuant to Section 5.02; and provided, further, that any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities shall not be a Registrable Security.
“Registration Expenses” means all expenses incurred by the Company in complying with Article II, including, without limitation, all registration and filing fees, printing expenses, road show expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., and fees of transfer agents and registrars, but excluding any Selling Expenses.
“Registration Statement” has the meaning set forth in Section 2.01.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. References to any rule under the Securities Act shall be deemed to refer to any similar or successor rule or regulation.
“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities, and (c) fees and expenses of counsel engaged by any Holders.
“Shares” has the meaning set forth in the recitals.
“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.
“WKSI” means a well-known seasoned issuer (as defined in Rule 405 under the Securities Act).
ARTICLE II.
Registration Rights
Section 2.01    Mandatory Registration. Within five Business Days following the date of this Agreement, the Company shall file a registration statement, or a prospectus supplement to an existing registration statement, with the SEC providing for the registration and resale, on a
5

continuous or delayed basis pursuant to Rule 415 under the Securities Act, of all of the Registrable Securities then outstanding (the “Registration Statement”). If the Registration Statement is required to be declared effective by the SEC, the Company shall use its commercially reasonable efforts to cause it to be declared effective under the Securities Act by the SEC as soon as reasonably practicable, but in no event later than thirty (30) days following the filing of the Registration Statement, or one hundred and twenty (120) days in the event the Registration Statement is reviewed by the SEC. If the Company is a WKSI at the time of filing the Registration Statement as that term is defined in rules under the Securities Act, the Registration Statement will either be on Form S-3ASR that becomes effective upon filing with the SEC in accordance with Rule 462(e) under the Securities Act or will be a prospectus supplement to an existing registration statement of the Company on Form S-3. The Company shall use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (1) the third anniversary of the date of this Agreement and (2) the date on which all of the Shares cease to be Registrable Securities (such period, the “Effectiveness Period”). The Registration Statement when effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that the Registration Statement becomes effective, but in any event within two (2) Business Days of such date, the Company shall provide the Holders with written notice of the effectiveness of such Registration Statement.
Section 2.02    Piggyback Registration.
(a)If the Company shall at any time propose to register the offer and sale of any shares of Common Stock under the Securities Act (excluding an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or Form S-8), the Company shall promptly notify any Holders with Registrable Securities not already registered under a Registration Statement of such proposal reasonably in advance of (and in any event at least five (5) Business Days before) the filing of the relevant registration statement, as applicable (a “Piggyback Notice”). The Piggyback Notice shall offer such Holders the opportunity to include in such registration the number of Registrable Securities not already registered under a Registration Statement as they may request (a “Piggyback Registration”). The Company shall use commercially reasonable efforts to include in each such Piggyback Registration such Registrable Securities for which the Company has received written requests within three (3) Business Days after delivery of the Piggyback Notice for inclusion therein. If a Holder decides not to include all of its Registrable Securities in a Piggyback Registration, such Holder shall nevertheless continue to have the right to include any Registrable Securities not already registered under a Registration Statement in any subsequent registration statement as may be filed by the Company with respect to offerings of Common Stock, all upon the terms and conditions set forth herein. The Holders’ right to Piggyback Registrations shall not encompass a right to participate in an underwritten offering initiated by the Company or by another Person.
(b)The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.02 at any time in its sole discretion whether or not any Holder has elected to include Registrable Securities in such Piggyback Registration.
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Section 2.03    Blackout and Delay Rights.
(a)Notwithstanding anything to the contrary contained herein, the Company’s obligation to file and maintain the effectiveness of the Registration Statement shall not apply in the following circumstances (collectively, “Blackout and Delay Events”):
(i)The Company shall not be required to file a Registration Statement (or any amendment thereto) or, if a Registration Statement has been filed but not declared effective by the SEC, request effectiveness of such Registration Statement, for a period of up to forty-five (45) days, if (i) the Board of Directors of the Company (the “Board”) determines in good faith that a postponement is in the best interest of the Company and its stockholders generally due to a pending securities offering by the Company or any pending financing, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving the Company, (ii) the Board determines in good faith such registration would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential at such time, or (iii) audited financial statements as of a date other than the fiscal year end of the Company would be required to be prepared; provided, however, that (x) the Company may not exercise its right to postponement under this Section 2.03(a)(i) (1) within the thirty (30) day period following the Closing (except that the Company may exercise that right if the Company determines in good faith that such postponement is necessary to comply with applicable securities laws), or (2) more than twice in any 365-day period and (y) in no event shall any such period of postponement exceed an aggregate of sixty (60) days in any 365-day period; and
(ii)The Company may, upon written notice to any Holder whose Registrable Securities are included in the Registration Statement or other registration statement contemplated by this Agreement, suspend such Holder’s use of any prospectus which is a part of the Registration Statement or other registration statement (in which event the Holder shall discontinue sales of the Registrable Securities pursuant to the Registration Statement or other registration statement contemplated by this Agreement but may settle any previously made sales of Registrable Securities) if (i) the Board determines in good faith that the Company would be required to make disclosure of material information in the Registration Statement that the Company has a bona fide business purpose for preserving as confidential or (ii) the Company has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Board, would adversely affect the Company; provided, however, in no event shall the Holders be suspended from selling Registrable Securities pursuant to the Registration Statement or other registration statement for a period that exceeds an aggregate of forty (40) days in any 180-day period or seventy-five (75) days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to the Holders whose Registrable Securities are included in the Registration Statement or such other registration statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit
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registered sales of Registrable Securities as contemplated in this Agreement.
(b)Notwithstanding anything to the contrary contained herein, (i) the Company shall have no obligation to include Registrable Securities of a Holder in any Registration Statement if such Holder has failed to timely furnish such information that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act and (ii) in no event will the Company be required to file a Registration Statement if it would be required to include in such Registration Statement financial statements of Great Western and Great Western has not made such financial statements available to the Company for inclusion in such Registration Statement.
Section 2.04    Sale Procedures.
(a)In connection with its obligations under Section 2.01, the Company will, as expeditiously as possible (it being understood and agreed that, notwithstanding any other provision hereof, the Company shall not be required to provide any non-public information to any Person hereunder unless such Person agrees to maintain the confidentiality of such information):
(i)prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement;
(ii)make available to one counsel selected by the Seller Representative (as defined in the Purchase Agreement) or other Person appointed by the Holder of a majority of Registrable Securities, with notice of such appointment provided to the Company (the “Holders’ Representative”) (i) at least three (3) Business Days prior to the anticipated filing of the Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto (except for any filing made under the Exchange Act that is incorporated by reference into the Registration Statement), upon request, copies of reasonably complete drafts of all such documents proposed to be filed (other than any filing made under the Exchange Act that is incorporated by reference into the Registration Statement), and use commercially reasonable efforts to address in each such document when so filed with the SEC such comments as the Holder Representative reasonably shall propose prior to the filing thereof and (ii) such number of copies of the Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as any Holder may reasonably request in writing to the Company in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;
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(iii)if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such U.S. states as the Holders shall reasonably request in writing by the time the Registration Statement is filed; provided, however, that no such registration or qualification shall be required in any jurisdiction where, as a result thereof, the Company would become subject to general service of process or to taxation or qualification to do business in such jurisdiction solely as a result of registration or qualification;
(iv)promptly notify the Holders’ Representative, at any time when a prospectus relating thereto is required to be delivered by any of the Holders under the Securities Act, of (i) the filing of the Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto (except for any filing made under the Exchange Act that is incorporated by reference into the Registration Statement), and, with respect to such Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective and (ii) the receipt of any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to the Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto, in each case that pertains to the Holders;
(v)immediately notify each Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the occurrence of any of the events set forth in clauses (i) through (iii) above, the Company agrees to as promptly as practicable, subject to any Blackout and Delay Event, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
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(vi)upon request, furnish to the Holders’ Representative copies of any and all transmittal letters or other correspondence with the SEC or any other governmental authority or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating expressly to the Registration Statement that pertains to the Holders;
(vii)otherwise comply with all applicable rules and regulations of the SEC;
if requested by a Holder, (i) incorporate in a prospectus supplement such information as such Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering and (ii) make all required filings of such prospectus supplement after being notified of the matters to be incorporated in such prospectus supplement; and
use commercially reasonable efforts to cause all Registrable Securities which are registered to be listed on the securities exchange on which similar securities issued by the Company are then listed.
(b)Each Holder, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (a)(v) of this Section 2.04, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (a)(v) of this Section 2.04 or until it is advised in writing by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Holder will deliver to the Company (at the Company’s expense) all copies in its possession or control, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
Section 2.05    Expenses. The Company shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under this Article II. Each Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.
ARTICLE III.
INDEMNIFICATION AND CONTRIBUTION
Section 3.01    Indemnification by the Company. The Company will indemnify and hold harmless each Holder, its officers and directors and each Person (if any) that controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (“Losses”) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) included in any prospectus
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relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Holder expressly for use therein.
Section 3.02    Indemnification by the Holders. Each Holder agrees to indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) included in any prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of such Holder expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus.
Section 3.03    Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.01 or Section 3.02, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (a) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (b) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying
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Party or (c) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Parties reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or conditioned), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.
Section 3.04    Contribution.
(a)If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and a Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(b)The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.04(a). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 3.04(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, no Holder shall be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by such Holder, less the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
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ARTICLE IV.
RULE 144
With a view to making available the benefits of certain rules and regulations of the SEC that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:
(a)    make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;
(b)    file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and
(c)    so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act and (ii) unless otherwise available via the SEC’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.
ARTICLE V.
LEGENDS AND TRANSFER OF RIGHTS
Section 5.01    Share Legend.
(a)Each certificate or book-entry notation representing the Shares shall (unless otherwise permitted by the provisions of Section 5.01(b)) bear a legend in substantially the form set forth in Section 3.10(c) of the Purchase Agreement.
(b)The legend on any Shares shall be promptly removed if (i) such Shares of Common Stock are sold pursuant to an effective registration statement, (ii) a registration statement covering the resale of such Shares is effective under the Securities Act and the applicable holder of such Shares delivers to the Company a representation letter agreeing that such Shares will be sold under such effective registration statement or (iii) such Shares are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, however, that with respect to clause (ii) or (iii) above, the holder of such Shares has provided all necessary documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Company to confirm that the legend may be removed under applicable securities law. The Company shall cooperate with the applicable holder of Shares to effect removal of the legend on such shares pursuant to this Section 5.01(b) as soon as reasonably practicable after delivery of notice from such holder that the conditions to removal are satisfied (together with any documentation required to be delivered by such holder pursuant to the immediately preceding sentence), which may include an opinion of counsel from the Company or the Company’s counsel. The Company shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 5.01(b).
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Section 5.02    Transfer of Rights. The rights to registration and other rights under this Agreement may be assigned to a Transferee of Registrable Securities if such Transferee is acquiring at least 100,000 Registrable Securities and such Transferee has delivered to the Company a duly executed Adoption Agreement. No Person shall be considered a Holder hereunder unless such Person is an Initial Holder or has delivered to the Company an Adoption Agreement as contemplated in this Section 5.02.
ARTICLE VI.
MISCELLANEOUS
Section 6.01    Termination. This Agreement shall terminate, and the parties shall have no further rights or obligations hereunder on (a) the third anniversary of the date hereof or (b) as to any Holder, on such earlier date on which both (i) such Holder, together with such Holder’s Affiliates, owns fewer than 100,000 Registrable Securities and (ii) all Registrable Securities owned by such Holder and such Holder’s Affiliates may be sold without restriction pursuant to Rule 144 under the Securities Act.
Section 6.02    Severability. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.
Section 6.03    Governing Law; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.
(b)THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE OF ANY DECISION OF AN ARBITRAL TRIBUNAL MADE PURSUANT TO THIS PROVISION.
Section 6.04    Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for Registrable Securities, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.
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Section 6.05    Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Holder and its successors and assigns. Except as provided in Section 5.02, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any Holder without the prior written consent of the Company, and any assignment in violation of the foregoing shall be void.
Section 6.06    Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (a) personally delivered, (b) sent by nationally recognized overnight courier, (c) sent by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by email. Such notices and other communications must be sent to the following addresses or email addresses:
(a)If to the Company, to:
PDC Energy, Inc.
1775 Sherman St., Suite 3000
Denver, Colorado 80203
Attention: Nicole Martinet; Julie Blaser
Email: [***]; [***]
with copies (which shall not constitute notice) to:
Davis Graham & Stubbs LLP
1550 17th St., Suite 500
Denver, Colorado 80202
Attention: John Elofson; Sam Seiberling
Email: John.Elofson@dgslaw.com; Sam.Seiberling@dgslaw.com

(b)If to an Initial Holder, to the address or email address of such Initial Holder as they appear on such Initial Holder’s signature page attached hereto or such other address or email address as may be designated in writing by such Holder; and
(c)If to any other Holders, to their respective addresses or email addresses set forth on the applicable Adoption Agreement;
or to such other address or email address as the party to whom notice is to be given may have furnished to such other party in writing in accordance herewith. Any such communication shall be deemed to have been received (a) when delivered, if personally delivered, (b) the next Business Day after delivery, if sent by nationally recognized, overnight courier, (c) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by first-class mail or (d) on the date sent, if sent by email during normal business hours of the recipient or on the next Business Day, if sent by email after normal business hours of the recipient.
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Section 6.07    Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Majority Holders, provided, however, that this Agreement may not be amended, modified or supplemented in a manner that is disproportionately adverse to the rights of a Holder under this Agreement as compared to the other Holders without the prior written consent of such Holder. No course of dealing between the Company and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
Section 6.08    Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.
Section 6.09    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement.
[signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

                    PDC Energy, Inc.

By:
Name:
Title:

GREAT WESTERN PETROLEUM, LLC

By:
Name:
Title:

INITIAL HOLDERS:

GREAT WESTERN OIL & GAS COMPANY, LLC

By:
Name:
Title:

GWP HOLDING CORP 1

By:
Name:
Title:

ACTOIL COLORADO, LLC
By:     Nuveen Alternatives Advisors LLC,
    its investment manager

By:
Name:
Title:

EP SYNERGY INVESTMENTS, INC.

By:    Gladwyne Funding LLC,
    its sole stockholder

By:    FS Energy and Power Fund,
    its sole member

By:    FS/EIG Advisor, LLC,
    its investment advisor

By:
Name:
Title:

By:
Name:
Title:

EIG DUNEDIN EQUITY AGGREGATOR, L.P.

By: EIG Dunedin Equity GP, LLC,
its general partner

By: EIG Asset Management, LLC,
its managing member

By:
Name:
Title:

By:
Name:
Title:

TPG ENERGY SOLUTIONS GREEN, L.P.
By: TPG Energy Solutions DE AIV GenPar, L.P., its general partner

By: TPG Energy Solutions DE AIV Gen Par Advisors, LLC, its general partner

By:
Name:
Title:

EXHIBIT A
ADOPTION AGREEMENT
This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of the Registration Rights Agreement, dated as of [•], 2022, among PDC Energy, Inc., a Delaware corporation (the “Company”), and the Holders party thereto (as amended from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.
By the execution of this Adoption Agreement, the Transferee agrees as follows:
1.Acknowledgement. Transferee acknowledges that Transferee is acquiring certain Shares subject to the terms and conditions of Registration Rights Agreement, among the Company and the Holders party thereto.
2.Agreement. Transferee (a) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (b) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she or it were originally a party thereto.
3.Notice. Any notice required as permitted by the Registration Rights Agreement shall be given to Transferee at the address listed below Transferee’s signature.
4.Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Common Stock and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.

Signature:

Address:         __________________________
Contact Person:     __________________________
Telephone Number:
Email:         ___________________________

EXHIBIT C
DEFECT ESCROW AGREEMENT
[SEE ATTACHED]

EXHIBIT D
RESTRUCTURING AGREEMENT
[SEE ATTACHED]

RESTRUCTURING AGREEMENT
This Restructuring Agreement, dated as of [●], 20221 (this “Agreement” and such date, the “Effective Date”), is by and among Great Western Oil & Gas Company, LLC, a Colorado limited liability company (“GWOG”), GWP Holding Corp 1, a Colorado corporation (“GWPH”), ActOil Colorado, LLC, a Delaware limited liability company (“ActOil”), EP Synergy Investments, Inc., a Delaware corporation (“EPSO”), EIG Dunedin Equity Aggregator, L.P., a Delaware limited partnership (“EIG”), and TPG Energy Solutions Green, L.P., a Delaware limited partnership (“TPG” and collectively with the foregoing entities, “Sellers” and each, a “Seller”), Great Western Petroleum, LLC, a Delaware limited liability company (“GWP”), Great Western Petroleum Midstream Holdings, LLC, a Delaware limited liability company (“Holdings”) and GWP Midstream Holdco, LLC, a Delaware limited liability company (“RemainCo”). Sellers, GWP, Holdings and RemainCo are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement (as defined below).
RECITALS
WHEREAS, Sellers have entered into that certain Membership Interest Purchase Agreement, dated as of February [●], 2022 (the “Purchase Agreement”), with the entity to be designated as the Seller Representative pursuant to Section 13.18 thereof, PDC Energy, Inc., a Delaware corporation (“Purchaser”), and for the purposes of Section 9.2(b)(i) and Section 6.2(b) thereof, GWP, pursuant to which Sellers have agreed to convey 100% of the issued and outstanding equity interests in GWP to Purchaser (the “Transaction”);
WHEREAS, as a condition to the Transaction and in accordance with Section 6.18 of the Purchase Agreement, Sellers have agreed to cause the Company Group Members to effect the transactions contemplated by this Agreement (collectively, the “Midstream Restructuring”) prior to completing the Transaction;
WHEREAS, GWP has caused Holdings to form RemainCo as a wholly owned subsidiary of Holdings to effect the Midstream Restructuring, and Holdings owns all of the outstanding interests (the “RemainCo Subject Interests”) in RemainCo;
WHEREAS, Holdings and RemainCo are disregarded as entities separate from GWP for U.S. federal income tax purposes;
WHEREAS, Holdings owns all of the outstanding ownership interests (the “Midstream I Subject Interests”) in Great Western Petroleum Midstream I, LLC, a Delaware limited liability company (“Midstream I”);
WHEREAS, Holdings has agreed to convey the Midstream I Subject Interests to RemainCo;
WHEREAS, Holdings has agreed to distribute the RemainCo Subject Interests to GWP;
1 Note to Draft: To be at least 10 days prior to closing of transactions contemplated by the Purchase Agreement.
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WHEREAS, GWP has agreed to make a pro rata distribution of the RemainCo Subject Interests to Sellers in accordance with their respective Pro Rata Shares;
WHEREAS, following the consummation of the Midstream Restructuring as provided herein, (i) RemainCo will directly own all of the outstanding ownership interests in Midstream I and (ii) Sellers will directly own all of the outstanding ownership interests in RemainCo.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
RESTRUCTURING TRANSACTIONS
Each of the following transactions set forth in Section 1.1 through Section 1.3 shall be completed prior to the Effective Date in the order set forth herein:
Section 1.1The Midstream I Contribution. Holdings hereby contributes, conveys and assigns to RemainCo all right, title and interest in and to the Midstream I Subject Interests, which Midstream I Subject Interests, in the aggregate, represent 100% of all of the limited liability company interests in Midstream I (the “Midstream I Contribution”). Notwithstanding any provision of the limited liability company agreement of Midstream I, dated as of April 1, 2019 (the “Midstream I LLC Agreement”) to the contrary, after giving effect to the Midstream I Contribution: (i) RemainCo shall own the Midstream I Subject Interests and hereby agrees that it is bound by the Midstream I LLC Agreement; (ii) RemainCo is hereby admitted as the sole member of Midstream I and this Agreement shall be included in the books and records of Midstream I to reflect such admission; and (iii) immediately following the admission of RemainCo as the sole member of Midstream I, Holdings shall and hereby does cease to have any right, title or interest in or to the Midstream I Subject Interests and shall have no further obligations with respect to the Midstream I Subject Interests under the Midstream I LLC Agreement;
Section 1.2The Internal RemainCo Distribution. Holdings hereby distributes, conveys and assigns to GWP all right, title and interest in and to the RemainCo Subject Interests, which RemainCo Subject Interests, in the aggregate, represent 100% of all of the limited liability company interests in RemainCo (the “Internal RemainCo Distribution”). Notwithstanding any provision of the limited liability company agreement of RemainCo, dated as of [●], 2022 (the “RemainCo LLC Agreement”) to the contrary, after giving effect to the Internal RemainCo Distribution and prior to the consummation of the External RemainCo Distribution (as defined below): (i) GWP shall own the RemainCo Subject Interests and hereby agrees that it is bound by the RemainCo LLC Agreement; (ii) GWP is hereby admitted as the sole member of RemainCo and this Agreement shall be included in the books and records of RemainCo to reflect such admission; and (iii) immediately following the admission of GWP as the sole member of RemainCo, Holdings shall and hereby does cease to have any right, title or interest in or to the RemainCo Subject Interests and shall have no further obligations with respect to the RemainCo Subject Interests under the RemainCo LLC Agreement; and
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Section 1.3The External RemainCo Distribution. GWP hereby distributes to Sellers, in accordance with their respective Pro Rata Shares, all right, title and interest in and to all of the RemainCo Subject Interests, which RemainCo Subject Interests in the aggregate, represent 100% of all of the limited liability company interests in RemainCo (the “External RemainCo Distribution”). Notwithstanding any provision of the RemainCo LLC Agreement to the contrary, after giving effect to the External RemainCo Distribution: (i) Sellers shall own the RemainCo Subject Interests and hereby agree that they are bound by the Amended and Restated Limited Liability Company Agreement of RemainCo, dated as of [●], 2022 (the “A&R RemainCo LLC Agreement”)2; (ii) Sellers are hereby admitted as the members of RemainCo and this Agreement shall be included in the books and records of RemainCo to reflect such admission; and (iii) immediately following the admission of Sellers as the members of RemainCo, GWP shall and hereby does cease to have any right, title or interest in to the RemainCo Subject Interests and shall have no further obligations with respect to the RemainCo Subject Interests under the A&R RemainCo LLC Agreement.
ARTICLE 2
INDEMNIFICATION
From and after the Effective Date, Sellers shall indemnify GWP in accordance with Section 6.18(c) of the Purchase Agreement.
ARTICLE 3
FURTHER ASSURANCES
From time to time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional assignments, bills of sale, conveyances, instruments, notices, releases, agreements and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) to assure that the applicable Parties own all of the properties, rights, titles, interests, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, and (b) to carry out the purposes and intent of this Agreement.
ARTICLE 4
MISCELLANEOUS
Section 4.1Waiver and Amendment. Any provision of this Agreement may be waived at any time by the Party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each Party.
Section 4.2Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, devisees and assigns. This Agreement shall not be assignable by any Party, except with the prior written consent of the other Parties.
2 Note to Draft: To be substantially in the form of the Third Amended and Restated Limited Liability Company Agreement of Great Western Petroleum, LLC, dated as of February 22, 2021.
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Section 4.3Notices. All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing and will be given either by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, or by depositing such writing with a reputable overnight courier for next day delivery, or by delivering such writing to the recipient in person, by courier or by facsimile transmission. A notice, request or consent given under this Agreement will be effective on receipt by the person to receive it. Any notice, request or consent to GWP or RemainCo will be sent as follows:
If to GWP:

PDC Energy, Inc.
1775 Sherman St., Suite 3000
Denver, Colorado 80203
Attn:     Nicole Martinet; Julie Blaser
Email: [***]; [***]

With a copy (which shall not constitute notice) to:
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Attn:     John Elofson; Sam Niebrugge; Sam Seiberling
Email:    John.Elofson@dgslaw.com; Sam.Niebrugge@dgslaw.com; Sam.Seiberling@dgslaw.com;

If to RemainCo:
GWP Midstream HoldCo, LLC
1801 Broadway, Suite 500
Denver, Colorado 80202
Attn:     [•]
Email:    [•]

With a copy (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attn: David Miller; Nick Dhesi
Facsimile:  (713) 546-7401
Email:  david.miller@lw.com; nick.dhesi@lw.com
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Section 4.4Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the law of some other jurisdiction shall apply.
Section 4.5Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner material to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.
Section 4.6Counterparts. This Agreement may be executed in counterparts, each of which shall be an original document, but all of which together shall constitute one and the same agreement.
Section 4.7Headings. The Article and Section headings herein are for convenience only and are not intended to be part of or to affect the meaning or interpretation of the Agreement.
Section 4.8Enforcement of the Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek any injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other remedies to which they are entitled at law or in equity. Each of the Parties hereto agrees that this Agreement involves at least U.S. $100,000 and that this Agreement has been entered into in express reliance upon 6 DEL. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE IN CONNECTION WITH ANY DISPUTE ARISING OUT OF, IN CONNECTION WITH, IN RESPECT OF, OR IN ANY WAY RELATING TO THE NEGOTIATION, EXECUTION, PERFORMANCE, INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT, AND (ii) THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, SERVICE OF PROCESS MAY ALSO BE MADE ON SUCH PARTY BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT CONSTITUTING EVIDENCE OF VALID SERVICE, AND THAT SERVICE MADE PURSUANT TO (ii) ABOVE SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.
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Section 4.9Entire Agreement; Third Party Beneficiaries. This Agreement, including the documents and information supplied in writing, and instruments referred to herein, constitute the entire agreement and supersedes all other prior agreements, and understandings, both oral and written, among the Parties or any of them, with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Agreement, including the documents and information supplied in writing, and instruments referred to herein, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
[Signature pages follows]
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written

GREAT WESTERN OIL & GAS COMPANY, LLC

By:
Name:
Title:

GWP HOLDING CORP 1

By:
Name:
Title:

ACTOIL COLORADO, LLC
By:     Nuveen Alternatives Advisors LLC,
    its investment manager

By:
Name:
Title:

EP SYNERGY INVESTMENTS, INC.

By:
Name:
Title:

EIG DUNEDIN EQUITY AGGREGATOR, L.P.

By: EIG Dunedin Equity GP, LLC,
its general partner

By: EIG Asset Management, LLC,
its managing member

By:
Name:
Title:

By:
Name:
Title:

TPG ENERGY SOLUTIONS GREEN, L.P.
By: TPG Energy Solutions DE AIV GenPar, L.P., its general partner

By: TPG Energy Solutions DE AIV Gen Par Advisors, LLC, its general partner

By:
Name:
Title:

GREAT WESTERN PETROLEUM, LLC

By:
Name:
Title:

GWP MIDSTREAM HOLDCO, LLC

By:
Name:
Title:

GREAT WESTERN PETROLEUM MIDSTREAM HOLDINGS, LLC

By:
Name:
Title: